Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT AND AMENDMENT TO GUARANTY AND COLLATERAL AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT AND AMENDMENT TO GUARANTY AND COLLATERAL AGREEMENT (this “Second Amendment”), dated as of August 1, 2011, by and among CF Industries Holdings, Inc., a Delaware corporation (“Holdings”), CF Industries, Inc., a Delaware corporation (the “Borrower”), the lenders party hereto (each, a “Lender” and, collectively, the “Lenders”), and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.  Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.

W I T N E S S E T H :

WHEREAS, Holdings, the Borrower, the Lenders from time to time party thereto, the Administrative Agent and the Collateral Agent are parties to a Credit Agreement, dated as of April 5, 2010 (as amended by the First Amendment and Waiver of, and Agreement with Respect to, Credit Agreement dated as of April 23, 2010 and as further amended, modified and/or supplemented to, but not including, the date hereof, the “Credit Agreement”);

WHEREAS, Holdings, the Borrower, certain Subsidiaries of Holdings and the Collateral Agent are parties to a Guaranty and Collateral Agreement, dated as of April 5, 2010 (as amended, modified and/or supplemented to, but not including, the date hereof, the “Guaranty and Collateral Agreement”);

WHEREAS, subject to the terms and conditions of this Second Amendment, the parties hereto wish to amend certain provisions of the Credit Agreement and the Guaranty and Collateral Agreement as herein provided;

NOW, THEREFORE, it is agreed:

IA.          Amendments to Credit Agreement — Initial Second Amendment Effective Date.

1.             Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“A Term Loans” shall mean term loans that are not B Term Loans.

“B Term Loans” shall mean term loans that have (x) a final stated maturity date at least one year after the latest Maturity Date applicable to Revolving Loans and (y) annual scheduled amortization in an amount equal to or less than one percent of the aggregate original principal amount of such term loans.

“Additional Lender” shall have the meaning provided in Section 2.16(c).

“Applicable Percentage” shall mean 10.0% or, on or after the Collateral Release Date, the lesser of (A) 10.0% and (B) the sum of (I) the sum of, represented as a percentage of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter prior to the Collateral Release Date for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), (x) the aggregate amount of all Indebtedness incurred pursuant to 11.01(xxix) outstanding on the Collateral Release Date plus (y) the aggregate amount of Indebtedness, claims and other liabilities secured by Liens permitted by Section 11.02(xxii) outstanding on the Collateral Release Date plus (II) 5.0%.

“Collateral Release Date” shall have the meaning provided in Part II of the Second Amendment, so long as the Subsequent Second Amendment Effective Date (as defined in the Second Amendment) occurs pursuant to the satisfaction of the conditions contained in the Second Amendment.

“Designated Released Collateral” shall mean the assets set forth on Schedule 13.10(d) that have been released pursuant to Section 13.10(d).

“Incremental Amendment” shall have the meaning provided in Section 2.16(c).

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.16(c).

“Incremental Term Loans” shall have the meaning provided in Section 2.16(a).

“Initial Second Amendment Effective Date” shall have the meaning set forth in the Second Amendment.

“Receivables Facility” shall mean any of one or more financing facilities of the Borrower or any of its Subsidiaries or any Receivables Subsidiary which (i) finance receivables (together with any related property and related rights) of the Borrower and its Subsidiaries or any Receivables Subsidiary and (ii) the obligations under which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or its Subsidiaries, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time.”

“Receivables Outstandings”  shall mean at any time the aggregate amount of cash theretofore paid to the Borrower and/or its Subsidiaries in respect of the accounts receivable and related property or related rights sold or transferred by them under one or more Receivables Facilities, in each case to the extent the respective receivables have not yet been repaid by the respective account debtor or repurchased by Receivables Sellers (it being the intent of the parties that the amount of Receivables Outstandings at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under the Receivables Facilities then in effect if same were structured as a secured lending agreement rather than a purchase agreement).

“Receivables Sellers” at any time shall mean the Borrower and any of its Subsidiaries which is, at such time, a Person which is at such time, selling or transferring accounts receivable and related property or related rights in one transaction or a series of transactions under the terms of a Receivables Facility.

“Receivables Subsidiary” shall mean any Person, which would be a Subsidiary of the Borrower if it did not constitute a Excluded Subsidiary, formed in connection with one or more Receivables Facilities.

“Revolving Commitment Increase” shall have the meaning the meaning provided in Section 2.16(a).

“Revolving Commitment Increase Lender” shall have the meaning provided in Section 2.16(d).

“Second Amendment” shall mean the Second Amendment, dated as of August 1, 2011, to this Agreement.

“Uncommitted Incremental Facility” shall have the meaning provided in Section 2.16(a).

“Yield Differential” shall have the meaning provided in Section 2.16(a).

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2.             The definition of “Cumulative Retained Excess Cash Flow Amount” appearing in Section 1.01 of the Credit Agreement is hereby amended by (A) deleting the comma appearing at the end of clause (i) of such definition and inserting the text “and” in lieu thereof, (B) deleting the text “ and (iii) the aggregate amount of all Capital Expenditures made on or prior to such date pursuant to sub-clause (y) of Section 11.10(f)(2)” appearing at the end of such definition, (C) deleting the text “pursuant to sub-clause (y) of Section 11.06(xiv)(2)” appearing in clause (y)(ii) of such definition and inserting the text “pursuant to sub-clauses (x) and (y) of Section 11.06(xiv)(2)” in lieu thereof and (D) inserting the following new sentence at the end of such definition:

“Notwithstanding anything to the contrary and solely for purposes of calculating the Cumulative Retained Excess Cash Flow Amount, the Excess Cash Flow calculated for any Excess Cash Payment Period shall not be less than zero.”

3.             The definition of “Excess Cash Flow” appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting the text “in accordance with Sections 11.10(a) and (b) (but not pursuant to Sections 11.10(c), (d), (e) and (f)) hereof” appearing in such definition.

4.             The definition of “Excluded Subsidiary” appearing in Section 1.01 of the Credit Agreement is hereby amended by inserting the text “and each Receivables Subsidiary” immediately before the text “; provided that” appearing in such definition.

5.             The definition of “Indebtedness” appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting the text “and (m)” appearing in such definition and inserting the following text in lieu thereof:

“, (m) the amount of Receivables Outstandings from time to time and (n)”

6.             The definition of “Lender” appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting the text “Section 2.13 or 14.04(b)” appearing in such definition and inserting the text “Section 2.13, 14.04(b) or an Incremental Amendment” in lieu thereof.

7.             The definition of “Pro Forma Basis” appearing in Section 1.01 of the Credit Agreement is hereby restated in its entirety as follows:

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to any Acquisition (including the Terra Acquisition) and any Significant Asset Sale consummated after the first day of the relevant Test Period and on or prior to the last day of the relevant Test Period (or, in the case of determinations other than pursuant to Sections 11.11 and 11.12, on or prior to the date of determination) and, in the case of all determinations other than pursuant to Sections 11.11 and 11.12, giving effect to all incurrences and repayments of Indebtedness through the date of determination, as if same had occurred on the first day of the respective Test Period, in each case with such pro forma adjustments as are appropriate, in the good faith judgment of a Responsible Officer of the Borrower, to reflect identifiable and factually supportable additional cost savings or synergies from such actions that have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken within 12 months immediately following any such action (net of the amount of actual benefits realized during such Test Period from such actions).

8.             Section 2 of the Credit Agreement is hereby amended by inserting the following new Section 2.16 at the end thereof:

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“2.16       Incremental Credit Extensions.  (a) Subject to the terms and conditions set forth in this Section 2.16, at any time and from time to time after the Initial Second Amendment Effective Date (i) the Borrower shall have the right, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), to request an increase of the aggregate then outstanding Revolving Loan Commitments on the same terms and conditions, including the Applicable Margin and other pricing matters (except that any commitment, arrangement, upfront or similar fees may be agreed to among the Borrower, the existing Lenders increasing their Revolving Commitments and any Additional Lenders without the consent of any other party to this Agreement) as the then-existing Revolving Loan Commitments (a “Revolving Commitment Increase”) and/or (ii) the Borrower shall have the right, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), to request the establishment of one or more tranches of new term loans (the “Incremental Term Loans”), in a maximum aggregate principal amount for all such Revolving Commitment Increases and Incremental Term Loans not to exceed the sum of $500,000,000 plus the amount of Commitments and/or Loans of non-consenting Lenders replaced pursuant to a Incremental Amendment within 30 days after any termination of their Commitments and/or repayment of their Loans under Section 14.12(b) (any such Revolving Commitment Increase and/or tranche of Incremental Term Loans hereinafter referred to as an “Uncommitted Incremental Facility”), provided that (i) each such request of the Borrower for a Revolving Commitment Increase shall be deemed to be an offer to each Lender (other than a Defaulting Lender) to increase its Revolving Loan Commitment by its RL Percentage of the proposed increased amount, (ii) each Lender, in its sole discretion, may either (A), within 10 Business Days of the date of such request, agree to increase its Revolving Loan Commitment by all or a portion of the offered amount or (B) decline to increase its Revolving Loan Commitment; provided that, to the extent an existing Lender does not agree to increase its Revolving Loan Commitment, such non-allocated increase may be provided by Additional Lenders as set forth in clause (c) below and/or the other existing Lenders in a manner determined by the Borrower, in consultation with the Administrative Agent, (iii) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist or result therefrom and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist or result therefrom, (iv) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, all of the representations and warranties of each Credit Party set forth in Section 9 and in each other Credit Document shall be true and correct in all material respects as of such time (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date), (v) any such Uncommitted Incremental Facility shall benefit from the guaranties provided pursuant to the Guaranties, shall be secured by the same Collateral securing the Obligations, shall rank pari passu in right of payment with the Obligations, and shall rank pari passu in right of security with the Obligations and (vi) prior to or substantially concurrently with the effectiveness of any Incremental Amendment, (1) the Borrower, the Administrative Agent, the applicable Lenders, if any, and the applicable Additional Lenders (as defined below), if any, shall have executed and delivered such Incremental Amendment, (2) Holdings shall have delivered to the Administrative Agent an officer’s certificate (accompanied to the extent applicable by calculations in reasonable detail) executed by a Responsible Officer of Holdings certifying that (I) the relevant Uncommitted Incremental Facility (and the Indebtedness thereunder) may be incurred in compliance with Holdings’ and its Subsidiaries’ material Indebtedness and (II) after giving effect to any incurrence of Indebtedness under the relevant Uncommitted Incremental Facility, Holdings is in compliance with each of the covenants set forth in Sections 11.11 and 11.12, in each case, determined on a Pro Forma Basis as of the last day of the Test Period most recently ended for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be, (3) the Administrative Agent shall have received a legal opinion or legal opinions from counsel to the Borrower and all other

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documentation reasonably requested by it in connection with the relevant Uncommitted Incremental Facility which shall be reasonably satisfactory to it, (4) the Borrower shall take all actions reasonably requested by the Administrative Agent with respect to the Collateral covered by the Security Documents, including without limitation, the Mortgages as a result of such increase and (5) the Borrower shall have paid such fees and other compensation to the Additional Lenders providing Revolving Commitment Increases or Incremental Term Loans and to the Administrative Agent as the Borrower and such Additional Lenders and Administrative Agent shall agree.

Each tranche of Incremental Term Loans shall have terms and conditions as mutually agreed by the Borrower and such Additional Lenders; provided, however, that (i) if the “effective yield” per annum applicable to a given tranche of Incremental Term Loans (which, for such purposes only, shall be deemed to take account of any interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (x) the weighted average life of such loans and (y) four years) payable to all Lenders providing such Incremental Term Loans but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans) determined as of the initial funding date for such Incremental Term Loans exceeds the “effective yield” per annum then applicable to any Loans or any other tranche of Incremental Term Loans (determined on the same basis as provided in the preceding parenthetical, with the comparative determination to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practice) by more than (I), in the case of Incremental Term Loans constituting A Term Loans, 0.25% or (II), in the case of Incremental Term Loans constituting B Term Loans, 0.75% (in each case, the amount of such excess being the “Yield Differential”), the Applicable Margin for such existing Loans (including, for the avoidance of doubt, Revolving Loans) subject to a Yield Differential shall automatically be increased by the Yield Differential effective upon the making of the applicable Incremental Term Loans, (ii) the final stated maturity date for a given tranche of Incremental Term Loans shall be the same as or later than the latest Maturity Date hereunder and (iii) the Weighted Average Life to Maturity of such Incremental Term Loans shall not be shorter than the Weighted Average Life to Maturity applicable to the then outstanding Term Loans, if any.

(b)           Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 and shall be in an increment of $5,000,000 and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 and shall be in an increment of $5,000,000 (provided that in each case such amount may be less (x) if such amount represents all remaining availability under the limit set forth in the first sentence of Section 2.16(a) or (y) such amount represents the amount of Commitments and/or Loans of non-consenting Lenders replaced pursuant to an Incremental Amendment within 30 days after any termination of their Commitments and/or repayment of their Loans under Section 14.12(b)).

(c)           Each notice from the Borrower pursuant to Section 2.16(a) shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases.  Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (but no existing Lender will have any right (except to the extent expressly provided in clause (i) of the proviso to Section 2.16(a) in the case of the right of existing Lenders to provide portions of any Revolving Commitment Increase) or obligation to provide all or any portion of any Incremental Term Loan or any portion of any Revolving Commitment Increase) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that (i) no such existing Lender or Additional Lender may at such time be a Defaulting Lender and (ii) any Additional Lender which is not an existing Lender (or in the case of a Revolving Commitment Increase, which is not an existing RL Lender) shall be subject to the approval of, (x) in the case of Revolving Commitment Increases, the Administrative Agent, the Issuing Lender, the Swingline Lender and the Borrower and (y) in the case of Incremental Term Loans, the Administrative

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Agent and the Borrower (in the case of clauses (x) and (y), each such approval not to be unreasonably withheld). Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing RL Lender, an increase in such Lender’s Revolving Loan Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender agreeing to provide such Commitment, if any, the Administrative Agent and the Collateral Agent.  The Incremental Amendment may, without the consent of any Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16; provided that no Lender shall be required to provide any Revolving Commitment Increase or any Incremental Term Loans unless such Lender (i) has agreed in its sole discretion to provide such Revolving Commitment Increase and/or Incremental Term Loans, as applicable, and (ii) has entered into an Incremental Amendment in connection therewith.  The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into any such Incremental Amendment.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 2.16(a) and such other conditions as the parties thereto shall agree.  The Borrower will use the Net Cash Proceeds of the Incremental Term Loans and/or Revolving Loans under Revolving Commitment Increases for working capital needs and other general corporate purposes of the Credit Parties and their Subsidiaries not in contravention of this Agreement. The Administrative Agent shall promptly notify each Lender as to each Incremental Facility Closing Date, and at such time (i) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of the respective Revolving Commitment Increases or Incremental Term Loans and (ii) within a reasonable time after the effective date of any such increase, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 1.01A to reflect the revised Revolving Loan Commitments of the RL Lenders (including any Additional Lender) or Incremental Term Loans of the TL Lenders (including any Additional Lender), whereupon such revised Schedule 1.01A shall replace the old Schedule 1.01A and become part of this Agreement.

(d)           Notwithstanding anything to the contrary in this Agreement, upon each increase in any Revolving Loan Commitments pursuant to this Section 2.16, (A) each RL Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such RL Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each RL Lender (including each such Revolving Commitment Increase Lender) will equal such RL Lender’s RL Percentage determined after giving effect to such increase in Revolving Loan Commitments (subject to any reallocation of such participations pursuant to Section 2.13) and (B) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Loan Commitments) to the extent necessary so that the RL Lenders participate in each outstanding Revolving Loan pro rata on the basis of their RL Percentages determined after giving effect to such increase in Revolving Loan Commitments, which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.10.  Without limiting the obligations of the Borrower provided for in this Section 2.16, the Administrative Agent and the Lenders agree to use commercially reasonable efforts to attempt to minimize the costs of the type referred to in Section 2.10 which the Borrower would otherwise incur in connection with the implementation of an

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increase in the Revolving Loan Commitments.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the second preceding sentence.

This Section 2.16 shall supersede any provisions of this Agreement to the contrary.”

9.             Section 3.01(b) of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

“Notwithstanding anything to the contrary above and at the request of the Borrower, any Letter of Credit may be stated to be for the account of a Subsidiary of the Borrower; provided that (x) each such Letter of Credit shall (i) for all purposes of this Agreement be for the joint and several account of the Borrower and such Subsidiary (who shall be jointly and severally obligated for all Obligations with respect thereto) and (ii) benefit from the guaranties provided pursuant to the Guaranties and shall be secured by the same Collateral securing the Obligations and (y) the respective Subsidiaries designated as account party shall deliver such documentation (including, without limitation, customary letter of credit applications and reimbursement agreements) as may be reasonably requested by the Administrative Agent or Issuing Lender consistent with the terms of the Credit Documents.”

10.           Section 10.01(c) of the Credit Agreement is hereby amended by deleting the text “11.10,” appearing therein.

11.           Section 11.01(ix) of the Credit Agreement is hereby restated in its entirety as follows:

“(ix) Indebtedness of Foreign Subsidiaries; provided that (x) the aggregate principal amount of Indebtedness permitted by this clause (ix) at any time outstanding shall not exceed an amount equal to 7.5% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be and (y) that no violation of this clause (ix) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (ix);”

12.           Section 11.01(xiii) of the Credit Agreement is hereby amended by restating the second proviso thereto in its entirety as follows:

“provided that (x) the aggregate principal amount of Indebtedness permitted by this clause (xiii) and clause (xiv) of this Section at any time outstanding shall not exceed an amount equal to 10% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be, and (y) no violation of this clause (xiii) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xiii);”

13.           Section 11.01(xiv) of the Credit Agreement is hereby amended by restating the second proviso thereto in its entirety as follows:

“provided that (x) the aggregate principal amount of Indebtedness permitted by this clause (xiv) and clause (xiii) of this Section at any time outstanding shall not exceed an amount equal to 10% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be and (y) no violation of this clause (xiv) shall occur solely as a result of

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any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xiv);”

14.           Section 11.01(xxviii) of the Credit Agreement is hereby restated in its entirety as follows:

“(xxviii) Indebtedness of Holdings and the Borrower (which may be Guaranteed by one or more other Credit Parties); provided that (x) no Default or Event of Default then exists or would result therefrom, and (y) calculations are made by Holdings with respect to the Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the Test Period most recently ended for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b) (but giving effect to subsequent incurrences and repayments of Indebtedness through the date of determination as described in the definition of Pro Forma Basis), and such calculations shall show a Total Leverage Ratio on such Pro Forma Basis that is less than or equal to 3.00 to 1.00;”

15.           Section 11.01(xxix) of the Credit Agreement is hereby restated in its entirety as follows:

“(xxix)   Indebtedness incurred from time to time in respect of one or more Receivables Facilities; provided that (A) at the time of each incurrence pursuant to this clause (xxix), the Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the Test Period most recently ended for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b) (but giving effect to subsequent incurrences and repayments of Indebtedness through the date of determination as described in the definition of Pro Forma Basis), is less than or equal to 3.00 to 1.00, (B) the sum of (x) the aggregate amount of all Indebtedness incurred pursuant to this clause (xxix) at such time outstanding plus (y) the aggregate amount of Indebtedness, claims and other liabilities secured by Liens permitted by Section 11.02(xxii) at such time outstanding, shall not exceed an amount equal to the Applicable Percentage of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be, and (C) no violation of this clause (xxix) shall occur solely as a result of (I) any reduction in Consolidated Total Assets or (II) any reduction of the Applicable Percentage, in each case, if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xxix); and”

16.           Section 11.01 of the Credit Agreement is hereby amended by inserting the following new clause (xxx) immediately after clause (xxix) of such Section:

“(xxx)    Indebtedness of Subsidiary Guarantors; provided that (x) the aggregate principal amount of Indebtedness permitted by this clause (xxx) at any time outstanding shall not exceed an amount equal to 7.5% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be and (y) that no violation of this clause (xxx) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xxx).”

17.           Section 11.02(ii) of the Credit Agreement is hereby amended by adding the following proviso at the end of such Section:

“provided that Liens pursuant to this clause (ii) shall not be created at any time on or after the Collateral Release Date”

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18.           Section 11.02(xxii) of the Credit Agreement is hereby restated in its entirety as follows:

“(xxii) Liens not otherwise permitted under this Section 11.02 securing Indebtedness, claims and other liabilities not, when added to the aggregate amount of Indebtedness incurred pursuant to Section 11.01(xxix) and then outstanding, in excess of, in the aggregate at any time, an amount equal to the Applicable Percentage of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b); provided that (x) no violation of this clause (xxii) shall occur solely as a result of (I) any reduction in Consolidated Total Assets or (II) any reduction of the Applicable Percentage, in each case, if at the time the respective Indebtedness, claim or other liability was secured the respective Liens were permitted to be granted within the limitations established by this clause (xxii) (although any increase in the amount of Indebtedness, claims or other liabilities secured shall require an independent test at the time of such increase), (y) Liens pursuant to this clause (xxii) may only be created on cash deposits and Permitted Investments (and Excluded Deposit Accounts and Excluded Securities Accounts which hold only such cash and Permitted Investments) so long as the sum of the Total Unutilized Revolving Loan Commitments and the Unrestricted cash and Permitted Investments of the Credit Parties is not less than $250.0 million at the time of the creation of the respective Lien or any increase in the amount of cash or Permitted Investments subject thereto (except as a result of investment returns on funds previously deposited) and (z) Liens pursuant to this clause (xxii) may apply to any assets (including, without limitation, Designated Released Collateral) other than cash and Permitted Investments (and related Excluded Deposit Accounts and Excluded Securities Accounts), except that such Liens shall not apply to any other assets which constitute Collateral;”

19.           Section 11.02(xxiii) of the Credit Agreement is hereby amended by deleting the text “and” appearing at the end thereof.

20.           Section 11.02(xxiv) of the Credit Agreement is hereby amended by deleting the period appearing at the end thereof and inserting the text “; and” in lieu thereof.

21.           Section 11.02 of the Credit Agreement is hereby amended by inserting the following new clause (xxv) immediately after clause (xxiv) of such Section:

“(xxv)      Liens on accounts receivable and related property and related rights in connection with a Receivables Facility, so long as such Receivables Facility and the transactions related thereto are permitted to be incurred pursuant to Section 11.01(xxix).”

22.           Section 11.03(a)(iii) of the Credit Agreement is hereby amended (A) by deleting the text “and” appearing immediately before the text “(5) sales, transfers” appearing in such Section and inserting a comma in lieu thereof and (B) inserting the following new text at the end of clause (5) of such Section:

“and (6) accounts receivable in connection with the collection or compromise thereof, and accounts receivable and related property and related rights, or participations therein in connection with any Receivables Facility”

23.           Section 11.03(a)(iii)(4) of the Credit Agreement is hereby amended by restating clause (a)(iii)(4) of such Section in its entirety as follows:

“(4) other assets (other than any disposition of property, plant and equipment as part of a Permitted Sale and Leaseback Transaction) having a market value not to exceed 10% of Consolidated Total Assets during any Fiscal Year with each determination to be made on the date of each sale, transfer, lease or other disposition of assets pursuant to this clause (4) based upon Consolidated Total Assets as

9

shown at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be; provided that (x) no violation of this clause (4) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective disposition of assets occurred such disposition was permitted within the limitations established by this clause (4) and (y) each sale, transfer, lease or other disposition of assets pursuant to this clause (4) shall be at fair market value and for consideration at least 75% of which (in the good faith determination of the Borrower) constitutes cash, except that during any Fiscal Year asset dispositions in an aggregate amount not exceeding $100,000,000 may be made at fair market value but without being subject to the cash consideration requirements set forth above, and”

24.           Section 11.04(viii)(w) of the Credit Agreement is hereby amended by deleting the following text appearing therein:

“, together with the aggregate amount of Restricted Payments made during such Fiscal Year pursuant to sub-clause (x) of Section 11.06(xiv)(2) and any Capital Expenditures made pursuant to sub-clause (x) of Section 11.10(f)(2),”

25.           Section 11.04(viii) of the Credit Agreement is hereby further amended by restating clause (z) thereof in its entirety as follows:

“(z) in the case of Section 11.04(viii) Investments which consist of Acquisitions (and only Acquisitions) by the Borrower and/or one or more Subsidiaries, additional Section 11.04(viii) Investments may be made to effect such Acquisition, so long as, after giving effect to such Acquisition, Holdings is in compliance with each of the covenants set forth in Sections 11.11 and 11.12, in each case, determined on a Pro Forma Basis as of the last day of the Test Period most recently ended for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be;”

26.           Section 11.04(xxv) of the Credit Agreement is hereby restated in its entirety as follows:

“(xxv) Guarantees by Holdings, Borrower or any of the Borrower’s Subsidiaries in the ordinary course of business, of leases (other than Capital Lease Obligations), purchase or supply contracts, Interest Rate Protection Agreements, Other Hedging Agreements or of other obligations, in each case of Borrower, any of its Subsidiaries or any Excluded Subsidiary that do not constitute Indebtedness; provided that the aggregate outstanding amount of obligations of the Excluded Subsidiaries guaranteed by Holdings, Borrower and/or any of the Borrower’s Subsidiaries pursuant to this clause (xxv) shall not exceed $100,000,000 at any time outstanding;”

27.           Section 11.04(xxvi) of the Credit Agreement is hereby amended by deleting the period appearing at the end thereof and inserting the text “; and” in lieu thereof.

28.           Section 11.04 of the Credit Agreement is hereby amended by inserting the following new clause (xxvii) immediately after clause (xxvi) of such Section:

“(xxvii) Investments in connection with any Receivables Facility which, in the good faith determination of the Borrower, are necessary or advisable to effect a Receivables Facility.”

29.           Section 11.06(xiv)(2) of the Credit Agreement is hereby amended by deleting subclauses (x) and (y) thereto and inserting the following text in lieu thereof:

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“(w)        the aggregate amount of such Restricted Payments made during any Fiscal Year shall not exceed $125,000,000, except to the extent independently justified pursuant to following clauses (x), (y) and (z); and

(x)            prior to first Excess Cash Payment Date occurring after the Initial Second Amendment Effective Date, additional Restricted Payments may be made pursuant to this clause (x)  in an aggregate amount for all payments made pursuant to this clause (x) not to exceed $500,000,000; and

(y)           additional Restricted Payments may be made at any time in an amount not to exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective such Restricted Payment is made; and

(z)            additional Restricted Payments may be made pursuant to this clause (z)  in an aggregate amount for all payments made pursuant to this clause (z) not to exceed $500,000,000;”

30.           Section 11.08 of the Credit Agreement is hereby amended by deleting the text “and (x)” appearing in such Section and inserting the following text in lieu thereof:

“, (x) the foregoing shall not apply to restrictions and conditions on a Receivables Subsidiary and/or on accounts receivable and related property and related rights subject to a Receivables Facility by the terms of the documentation governing any Receivables Facility, (xi) the foregoing shall not apply to restrictions and conditions imposed under any agreement evidencing Indebtedness incurred pursuant to Section 11.01(ix), Section 11.01(xxviii) or Section 11.01(xxx), provided that such restrictions or conditions contained in the agreements evidencing such Indebtedness are no more burdensome than those as in effect under this Agreement and (xii)”

31.           Section 11.08 of the Credit Agreement is hereby further amended by inserting the text “(vi), (vii)” immediately before the text “(viii), (xi), (xx)” appearing in such Section.

32.           Section 11.10 of the Credit Agreement is hereby restated in its entirety as follows:

“11.10. “[Reserved.]”

33.           Section 11.12 of the Credit Agreement is hereby restated in its entirety as follows:

“11.12. Total Leverage Ratio.  Holdings will not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 3.25:1.00.”

34.           Section 11.14 of the Credit Agreement is hereby amended by (A) restating clause (v) thereof in its entirety as follows:

“(v) making investments in the Borrower and other Subsidiaries and Excluded Subsidiaries to the extent permitted by this Agreement (including, without limitation, Section 11.04) (it being understood that Holdings shall not own Equity Interests in any Person other than the Borrower and as set forth in preceding clause (ii) above)”

and (B) deleting the phrase “and (vi)” appearing in such Section and inserting the following text in lieu thereof:

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“, (vi) enter into acquisition agreements and related contracts to the extent Borrower is otherwise permitted by this Agreement and (vii)”

35.           Section 13.10 of the Credit Agreement is hereby amended by adding the new clause (d) at the end of such Section:

“(d)         The Borrower may from time to time by written notice to the Administrative Agent and the Collateral Agent request that the Liens on all or a portion of the assets and/or property set forth on Part A (subject to the restrictions set forth on such Schedule) and Part B of Schedule 13.10(d) granted to or held by the Collateral Agent (on behalf of the Secured Creditors) pursuant to the Security Documents be released, so long as (x) no Default or Event of Default exists or would result therefrom, (y) such assets and/or property will substantially concurrently with the release secure Indebtedness permitted under Section 11.01 pursuant to Liens permitted under Section 11.02(xxii) or Section 11.02(xxv) and the aggregate amount of such Indebtedness so secured shall not exceed 120% of the fair market value (determined in good faith by the Borrower at the time of such release) of such assets and/or property released. Upon the receipt of such written notice, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize and instruct the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower to release any Liens created by any Credit Document in respect of such assets or property, including the release and satisfaction of record of any mortgage or deed of trust granted in connection herewith. The Borrower agrees to pay all reasonable out-of-pocket expenses of the Administrative Agent and the Collateral Agent in connection with releases of Liens provided for in this Section. Notwithstanding anything to the contrary in the Agreement, Section 10.10 shall no longer apply to the Designated Released Collateral, and the Designated Released Collateral shall no longer constitute Mortgaged Property.”

36.           The Credit Agreement is hereby amended by adding Exhibit A to this Second Amendment as Schedule 13.10(d) to the Credit Agreement.

IB.           Amendments to Guaranty and Collateral Agreement — Initial Second Amendment Effective Date.

1.             Notwithstanding anything to the contrary in the Guaranty and Collateral Agreement (including, without limitation, Section 4.06 thereof) or any other Credit Document, (x) no Deposit Account or Securities Account opened or acquired by any Credit Party on or after the Initial Second Amendment Effective Date shall be required to be subject to the terms of a fully executed Deposit Account Control Agreement or Securities Account Control Agreement, respectively and (y) no Credit Party shall be required to enter into a new Deposit Account Control Agreement or Securities Account Control Agreement with respect to any Deposit Account or Securities Account existing on the Initial Second Amendment Effective Date.

II.            Amendments to Credit Agreement — Subsequent Second Amendment Effective Date.

1.             Section 1.01 of the Credit Agreement is hereby amended by deleting in its entirety the definitions of “Adjustable Applicable Margins”, “Adjustable Commitment Commission Rate”, “End Date”, “Quarterly Pricing Certificate”, “Revolver Initial Applicable Margins”, “Start Date”, and “Term Loan Initial Applicable Margins” appearing in such Section:

2.             Section 1.01 of the Credit Agreement is hereby further amended by inserting the following new definitions in the appropriate alphabetical order:

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“Collateral Release Date” shall mean the date after the Subsequent Second Amendment Effective Date on which the Borrower (x) satisfies the Collateral Release Condition and (y) provides written notice to the Administrative Agent and the Collateral Agent requesting that the Liens on all Collateral of the Credit Parties granted to or held by the Collateral Agent (on behalf of the Secured Creditors) pursuant to the Security Documents be released.

“Collateral Release Condition” shall mean the satisfaction of each of the following: (i) Holdings has an Investment Grade Rating, (ii) no Default or Event of Default has occurred and is continuing and (iii) no issuance of Permitted Second Lien Notes is secured by Liens on any assets that constitute Collateral.

“Investment Grade Rating” shall mean both (i) the public corporate credit rating of Holdings from S&P is equal to or more favorable than BBB- and (ii) the public corporate family rating of Holdings from Moody’s is equal to or more favorable than Baa3.

“Release” shall have the meaning provided in Section 10.10(j).

“Subsequent Second Amendment Effective Date” shall have the meaning set forth in the Second Amendment.

3.             The definition “Applicable Margin” appearing in Section 1.01 of the Credit Agreement is hereby restated in its entirety as follows:

“Applicable Margin” shall mean, for any day, with respect to any Base Rate Loan, Eurodollar Loan or the Commitment Commission, the applicable rate per annum (the applicable rate with respect to the Commitment Commission, the “Applicable Commitment Commission Rate”) set forth under the caption “Eurodollar Margin”, “Base Rate Margin” or “Applicable Commitment Commission Rate”, respectively, based upon the public corporate family rating of Holdings from Moody’s and the public corporate credit rating of Holdings from S&P applicable on such date:

Rating (S&P/Moody’s)	Eurodollar Margin (% per annum)	Base Rate Margin (% per annum)	Applicable Commitment Commission Rate (% per annum)

Category 1 BBB/Baa2 or higher	1.50%	0.50%	0.25%

Category 2 BBB-/Baa3	1.75%	0.75%	0.30%

Category 3 BB+/Ba1	2.00%	1.00%	0.35%

Category 4 BB/Ba2	2.25%	1.25%	0.40%

Category 5 Ba3/BB- or lower (or unrated)	2.50%	1.50%	0.50%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a public corporate family rating of Holdings or a public corporate credit rating of Holdings, respectively, (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating

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agency shall be deemed to have established a rating in Category 5; (ii) if the public corporate family rating of Holdings from Moody’s and the public corporate credit rating of Holdings from S&P established or deemed to have been established by Moody’s and S&P, respectively, shall fall within different Categories, the Applicable Margin and the Applicable Commitment Commission Rate shall be based on (x) the higher of the two ratings if either rating is in Category 2 or above or (y) the lower of the two ratings if both of the ratings are in Category 3 or below, unless, in either case, the lower rating is more than one Category lower than the other, in which case the Applicable Margin and the Applicable Commitment Commission Rate shall be determined by reference to the Category next below that of the higher of the two ratings and (iii) if the public corporate family rating of Holdings from Moody’s and the public corporate credit rating of Holdings from S&P established or deemed to have been established by Moody’s and S&P, respectively, shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency.  Each change in the Applicable Margin and the Applicable Commitment Commission Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Applicable Commitment Commission Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Notwithstanding anything to the contrary in this Agreement, the definition of “Applicable Margin” shall for all periods prior to the Subsequent Second Amendment Effective Date have the same meaning as set forth in the Credit Agreement before giving effect to the Subsequent Amendment Effective Date.”

4.             The definition “Base Rate” appearing in Section 1.01 of the Credit Agreement is hereby amended by inserting the text “prior to the Subsequent Second Amendment Effective Date,” immediately before the text “2.50%” appearing in such definition.

5.             The definition “LIBO Rate” appearing in Section 1.01 of the Credit Agreement is hereby amended by inserting the text “prior to the Subsequent Second Amendment Effective Date,” immediately before the text “1.50% per annum” appearing at the end of such definition.

6.             The definition “Revolving Loan Maturity Date” appearing in Section 1.01 of the Credit Agreement is hereby restated in its entirety as follows:

“Revolving Loan Maturity Date” shall mean the fifth anniversary of the Subsequent Second Amendment Effective Date.

7.             Section 10.10(a) of the Credit Agreement is hereby amended by inserting the text “, at all times other than on or after the Collateral Release Date,” immediately before the text “will grant Liens” appearing therein.

8.             Section 10.10 of the Credit Agreement is hereby amended by inserting the following new clause (j) at the end thereof:

“(j)          Notwithstanding anything to the contrary contained above or elsewhere in this Agreement or any other Credit Document, upon the occurrence of the Collateral Release Date the Liens on all Collateral of the Credit Parties granted to or held by the Collateral Agent (on behalf of the Secured

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Creditors) pursuant to the Security Documents shall be released (collectively, the “Release”), whereupon (A) Sections 10.10(b), (d), (e), (f), (g) and (h) shall have no further force or effect and (B) the Administrative Agent shall, at the sole expense of the Credit Parties, take such action as the Credit Parties may reasonably request to effectuate, evidence or reflect of public record, the release of such Liens (including, but not limited to the filing of termination and full or partial release statements or confirmations thereof, as applicable), in each case, without recourse and without any representation or warranty of any kind (either express or implied), unless any of the foregoing actions would, or in the judgment of the Collateral Agent would, expose the Administrative Agent, the Collateral Agent or any officer of the Administrative Agent or Collateral Agent to personal liability or (y) would be contrary to applicable law. Notwithstanding anything to the contrary in this clause (j), all guaranties provided pursuant to the Guaranties (including, without limitation, the guaranties provided by the Holdings Guaranty and the Subsidiaries Guaranty) shall remain in full force and effect.”

9.             Section 14.12(b) of the Credit Agreement is hereby amended by (A) inserting the text “(x)” immediately after the text “this Agreement as contemplated by” appearing in such Section, (B) inserting the text “or (y) clause (1) of the second proviso to Section 14.12(a)” immediately after the text “of the first proviso to Section 14.12(a)” appearing in such Section and (C) inserting the text “or Section 2.16” immediately after the text “pursuant to Section 2.13” appearing in such Section.

10.           Section 14.12 of the Credit Agreement is hereby amended by inserting the following new clauses (d) and (e) at the end thereof:

“(d)         Notwithstanding anything to the contrary contained in this Section 14.12 or elsewhere in this Agreement or any other Credit Document, each Lender hereby irrevocably authorizes and directs the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement or any of the other Credit Documents as the Administrative Agent reasonably deems appropriate in order to correct any errors or omissions, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents.

(e)           Notwithstanding anything to the contrary contained in this Section 14.12, the Borrower, the Administrative Agent and each Additional Lender may, in accordance with the provisions of Section 2.16, enter into an Incremental Amendment, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Additional Lender of such Incremental Amendment, such Incremental Amendment may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 14.12.”

III.           Miscellaneous Provisions.

1.             In order to induce the Lenders to enter into this Second Amendment, the Borrower hereby represents and warrants that (i) no Default or Event of Default exists as of the Initial Second Amendment Effective Date (as defined below) both immediately before and immediately after giving effect thereto and (ii) all of the representations and warranties contained in the Credit Agreement or the other Credit Documents are true and correct in all material respects on the Initial Second Amendment Effective Date both before and after giving effect thereto, with the same effect as though such representations and warranties had been made on and as of the Initial Second Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

2.             This Second Amendment is limited precisely as written and shall not be deemed to (i) be a waiver of or a consent to the modification of or deviation from any other term or condition of the Credit

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Agreement or the other Credit Documents or any of the other instruments or agreements referred to therein, or (ii) prejudice any right or rights which any of the Lenders or the Administrative Agent now have or may have in the future under or in connection with the Credit Agreement, the Credit Documents or any of the other instruments or agreements referred to therein.

3.             This Second Amendment may be executed in any number of counterparts (including by way of facsimile or other electronic transmission) and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

4.             THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

5.             Part IA and IB of this Second Amendment shall become effective on the date (the “Initial Second Amendment Effective Date”) when each of the following conditions shall have been satisfied:

(i)            Holdings, the Borrower, the Administrative Agent, the Collateral Agent and Lenders constituting the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile or other electronic transmission) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, Attention: May Yip-Daniels of White & Case LLP (facsimile number: 212-354-8113 / email address: myip@whitecase.com); and

(ii)           the Borrower shall have paid to the Administrative Agent (or its applicable affiliate) all reasonable and documented out-of-pocket fees, costs and expenses associated with this Second Amendment and the transactions contemplated hereby (including, without limitation, reasonable legal fees and expenses) payable to the Administrative Agent (or its applicable affiliate) pursuant to Section 14.01 of the Agreement to the extent then due.

6.             Upon the occurrence of the Initial Second Amendment Effective Date, Holdings, the Borrower and the Lenders constituting the Required Lenders party hereto hereby agree that if the consent of the Required Lenders is obtained, but the consent of one or more such other Lenders whose consent is required for the Subsequent Second Amendment Effective Date (as defined below) to become effective is not obtained, then the Borrower shall have the right pursuant to Section 14.12(b) of the Credit Agreement (x) to replace each such non-consenting Lender with one or more Replacement Lenders pursuant to Section 2.13 of the Credit Agreement, so long as at the time of such replacement, each such Replacement Lender consents to the amendments set forth in this Second Amendment or (y) to terminate the Commitments and/or Loans of each such non-consenting Lender, so long as (A) substantially concurrently with such termination such Commitments and/or Loans are replaced with new Revolving Commitments provided by one or more Replacement Lenders pursuant to Section 2.16 of the Credit Agreement and (B) at the time of such replacement, each such Replacement Lender consents to the amendments set forth in this Second Amendment.

7.             Part II of this Second Amendment shall become effective on the date (the “Subsequent Second Amendment Effective Date”) when each of the following conditions shall have been satisfied:

(i)            the Initial Second Amendment Date shall have occurred;

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(ii)           (x) on or prior to 5:00 p.m. (New York City time) on August 22, 2011 (as such date may be extended (by not more than 20 additional days) by the Administrative Agent in its sole discretion), all Lenders, or (y) within 30 days of the date hereof (as such date may be extended (by not more than 20 additional days) by the Administrative Agent in its sole discretion), (A) each non-consenting Lender shall have been replaced with a Replacement Lender pursuant to Section 2.13 or with Incremental Revolving Commitment Increases pursuant to 2.16 of the Credit Agreement (in an aggregate amount equal to the Revolving Loan Commitments of the non-consenting Lenders) and (B) each such new Lender, shall have (I) signed a counterpart hereof and shall have delivered (including by way of facsimile or other electronic transmission) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, Attention: May Yip-Daniels (facsimile number: 212-354-8113 / email address: myip@whitecase.com) or (II) agreed to provide consent of this Second Amendment in a matter satisfactory to the Administrative Agent pursuant to the respective Incremental Amendment; and

(iii)          the Borrower shall have paid to the Administrative Agent for the account of each Lender a non-refundable cash fee (the “Amendment Fee”) in dollars in an amount equal to the product of (a) 0.125% multiplied by (b) such Lender’s Revolving Loan Commitment as in effect on the Subsequent Amendment Effective Date (immediately after giving effect thereto). The Amendment Fee shall not be subject to counterclaim or set-off, or be otherwise affected by, any claim or dispute relating to any other matter.

8.             This Second Amendment shall constitute a “Credit Document” for purposes of the Credit Agreement and the other Credit Documents.  No provision of this Second Amendment may be amended, modified, waiver or supplemented, except as provided in Section 14.12 of the Credit Agreement.

9.             Holdings and the Borrower hereby covenant ands agrees that, with respect to each existing Mortgage, the Collateral Agent (on behalf of the Secured Creditors) shall have received from the Borrower or the applicable Credit Party within 60 days from the Subsequent Second Amendment Effective Date (as such date may be extended by the Administrative Agent in its sole discretion), to the extent necessary and requested by the Collateral Agent,

(i)            a fully executed counterpart of an amendment to such existing Mortgage (individually, a “Mortgage Amendment” and, collectively, “Mortgage Amendments”; together with the existing Mortgages, as amended by the applicable Mortgage Amendments, if any, individually, an “Amended Mortgage” and, collectively, “Amended Mortgages”), each duly executed by the Borrower or the applicable Credit Party, as the case may be, together with evidence of completion (or satisfactory arrangements for the completion) of all recordings and filings of each Mortgage Amendment as may be necessary to create, protect and preserve a valid, perfected Lien, subject only to the Liens permitted under each Amended Mortgage against the applicable Mortgaged Property (as defined in each applicable existing Mortgage) purported to be covered thereby; and

(ii)           such other information, documentation and certifications as may be reasonably required by the Collateral Agent.

10.           From and after the Initial Second Amendment Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement and the Guaranty and Collateral Agreement shall be deemed to be references to the Credit Agreement and the Guaranty and Collateral Agreement, as modified on the Initial Second Amendment Effective Date.

11.           Upon the occurrence of the Subsequent Second Amendment Effective Date, the Credit Agreement will hereby be restated in its entirety in form of the Amended and Restated Credit Agreement set forth as Exhibit B hereto (the Credit Agreement as so amended and restated is referred to herein as the

17

“Restated Credit Agreement”). All schedules and exhibits to the Credit Agreement, in the forms thereof immediately prior to the Subsequent Second Amendment Effective Date, will continue to be schedules and exhibits to the Restated Credit Agreement.

12.           From and after the Subsequent Second Amendment Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Restated Credit Agreement.

[Signature Pages to follow]

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EXHIBIT A

Schedule 13.10(d)

Part A

Subject to Section 13.10(d), the Borrower may request the release of liens on two of the following three properties:

1.               The property known as Port Neal, located at 1182 260th Street, Sergeant Bluff, Iowa 50154 (Woodbury County)

2.               The property known as Woodward, located at 1000 Terra Drive, Woodward, Oklahoma 73801 (Woodward County)

3.               The property known as Yazoo City, located at 4608 Highway 49 East, Yazoo City, Mississippi 39194 (Yazoo County)

Part B

Subject to Section 13.10(d), the Borrower may request the release of liens on each of the following properties and/or assets:

1.                                       Phosphate assets and other related assets at the Plant City Phosphate Complex, located at 10608 Paul Buchman Highway, Plant City, Florida 33565 (Hillsborough County)

2.                                       The property known as the Hardee Phosphate Complex, located at 6209 N. County Road 663, Bowling Green, Florida 33834-6807 (Hardee County)

3.                                       Accounts receivable and related property and related rights in connection with a Receivables Facility

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EXHIBIT B

CREDIT AGREEMENT

among

CF INDUSTRIES HOLDINGS, INC.,

CF INDUSTRIES, INC.,

VARIOUS LENDERS,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as ADMINISTRATIVE AGENT and COLLATERAL AGENT

Dated as of April 5, 2010

And

as Amended and Restated

as of August 3, 2011

MORGAN STANLEY SENIOR FUNDING, INC. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as JOINT LEAD ARRANGERS and BOOK RUNNERS

MORGAN STANLEY SENIOR FUNDING, INC., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and BMO CAPITAL MARKETS,
as JOINT REVOLVING LOAN LEAD ARRANGERS

BANK OF MONTREAL, WELLS FARGO BANK, N.A. and NATIXIS NEW YORK BRANCH,

as CO-DOCUMENTATION AGENTS

MORGAN STANLEY MUFG LOAN PARTNERS, LLC,
as GLOBAL COORDINATOR

CREDIT AGREEMENT, dated as of April 5, 2010 and as amended and restated as of August     , 2011, among CF Industries Holdings, Inc., a Delaware corporation (“Holdings”), CF Industries, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

WHEREAS, Holdings, the Borrower, the Lenders and the Administrative Agent are party to the Original Credit Agreement (as defined herein); and

WHEREAS, pursuant to the Second Amendment (as defined herein), and upon satisfaction of the conditions set forth therein and herein, the Original Credit Agreement is being amended and restated in the form of this Agreement;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.                                Definitions and Accounting Terms.

1.01.                        Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“A Term Loans” shall mean term loans that are not B Term Loans.

“Account” shall have the meaning assigned in Article 9 of the UCC.

“Account Debtor” shall mean any Person obligated on an Account.

“Acquisition” means a transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or a Subsidiary of Borrower is the surviving entity.  For the avoidance of doubt, it is understood and agreed that the Terra Acquisition shall constitute an Acquisition.

“Acquisition Blocked Amount” shall have the meaning provided in the definition of Blocked Amount.

“Additional Lender” shall have the meaning provided in Section 2.16(c).

“Additional Security Documents” shall have the meaning provided in Section 10.10.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Permitted Investments) less Consolidated Current Liabilities (but excluding therefrom (x) liabilities with respect to customer advances that are included in the definition of Consolidated Current Liabilities and that are received under forward purchasing agreements entered into with customers in the ordinary course of business and (y) liabilities representing dividends payable with respect to minority interests in Subsidiaries) at such time; provided that for all purposes of determining Adjusted Consolidated Working Capital there shall be excluded the effects in changes to account values that represent non-cash items (i.e., changes to account values that neither utilize nor generate cash).

“Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 13.09.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Cooperatives” shall mean the cooperatives listed on Schedule 1.01C.

“Agreed Non-Guarantor Subsidiaries” shall mean each of Terra Real Estate, Terra Express, Terra Investment Fund LLC and Terra Investment Fund II LLC, and any other Subsidiary which is not then a Credit Party and at the request of the Borrower is agreed by the Administrative Agent in its sole discretion to constitute an Agreed Non-Guarantor Subsidiary (it being acknowledged and agreed that, in reaching any such decision, the Administrative Agent shall take into account the cost of the respective such Subsidiary becoming a Credit Party as against the benefits expected to be provided thereby, as well as any existing contractual or legal restrictions which may impede the respective Subsidiary’s ability to become a Credit Party); provided that the Borrower may at any time designate any Agreed Non-Guarantor Subsidiary as no longer being an Agreed Non-Guarantor Subsidiary, in which case the respective such Subsidiary shall be required to take all actions required under Section 10.10 which would be required of a Wholly-Owned Domestic Subsidiary which is not an Excluded Subsidiary, an Inactive Subsidiary or an Agreed Non-Guarantor Subsidiary (in each case within the time periods specified therein).

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Commitment Commission Rate” shall have the meaning assigned that term in the definition of Applicable Margin.

“Applicable Margin” shall mean, for any day, with respect to any Base Rate Loan, Eurodollar Loan or the Commitment Commission, the applicable rate per annum (the applicable rate with respect to the Commitment Commission, the “Applicable Commitment Commission Rate”) set forth under the caption “Eurodollar Margin”, “Base Rate Margin” or “Applicable Commitment Commission Rate”, respectively, based upon the public corporate family rating of Holdings from Moody’s and the public corporate credit rating of Holdings from S&P applicable on such date:

Rating (S&P/Moody’s)	Eurodollar Margin (% per annum)	Base Rate Margin (% per annum)	Applicable Commitment Commission Rate (% per annum)
Category 1 BBB/Baa2 or higher	1.50%	0.50%	0.25%
Category 2 BBB-/Baa3	1.75%	0.75%	0.30%
Category 3 BB+/Ba1	2.00%	1.00%	0.35%
Category 4 BB/Ba2	2.25%	1.25%	0.40%
Category 5 Ba3/BB- or lower (or unrated)	2.50%	1.50%	0.50%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a public corporate family rating of Holdings or a public corporate credit rating of Holdings, respectively, (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the public corporate family rating of Holdings from Moody’s and the public corporate credit rating of Holdings from S&P established or deemed to have been established by Moody’s and S&P, respectively, shall fall within different Categories, the Applicable Margin and the Applicable Commitment Commission Rate shall be based on (x) the higher of the two ratings if either rating is in Category 2 or above or (y) the lower of the two ratings if both of the ratings are in Category 3 or below, unless, in either case, the lower rating is more than one Category lower than the other, in which case the Applicable Margin and the Applicable Commitment Commission Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the public corporate family rating of Holdings from Moody’s and the public corporate credit rating of Holdings from S&P established or deemed to have been established by Moody’s and S&P, respectively, shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency.  Each change in the Applicable Margin and the Applicable Commitment Commission Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Applicable Commitment Commission Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Notwithstanding anything to the contrary in this Agreement, the definition of “Applicable Margin” shall for all periods prior to the Subsequent Second Amendment Effective Date have the same meaning as set forth in the Original Credit Agreement.

“Applicable Percentage” shall mean 10.0% or, on or after the Collateral Release Date, the lesser of (A) 10.0% and (B) the sum of (I) the sum of, represented as a percentage of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter prior to the Collateral Release Date for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), (x) the aggregate amount of all Indebtedness incurred pursuant to 11.01(xxix) outstanding on the Collateral Release Date plus (y) the aggregate amount of Indebtedness, claims and other liabilities secured by Liens permitted by Section 11.02(xxii) outstanding on the Collateral Release Date plus (II) 5.0%.

“Applicable Threshold Price” has the meaning set forth in Schedule 2.14.

“Asset Sale” shall mean any sale, transfer or other disposition by Holdings or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to Holdings or a Wholly-Owned Subsidiary of Holdings of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding (x) sales of assets pursuant to Section 11.03 (other than clauses (i), (ii), (iii)(1) and (2), (iv), (v), (vii)(A), (viii), (ix), (xi), (xiv) and (xv) thereof) and (y) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $10,000,000.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed) or in such other form as may be satisfactory to the Administrative Agent.

“Auction” shall have the meaning set forth in Section 2.14(a).

“Auction Amount” has the meaning set forth in Schedule 2.14.

“Auction Assignment and Assumption” has the meaning set forth in Schedule 2.14.

“Auction Manager” shall have the meaning set forth in Section 2.14(a).

“Auction Notice” has the meaning set forth in Schedule 2.14.

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of Holdings or the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer, the principal accounting officer or controller of Holdings or the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Holdings or the Borrower.

“B Term Loans” shall mean term loans that have (x) a final stated maturity date at least one year after the latest Maturity Date applicable to Revolving Loans and (y) annual scheduled amortization in an amount equal to or less than one percent of the aggregate original principal amount of such term loans.

“B-1 Blocked Amount” shall mean, at any time, the amount (if any) by which the Term Loan Blocked Amount exceeds the B-2 Blocked Amount, it being understood that at all times after the B-1 Conversion Date, the B-1 Blocked Amount shall equal the Term Loan Blocked Amount.

“B-1 Conversion” shall mean (x) the conversion of outstanding B-2 Term Loans into B-1 Term Loans in accordance with Section 2.01(a)(ii)(z) and (y) the related conversion of B-2 Term Loan Commitments into B-1 Term Loan Commitments pursuant to Section 4.03(h).

“B-1 Conversion Date” shall mean the earlier to occur of (x) the 90th day after the Effective Date or (y) the first day occurring on or after the 30th day after the Effective Date upon which either Lead Arranger notifies the Borrower that the B-1 Conversion shall occur.

“B-1 Term Loan” shall have the meaning provided in Section 2.01(a)(i).

“B-1 Term Loan Borrowing Date” shall mean the Initial Borrowing Date and each date thereafter upon which B-1 Term Loans are incurred by the Borrower pursuant to Section 2.01(a)(i).

“B-1 Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01A directly below the column entitled “B-1 Term Loan Commitment,” as the same may be (x) reduced or terminated from time to time pursuant to Sections 4.02, 4.03 and/or 12, as applicable, (y) adjusted from time to time as a result of assignments to or from, and purchases from, such Lender pursuant to Sections 2.13, 2.14, 2.15 or 14.04(b) or (z) increased on the B-1 Conversion Date as a result of conversions of B-2 Term Loan Commitments of such Lender as provided in Section 4.03(h).

“B-1 Term Note” shall have the meaning provided in Section 2.05(a).

“B-2 Blocked Amount” shall mean, at any time, the lesser of the Total B-2 Term Loan Commitment and the Term Loan Blocked Amount, each as in effect at such time.

“B-2 Term Loan” shall have the meaning provided in Section 2.01(a)(ii).

“B-2 Term Loan Borrowing Date” shall mean each date (on or after the Initial Borrowing Date) upon which B-2 Term Loans are incurred by the Borrower pursuant to Section 2.01(a)(ii).

“B-2 Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01A directly below the column entitled “B-2 Term Loan Commitment,” as the same may be (x) reduced or terminated from time to time pursuant to Sections 4.02, 4.03 and/or 12, as applicable, or (y) adjusted from time to time as a result of assignments to or from, and purchases from, such Lender pursuant to Section 2.13, 2.14, 2.15 or 14.04(b).

“B-2 Term Note” shall have the meaning provided in Section 2.05(a).

“Back-Stop Arrangements” shall mean, collectively, Letter of Credit Back-Stop Arrangements and Swingline Back-Stop Arrangements.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time, (iii) the Eurodollar Rate for a Eurodollar Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% and (iv) prior to the Subsequent Second Amendment Effective Date, 2.50%. For purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Blocked Amount” shall mean, at any time, the sum of (x) the aggregate cash consideration (after giving effect to any purchase of Shares pursuant to the Exchange Offer and/or one or more Top-Off Purchases) required to consummate the Merger in accordance with the Merger Agreement at such time (the “Acquisition Blocked Amount”) and (y) the Target Notes Blocked Amount.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Materials” shall have the meaning provided in Section 10.01.

“Borrower Refinancing” shall have the meaning provided in the Original Credit Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Bridge Agent” shall mean Morgan Stanley Senior Funding, Inc. and any successor agent under the Bridge Loan Agreement or any other Bridge Loan Document.

“Bridge Lead Arranger” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as Lead Arranger pursuant to the Bridge Loan Agreement.

“Bridge Loan Agreement” shall mean the Bridge Loan Agreement, dated as of the date hereof, by and among Holdings, the Borrower, certain of its Subsidiaries from time to time party thereto, the lenders from time to time party thereto and the Bridge Agent, as it may be amended, supplemented, modified, replaced or refinanced from time to time in accordance with the terms hereof and thereof.

“Bridge Loan Blocked Amount” at any time shall mean the amount, if any, by which the Blocked Amount at such time exceeds the Term Loan Blocked Amount at such time.

“Bridge Loan Documents” shall mean the Bridge Loan Agreement and all other “Bridge Loan Documents” (as defined in the Bridge Loan Agreement) as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Bridge Loan Exchange Notes Indenture” shall mean the Exchange Notes Indenture, as defined in the Bridge Loan Agreement, pursuant to which Bridge Loan Exchange Notes may from time to time be issued as provided in the Bridge Loan Agreement.

“Bridge Loan Exchange Notes” shall mean any Exchange Notes (as defined in the Bridge Loan Agreement) issued in exchange for Bridge Loans as contemplated by the Bridge Loan Agreement.

“Bridge Loan Exchange Notes Trustee” shall mean the trustee under the Bridge Loan Exchange Notes Indenture.

“Bridge Loans” shall mean the “Loans” as defined in the Bridge Loan Agreement; provided that, for purposes of this Agreement, Bridge Loans shall include any Bridge Loan

Exchange Notes issued in accordance with the provisions of the Bridge Loan Agreement, so long as the Bridge Loan Exchange Notes Trustee has become party to the Intercreditor Agreement by way of joinder thereto.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Credit Parties and their Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Agreement” shall mean any agreement for the provision of Cash Management Services.

“Cash Management Services” shall mean (i) cash management services, including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (ii) commercial credit card and merchant card services.

“CFL” shall mean Canadian Fertilizers, Ltd., a limited company organized under the laws of the Province of Alberta, Canada.

“Change of Control” means any of (a) any “person” or “group” (as such terms are used in Sections 13(d)  and 14(d)  of the Securities Exchange Act of 1934 (as amended)) becomes the “beneficial owner” (as that term is used under Rule 13d-3 under the Exchange Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated; (c) the failure of Holdings to own, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower; or (d) any “change of control” (as such term or any words of similar import are defined under any Material Indebtedness) shall occur.

“Code” shall mean the Internal Revenue Code of 1986, as amended.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all GCA Collateral, all Mortgaged Properties at such time and all cash and Permitted Investments delivered as collateral pursuant to Section 5.02 or 12.

“Collateral Agent” shall mean MSSF acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collateral Release Date” shall mean the date after the Subsequent Second Amendment Effective Date on which the Borrower (x) satisfies the Collateral Release Condition and (y) provides written notice to the Administrative Agent and the Collateral Agent requesting that the Liens on all Collateral of the Credit Parties granted to or held by the Collateral Agent (on behalf of the Secured Creditors) pursuant to the Security Documents be released.

“Collateral Release Condition” shall mean the satisfaction of each of the following: (i) Holdings has an Investment Grade Rating, (ii) no Default or Event of Default has occurred and is continuing and (iii) no issuance of Permitted Second Lien Notes is secured by Liens on any assets that constitute Collateral.

“Commitment” shall mean any of the commitments of any Lender, i.e., a B-1 Term Loan Commitment, a B-2 Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consent Decree” shall mean a Consent Decree, being negotiated as at the Effective Date by Borrower, the United States of America, and the Florida Department of Environmental Protection, to resolve alleged violations of the federal Resource Conservation and Recovery Act and the Florida Resource Recovery and Management Act in connection with operations at Borrower’s Plant City, Florida Phosphoric Acid Complex.

“Consent Decree Phosphogypsum Stack Liability” shall, at any time after the entry of a Consent Decree, mean the then current dollar value of the estimated cost of closing phosphogypsum stacks upon formal plans for closure, wastewater management, long term maintenance and monitoring, as required by the Consent Decree if the Borrower enters into the Consent Decree.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Holdings and its Subsidiaries at such time determined in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time determined in accordance with

GAAP, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, with reference to any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted from revenues in determining such Consolidated Net Income, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of expense for taxes paid or accrued for such period (including payments to Affiliated Cooperatives under the NOL Agreement), (c) all amounts attributable to depreciation and depletion for such period, (d) all amortization and other non-cash charges and (e) all customary up-front fees and expenses incurred in connection with any Acquisition, any Asset Sale, any issuance of Equity Interests by Holdings or any issuance or incurrence of Indebtedness by Holdings or its Subsidiaries and the amortization of any deferred financing charges, in each case for such period, minus the sum of (i) all non-cash gains included in Consolidated Net Income for such period and (ii) all amounts (except as expressly contemplated by clause (e) above) which constituted non-cash charges in prior periods (and which were or would have been deducted in determining Consolidated Net Income in a prior period) and which were actually paid in cash during the period for which Consolidated EBITDA is being determined, all calculated for the Holdings and its Subsidiaries on a consolidated basis. To the extent the net income of any Subsidiary is excluded from Consolidated Net Income in accordance with the proviso to the definition of Consolidated Net Income, then add-backs and deductions in determining Consolidated EBITDA, to the extent relating to such Subsidiary, shall be limited to the same extent.  Notwithstanding anything to the contrary contained above, if any Fiscal Quarter shown on Schedule 1.01D (which includes the Fiscal Quarter ended March 31, 2009 and each Fiscal Quarter ended thereafter through the Fiscal Quarter ended September 30, 2011) will be included in the respective Test Period for which Consolidated EBITDA is being determined, then there shall be added to Consolidated EBITDA for such period the respective amount set forth opposite such Fiscal Quarter in Schedule 1.01D (which amounts represent restructuring charges and anticipated future cost savings and synergies related to the Terra Acquisition which will not yet have been actually realized).

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP and (ii) all Guarantees of Holdings and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clause (i).

“Consolidated Interest Expense” shall mean, with reference to any period, accrued interest expense of Holdings and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with GAAP excluding amortization of financing fees.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than Holdings and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Holdings and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or accrued prior to such Person merging into or consolidating with any Subsidiary or accrued prior to all or substantially all of the property or assets of such Person being acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Total Assets” shall mean the total assets of Holdings and its Subsidiaries determined on a consolidated basis determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, provided that being an officer or director of a Person shall not, in and of itself, be deemed “Control” of such Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” shall mean this Agreement, the Guaranty and Collateral Agreement, the Foreign Pledge Agreements, the Intercreditor Agreement (at any time while in effect in accordance with its terms) and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each other Security Document.

“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to (x) the amount of Excess Cash Flow for all Excess Cash Payment Periods ending after the Initial Borrowing Date which is not (and, in the case of any Excess Cash Payment Period where the respective required date of prepayment has not yet occurred pursuant to Section 5.02(e), will not on such date of required prepayment be) required to be applied in accordance with Section 5.02(e) minus (y) the sum of (i) the aggregate amount of Section 11.04(viii) Investments made on or prior to such date pursuant to sub-clause (x) of Section 11.04(viii)(3) (determined without regard to any write-downs or write-offs thereof and treating the maximum amount of any Guarantee as an investment, but reducing the amount of such investments by any return of capital and principal repayments actually received in respect of Section 11.04(viii) Investments previously made pursuant to said sub-clause (x) (and treating any reduction of a Guarantee provided pursuant to said sub-clause (x) without a corresponding payment having been made thereunder as a return of principal) and (ii) the aggregate amount of all Restricted Payments made on or prior to such date pursuant to sub-clauses (x) and (y) of Section 11.06(xiv)(2).  Notwithstanding anything to the contrary and solely for purposes of calculating the Cumulative Retained Excess Cash Flow

Amount, the Excess Cash Flow calculated for any Excess Cash Payment Period shall not be less than zero.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Accounts” shall have the meaning provided in the Guaranty and Collateral Agreement.

“Designated Released Collateral” shall mean the assets set forth on Schedule 13.10(d) that have been released pursuant to Section 13.10(d).

“Discount Range” has the meaning set forth in Schedule 2.14.

“Disqualified Equity Interests” shall mean all Preferred Equity of Holdings or any of its Subsidiaries, other than Qualified Preferred Stock.

“Documentation Agents” shall mean collectively, Bank of Montreal, Wells Fargo Bank, N.A. and Natixis New York Branch, in their capacities as Co-Documentation Agents.

“Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Merger Documents and (iii) the Exchange Offer Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia; provided that any Subsidiary that would otherwise constitute a Domestic Subsidiary and is a holding company which owns Equity Interests in one or more Foreign Subsidiaries, but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such Equity Interests in Foreign Subsidiaries) shall not constitute a Domestic Subsidiary hereunder.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Effective Date” shall have the meaning provided in Section 14.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding Holdings and its Subsidiaries..

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the treatment (for the purpose of reducing hazardous characteristics) or disposal of any Hazardous Materials, (c) exposure of any natural person to any Hazardous Materials (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (including, for the avoidance of doubt, but only for the purpose of the definition of Domestic Subsidiary, any interests treated as equity for United States federal income tax purposes), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

“Event of Default” shall have the meaning provided in Section 12.

“Excepted Defaults” shall mean, during the period from the Merger Closing Date until the 50th day thereafter, any default or event of default existing with respect to the Target Existing Notes or under the Target Existing Notes Indenture, in each case so long as all actions specified in Section 10.13(b) with respect to the Target Existing Notes have been taken in accordance with the requirements thereof.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness (other than Revolving Loans and Swingline Loans)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of Holdings and its Subsidiaries and the permanent repayment of the principal component of Capital Lease Obligations of Holdings and its Subsidiaries during such period (other than (1) repayments made pursuant to the Refinancing, (2) repayments made with the proceeds of asset sales, sales or issuances of Equity Interests, insurance or Indebtedness, (3) payments of Loans and/or other Obligations, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a Scheduled Term Loan Repayment pursuant to Section 5.02(b) or (y) made as a voluntary prepayment pursuant to Section 5.01 with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment) and (4) repayments of Indebtedness incurred or at any time outstanding pursuant to Section 11.01(ii) or any Permitted Refinancing Indebtedness incurred in respect thereof (or in respect of previously incurred Permitted Refinancing Indebtedness to the extent such Indebtedness (or a previous refinancing) constituted a refinancing of Indebtedness pursuant to said Section 11.01(ii))) and (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.

“Excess Cash Payment Date” shall mean the date occurring 95 days after the last day of each Fiscal Year of Holdings (commencing with the Fiscal Year of Holdings ended December 31, 2010).

“Excess Cash Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Payment Date, the period from June 30, 2010 to the last day of Holdings’ Fiscal Quarter ending closest to December 31, 2010 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding Fiscal Year of Holdings.

“Excess Qualified Equity Proceeds” shall mean the Net Cash Proceeds received by Holdings from one or more issuances of its Equity Interests (excluding any issuances of Disqualified Equity Interests, Equity Interests issued as part of the consideration for the Transaction, any issuances of Equity Interests before the Initial Borrowing Date and any issuances of Equity Interests which are included in determining whether the Qualified Equity Trigger Date has occurred), in each case to the extent such Net Cash Proceeds have not been used (and are not required to be used) to repay outstanding Indebtedness of (or to permanently reduce unutilized commitments to lend to) Holdings or any of is Subsidiaries; provided that repayments of revolving indebtedness without a corresponding reduction to the related commitments shall not be counted as a repayment of outstanding Indebtedness for the foregoing purposes.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Offer” has the meaning set forth in the Transaction Summary.

“Exchange Offer Documents” shall mean all agreements and documents relating to the Exchange Offer, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Exchange Offer Funding Date Material Adverse Effect” shall mean any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably expected to be, materially adverse to the business, financial condition or results of operations of the Target and its subsidiaries, taken as a whole; provided that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Exchange Offer Funding Date Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the Merger Agreement Date, (iii) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the Merger Agreement Date, (iv) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the Merger Agreement Date, (v) general conditions in the industries in which the Target and its subsidiaries operate, (vi) the failure, in and of itself, of the Target to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics after the Merger Agreement Date, or changes in the market price, credit rating or trading volume of the Target’s securities after the Merger Agreement Date (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Exchange Offer Funding Date Material Adverse Effect), (vii) changes in the price of natural gas, nitrogen, urea, ammonia or any other product used or sold by the Target or any of its subsidiaries and (viii) the announcement and pendency of the Merger Agreement and the transactions contemplated thereby, including any lawsuit in respect thereof, compliance with the covenants contained therein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the Target or any of its subsidiaries, except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that the Target and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Target and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Exchange Offer Funding Date Material Adverse Effect).

“Excluded Deposit Accounts” shall have the meaning provided in the Guaranty and Collateral Agreement.

“Excluded Securities Accounts” shall have the meaning provided in the Guaranty and Collateral Agreement.

“Excluded Subsidiary” shall mean each of Terra Nitrogen, CFL, TNCLP and Terra Nitrogen GP Inc. and each of their respective subsidiaries and each Receivables Subsidiary; provided that the Borrower may at any time designate any Excluded Subsidiary as no longer being an Excluded Subsidiary so long as no Default or Event of Default exists after giving effect to such designation, in which case (x) such Person shall thereafter constitute a Subsidiary (and not an Excluded Subsidiary) for all purposes of this Agreement and the other Credit Documents, (y) all Equity Interests in such Person shall be pledged pursuant to the Guaranty and Collateral Agreement (to the extent required for Equity Interests of a Subsidiary which is not an Excluded Subsidiary) and (z) such Person, if a Wholly-Owned Domestic Subsidiary shall be required to take all actions required under Section 10.10 which are required of a Wholly-Owned Domestic Subsidiary which is not an Excluded Subsidiary, an Inactive Subsidiary or an Agreed Non-Guarantor Subsidiary (in each case within the time periods specified therein).

“Expiration Time” has the meaning set forth in Schedule 2.14.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financial Officer” means, in respect of a Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fiscal Quarter” shall mean each three fiscal month period ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” shall mean the twelve-month period ending on December 31.

“Flood Hazard Property” means any Real Property of a Credit Party subject to a Mortgage on which improvements are located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” shall have the meaning provided in Section 5.04(b).

“Foreign Pledge Agreements” shall have the meaning provided in Section 10.10(h).

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as set forth from time to time.

“GCA Collateral” shall mean all “Collateral” as defined in the Guaranty and Collateral Agreement.

“Global Coordinator” shall mean Morgan Stanley MUFG Loan Partners, LLC.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee obligation of any guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount or which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Creditors” shall mean and include (x) each of the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders, (y) each Person (other than any Credit Party or any of its Subsidiaries) that is party to an Interest Rate Protection Agreement or Other Hedging Agreement with Holdings and/or one or more Guaranteed Parties, in each case so long as each such Guaranteed Creditor pursuant to this clause (y) is a Lender or an affiliate of a Lender, or was a Lender or an affiliate of a Lender at the time it entered into the respective Interest Rate Protection Agreement or Other Hedging Agreement and (z) each Lender or affiliate thereof which is party to a Cash Management Agreement (with respect to the Cash Management Agreements to which it is then a party) with Holdings and/or one or more Guaranteed Parties.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, the Borrower under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower and each other Credit Party to the Lenders, the Issuing Lenders, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement (or referred to in Section 4.01 hereof) and each other Credit Document to which the Borrower or such Credit Party is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document, (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the Borrower and/or one or more other Guaranteed Parties owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into by the Borrower and/or one or more other Guaranteed Parties with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement or Other Hedging Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein and (iii) the full and prompt payment when due of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest, fees and/or expenses accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Cash Management Agreement, whether or not such interest, fees and/or expenses are an allowed claim in any such proceeding) of the Borrower or any other

Guaranteed Party owing to any Guaranteed Creditor under any Cash Management Agreement, in each case so long as such obligations, liabilities and indebtedness under such Cash Management Agreement were incurred in the ordinary course of business (but specifically excluding any such obligation intentionally created by a Lender or such affiliate thereof by allowing financing to the Borrower or any other Guaranteed Party in the form of an overdraft outside the ordinary course of business).

“Guaranteed Party” shall mean the Borrower and each Subsidiary of the Borrower that is a Credit Party.

“Guarantor” shall mean each of Holdings and each Subsidiary Guarantor.

“Guaranty” shall mean each of the Holdings Guaranty and the Subsidiaries Guaranty.

“Guaranty and Collateral Agreement” shall mean that certain Guaranty and Collateral Agreement, dated as of April 5, 2010 (as amended, modified, restated and/or supplemented from time to time in accordance with its terms), by and among the Credit Parties party thereto and the Collateral Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous, toxic, contaminants or pollutants pursuant to any Environmental Law.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 15.

“Immaterial Subsidiary” shall mean, as of any date of determination, a Subsidiary (other than a Credit Party) (a) whose consolidated total assets do not constitute more than 3% of the consolidated total assets of Holdings (on a pro forma basis for the most recently ended Fiscal Year of Holdings for which audited financial statements are available), and (b) whose consolidated gross sales do not constitute more than 3% of the consolidated gross sales of Holdings (on a pro forma basis for the most recently ended Fiscal Year of Holdings for which audited financial statements are available); provided that if at any time one or more Immaterial Subsidiaries are subject to one or more events as described in Sections 12(g) and/or (h), if such Immaterial Subsidiaries would fail to meet either the test described in preceding clause (a) or (b) if all such Immaterial Subsidiaries were a single Subsidiary (rather than separate Subsidiaries), for this purpose treated as if each reference in preceding clause (a) and (b) to “3%” were instead a reference to “5%”, then the respective such Subsidiaries shall not constitute Immaterial Subsidiaries unless and until such time as in aggregate they do not fail either of the tests referenced in this proviso.

“Inactive Subsidiary” shall mean, as of any date of determination, a Subsidiary (other than a Credit Party) (a) whose consolidated total assets do not exceed $500,000, (b) which does not engage in any trade or business and (c) does not own Equity Interests in any Person other than one or more other Inactive Subsidiaries.  As of the date hereof, all Inactive Subsidiaries that are Domestic Subsidiaries of Holdings are listed on Schedule 1.01E and, to the best of Holdings’ and the Borrower’s knowledge, all Inactive Subsidiaries that are Domestic Subsidiaries of Target are listed on Schedule 1.01E.  At any time when a Subsidiary which was an Inactive Subsidiary ceases to meet the tests contained above, such Subsidiary shall no longer constitute an Inactive Subsidiary.

“Incremental Amendment” shall have the meaning provided in Section 2.16(c).

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.16(c).

“Incremental Term Loans” shall have the meaning provided in Section 2.16(a).

“Indebtedness” shall mean, of any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same securities or property or any other Off-Balance Sheet Liability, (m) the amount of Receivables Outstandings from time to time and (n) the aggregate liquidation preference of all Disqualified Equity Interests of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  In the avoidance of doubt, “Indebtedness” shall not include obligations or liabilities under operating leases.

“Indemnified Person” shall have the meaning provided in Section 14.01(a).

“Information Memorandum” means the Confidential Information Memorandum dated March 29, 2010, relating to the Borrower and the Transaction.

“Initial Borrowing Date” shall mean April 5, 2010.

“Initial Second Amendment Effective Date” shall have the meaning set forth in the Second Amendment.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of April 5, 2010, by and among the Administrative Agent, the Bridge Agent and the Credit Parties party thereto.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall have the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Investment Grade Rating” shall mean both (i) the public corporate credit rating of Holdings from S&P is equal to or more favorable than BBB- and (ii) the public corporate family rating of Holdings from Moody’s is equal to or more favorable than Baa3.

“Issuing Lender” shall mean Morgan Stanley Bank, N.A. (except as otherwise provided in Section 13.09) and any other Lender reasonably acceptable to the Administrative Agent and the Borrower which agrees to issue Letters of Credit hereunder; provided that, unless Morgan Stanley Bank, N.A. specifically consents thereto in a given instance, neither Morgan Stanley Bank, N.A. nor any of its Affiliates shall be obligated to issue any trade Letters of Credit (and Morgan Stanley Bank, N.A. and its Affiliates shall only be obligated to issue standby Letters of Credit).  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).

“Joinder Agreement” shall have the meaning provided in Section 10.10(a).

“Joint Venture” means a limited-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created or conducted through a separate legal entity) (excluding a Subsidiary) now or hereafter formed or invested in by Holdings or any of its Subsidiaries with another Person or Persons in order to conduct a common venture or enterprise with such Person or Persons.

“L/C Aggregate Maximum Amount” shall mean $75,000,000; provided that the L/C Aggregate Maximum Amount shall be increased from to time to time by the aggregate Stated Amount of any Letters of Credit then outstanding and issued to support obligations under the Consent Decree to secure the satisfaction of the Consent Decree Phosphogypsum Stack Liability; provided further that in no event shall the L/C Aggregate Maximum Amount exceed at any time $125,000,000.

“L/C Supportable Obligations” shall mean (1) any obligations of the Borrower or any of its Subsidiaries permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (x) Indebtedness incurred or which remains outstanding pursuant to Sections 11.01(i), (ii), (iii), (iv), (v) and (xv)), (y) any other Indebtedness or other obligations that are subordinated in right of payment to the Obligations and (z) any Equity Interests) and (2) obligations of Terra Nitrogen, so long as the aggregate Stated Amount of all Letters of Credit supporting same at any time does not exceed $15,000,000.

“Lead Arrangers” shall mean, collectively, Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd, in their capacities as Joint Lead Arrangers and Bookrunners, and any successor thereto.

“Lease” shall mean any lease, sublease, or other agreement pursuant to which a Credit Party has a Leasehold.

“Leased Real Property” shall mean any Real Property that is the subject of a Lease.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01A, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 14.04(b) or an Incremental Amendment.

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the wrongful failure of such Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) or 3.05, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent, the Swingline Lender, any Issuing Lender and/or any Credit Party in writing (x) that it does not intend to comply with its obligations under Sections 2.01(a), (b), (c) or (d) or 3 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 2.01(c), Section 3.03(b), Section 5.02(j) and any documentation entered into pursuant to the Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any default by such Lender with respect to its obligations under any other credit facility to which it is a party and which the Swingline Lender, any Issuing Lender or the Administrative Agent believes in good faith has occurred and is continuing, and (iii) the failure of such Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) or 3.05 within three (3) Business Days of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Majority Lenders with Revolving Loan Commitments has or have, as applicable, funded its or their portion thereof.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 3.03(b).

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (without duplication) (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the greater at any time of (a) (x) the rate per annum appearing on Page BBAM 1 on the Bloomberg Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Eurodollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period or (y) if the rate referred to in clause (x) is not available at such time for any reason, then the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period and (b) prior to the Subsequent Second Amendment Effective Date, 1.50% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranche under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(d).

“Margin Regulations” shall mean Regulation T, Regulation U and Regulation X.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Holdings and its Subsidiaries taken as a whole, (b) the Collateral or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (c) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies, taken as a whole, of the Administrative Agent, the Issuing Lenders or the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Interest Rate Protection Agreements or Other Hedging Agreements, of any one or more of the Credit Parties and their Subsidiaries in an aggregate principal amount exceeding $50,000,000 outstanding at the time of determination.  For purposes of determining Material Indebtedness, the “obligations” of any Credit Party or any Subsidiary in respect of any Interest Rate Protection Agreements or Other Hedging Agreements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party or such Subsidiary would be required to pay if such Interest Rate Protection Agreement or Other Hedging Agreement were terminated at such time.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Term Loan Maturity Date (which shall be the Maturity Date for all Term Loans), the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

“Maximum Rate” shall have the meaning provided in Section 14.19.

“Maximum Swingline Amount” shall mean $50,000,000.

“Merger” shall mean the merger of Target with and into Mergersub, with Target being the surviving corporation of such merger.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of March 12, 2010, by and between Holdings, Mergersub and Target, as amended, waived or otherwise modified from time to time but without any modifications, waivers or amendments thereof or any consents thereunder that are materially adverse to the Lenders (including, without limitation, any of the foregoing that results in an increase in the aggregate consideration (except for any increase to the extent consisting solely of additional shares of common stock of Holdings) or the allowance of any additional permitted dividends) unless consented to by the Lead Arrangers.

“Merger Agreement Date” shall mean March 12, 2010.

“Merger Closing Date” shall mean the date of the consummation of the Merger.

“Merger Documents” shall mean the Merger Agreement and all other agreements and documents relating to the Merger, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Mergersub” shall mean Composite Merger Corporation, a Maryland corporation and a direct Wholly-Owned Subsidiary of the Borrower.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $5,000,000 (or, if less, the remaining Total Term Loan Commitment), (ii) for Revolving Loans, $500,000, and (iii) for Swingline Loans, $100,000.

“MNPI” shall mean material non-public information with respect to Holdings or its Subsidiaries, or the respective securities of any of the foregoing.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent, Administrative Agent and the Lenders, substantially in the form of Exhibit L (with such changes as the Collateral Agent, based on advice of counsel, believes are reasonably desirable, including given the local law of the jurisdiction in which the respective real property is located), on any Mortgaged Property; provided, however, that any Mortgage encumbering a Mortgaged Property located in a Mortgage Tax State shall expressly state that the amount secured thereby shall be limited to either (i) 115% of the reasonably estimated fair market value of the applicable Mortgaged Property or (ii) the allocated amount based on the allocation formula customarily in use in the applicable state, in Collateral Agent’s reasonable discretion.

“Mortgage Policy” shall mean an ALTA loan policy of title insurance (Form 2006).

“Mortgage Tax State” shall mean each state that imposes a mortgage tax, intangible tax or other similar tax (other than immaterial amounts) on a mortgage of real property located in such state.

“Mortgaged Property” shall mean any Owned Real Property of any Credit Party which is subject to a Mortgage pursuant to the terms hereof.

“MS&Co.” shall mean Morgan Stanley & Co. Incorporated.

“MSSF” shall mean Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” means, if in connection with (a) an Asset Sale, the Net Sale Proceeds therefrom, (b) a Recovery Event, the cash proceeds received net of (without duplication) (i) reasonable costs, fees and expenses incurred and payable by Holdings or its respective Subsidiary in connection therewith (in each case, paid to non-Affiliates), (ii) the principal amount of any Indebtedness (other than Indebtedness under the Credit Documents and the Second Lien Indebtedness) that is secured by a senior Lien on such asset and that is required to be (and is) repaid in connection with such Recovery Event, (iii) federal, state, provincial, foreign and local Taxes and other Taxes paid or reasonably estimated to be payable in connection with such Recovery Event or (c) an equity issuance or the issuance or incurrence of Indebtedness, cash proceeds received net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees, costs, commissions, premiums, fees and expenses incurred in connection therewith (in each case, paid to non-Affiliates); provided that in the case of any equity issuance of Holdings, the cash proceeds received shall also be net of any amounts applied to repay outstanding principal of Bridge Loans or, if the Merger Closing Date has not already occurred, to reduce commitments (on a dollar for dollar basis) pursuant to the Bridge Loan Agreement.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets (other than pursuant to a Recovery Event), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) any reserves in accordance with GAAP against any liabilities relating to the assets sold or otherwise disposed of, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness pursuant to the Credit Documents or Second Lien Indebtedness) which is secured (on a senior basis) by the respective assets which were sold or otherwise disposed of, and (iv) federal, state, provincial, foreign and local Taxes and other Taxes paid or reasonably estimated to be payable in connection with such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which Holdings determines in good faith should be reserved for post-closing adjustments (to the extent Holdings delivers to the Administrative Agent a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments paid by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Holdings and/or any of its Subsidiaries from such sale or other disposition.

“90% Condition” shall have the meaning provided in the Transaction Summary.

“Nitrogen Servicing Agreement” shall mean that certain Amended and Restated General and Administrative Services Agreement Regarding Services, dated as of October 23, 2007, between Target and Terra Nitrogen GP Inc., as same may be amended, modified or supplemented from time to time, but without giving effect to any such amendments, modifications, supplements or waivers which, taken as a whole, are materially adverse to the Credit Parties.

“NOL Agreement” shall mean that certain Net Operating Loss Agreement, dated August 16, 2005, by and among Holdings, the Borrower and the Members (as defined therein).

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Note” shall mean each B-1 Term Note, each B-2 Term Note, each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 1 Pierrepont Plaza, Brooklyn, NY 11201, Attention: Stephen Giacolone or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of Holdings or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, or (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person.

“Open Market Purchase” shall have the meaning provided in Section 2.15.

“Original Credit Agreement” shall mean this Agreement as amended and in effect immediately prior to the Subsequent Second Amendment Effective Date and the amendment and restatement hereof on the Restatement Effective Date.

“Original Mortgage Tax State Properties” shall mean each Owned Real Property designated on Schedule 6.18 as an “Original Mortgage Tax State Property”, it being understood and agreed that the Owned Real Property so designated have fair market values reasonably estimated to exceed $30,000,000 but shall be located in the States of Florida and Oklahoma, which are Mortgage Tax States on the Effective Date.  It is further understood and agreed that such properties shall only be required to become Mortgaged Properties, in accordance with

Section 10.10(c), if the Qualified Equity Trigger Date does not occur on or prior to September 30, 2010.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Owned Real Property” shall mean any Real Property that is owned in fee simple by a Credit Party.

“Participant” shall have the meaning provided in Section 3.04(a).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.

“Payment Office” shall mean the office of the Administrative Agent located at 1 Pierrepont Plaza, Brooklyn, NY 11201, Attention: Stephen Giacolone or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Encumbrances” means:

(a)                                  Liens imposed by law for Taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in compliance with Section 10.04;

(b)                                 landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, processors’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 10.04;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations (other than Liens arising under ERISA);

(d)                                 utility deposits and deposits made to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds (or deposits made to otherwise secure an appeal, stay or discharge in the course of legal proceeding), performance or completion bonds and other obligations of a like nature or other cash deposits required to be made, in each case in the ordinary course of business;

(e)                                  judgment liens and judicial attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 12;

(f)                                    recorded or unrecorded easements, rights-of-way, covenants, conditions, restrictions, leases, licenses, reservations, subdivisions, and similar encumbrances of any kind or rights of others for rights-of-way, utilities and other similar purposes, or zoning, building, subdivision, environmental regulations, or other restrictions as to the use of owned or leased real property and minor defects and irregularities in title on real property that do not secure any monetary obligations and do not materially affect the ability of the applicable Credit Party or Subsidiary to operate the affected property in the ordinary conduct of business;

(g)                                 any exceptions to title set forth in any Mortgage Policy delivered by the Borrower to the Administrative Agent, all of which exceptions shall be acceptable to the Administrative Agent in its reasonable discretion;

(h)                                 any matters disclosed on any survey, aerial survey, ExpressMap or equivalent photographic depiction delivered by the Borrower to the Administrative Agent, all of which matters shall be acceptable to the Administrative Agent in its reasonable discretion;

(i)                                     any interest or title, and any encumbrances thereon, of a lessor or sublessor under any Lease entered into by a Credit Party or Subsidiary as a lessee or sublessee;

(j)                                     Liens described in Section 11.02(ii); and

(k)                                  Liens in favor of the Administrative Agent granted pursuant to any Credit Document.

“Permitted Investments” means:

(a)                                  investments in direct obligations of the United States of America or Canada or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America or Canada, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)                                 investments in commercial paper rated at least Aa2 by Moody’s and at least A by S&P maturing within one year of the date of issuance thereof;

(c)                                  investments in certificates of deposit, bankers’ acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any United States or Canadian commercial bank or any Lender (or affiliate thereof) having capital and surplus of not less than $100,000,000 which have a maturity of one year or less or, in the case of bankers’ acceptances endorsed by any Lender (or affiliate thereof) or other such commercial bank, maturing within six months of the date of acceptance;

(d)                                 investments in repurchase obligations, including whole mortgage loans, with a term of not more than 30 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)           investments in Dutch Auction reset securities with a reset date no greater than 180 days rated at least Aa by Moody’s and at least A by S&P;

(f)            marketable general obligations of a state or municipality of the United States or a province or municipality of Canada, or any political subdivision of any of the foregoing, unconditionally secured by the full faith and credit of such state, municipality, province or political subdivision and marketable corporate debt securities having an A credit rating or better by S&P or Moody’s Investors Service or, in the case of such obligations of a province or a political subdivision of Canada, an equivalent rating from Dominion Bond Rating Service; and

(g)           investments in money market funds that invest 95% of their assets in investments of the type described in the immediately preceding subsections (a), (b), (c), (d), (e) and (f) above.

“Permitted Liens” shall have the meaning provided in Section 11.02.

“Permitted Notes” shall mean Permitted Second Lien Notes or Permitted Unsecured Notes.

“Permitted Refinancing Indebtedness” shall mean, with respect to Holdings, the Borrower or any of their respective Subsidiaries, any refinancing, replacement, refunding, renewal or extension of any Indebtedness, in whole or in part, of such Person from time to time; provided that (a) the principal amount (or accreted value, if applicable) thereof does not, or in the case of any revolving facility, the commitments thereunder do not, exceed the principal amount (or accreted value, if applicable) or in the case of any revolving facility, the commitments thereunder (so long as such commitments could have been fully drawn with no violation of this Agreement), of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended (the “Refinanced Debt”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder (so long as such commitments could have been fully drawn with no violation of this Agreement), (b) the Indebtedness resulting from such refinancing, replacement, refunding, renewal or extension (the “Refinancing Debt”) has a final maturity date the same as or later than the final maturity date of, and, other than in the case of a revolving facility, has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) to the extent such Refinanced Debt is subordinated in right of payment to the Obligations, such Refinancing Debt is subordinated in right of payment to the Obligations on terms, when taken as a whole, in all material respects at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt, (d) if the Refinanced Debt is secured, the Refinancing Debt shall be unsecured or secured only by assets (including the same after-acquired assets) that secured (or are required to secure) such Refinanced Debt; provided that if the

Refinanced Debt consists of Indebtedness described in Section 11.01(i)(B) or 11.01(ii) or Refinancing Debt previously incurred in respect thereof (or in respect of any Refinancing Debt which has successively refinanced Indebtedness originally incurred under Section 11.01(i)(B) or 11.01(ii)), such Refinancing Debt must be subject to the terms of the Intercreditor Agreement pursuant to arrangements (including a joinder agreement) reasonably satisfactory to the Administrative Agent and may be secured by (and only by) any Collateral which also secures the Obligations on the terms provided in the Intercreditor Agreement for Second-Lien Obligations (as defined therein), (e) the terms and conditions (including, if applicable, as to collateral, covenants and events of default but excluding as to interest rate, redemption premium, and other pricing provisions) of any such Refinancing Debt, taken as a whole, are not materially less favorable to the Credit Parties or the Lenders than the terms and conditions of the Refinanced Debt and (f) neither the direct obligors nor the guarantors of any Permitted Refinancing Indebtedness may be different (except in each case if less extensive; provided that after-acquired or created Subsidiaries, and Subsidiaries that cease to qualify for exceptions contained in such Refinanced Debt that entitled such Subsidiaries to not become guarantors thereunder, may be required to become guarantors on substantially the same terms as applied to the respective Refinanced Debt) than those which apply to the relevant Refinanced Debt.  Notwithstanding anything to the contrary contained above, in instances where the Refinanced Debt is this Agreement, (x) if the respective Permitted Refinancing Indebtedness is incurred before the Merger Closing Date, the respective aggregate principal amount of Permitted Refinancing Indebtedness shall be permitted to replace Term Loan Commitments hereunder, in each case in accordance with the relevant requirements hereof and (y) Permitted Refinancing Indebtedness shall, as contemplated by the proviso to Section 11.01(i) and subject to compliance with Section 5.02(g), be permitted to refinance Revolving Loan Commitments as more fully provided therein.

“Permitted Sale and Leaseback Transaction” means an arrangement entered into by the Borrower or any of its Subsidiaries with any Person providing for the Borrower or such Subsidiary to lease or rent property, plant and equipment that the Borrower or such Subsidiary has or will sell or otherwise transfer to such Person, provided that the aggregate value of property, plant and equipment sold or otherwise transferred pursuant to such arrangements shall not exceed $20,000,000 during any Fiscal Year.

“Permitted Second Lien Notes” shall mean secured Indebtedness incurred by the Borrower or Holdings and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of second lien secured notes; provided that (i) such Indebtedness may only be secured by Collateral on a second lien, subordinated basis to the Secured Obligations, and shall not be secured by any property or assets of Holdings, the Borrower or any of their respective Subsidiaries other than the Collateral; (ii) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is one year after the latest Maturity Date (in each case, determined without regard to the provisos to the component defined terms used in the definition of Maturity Date) hereunder at the time such Indebtedness is incurred, (iii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness is not guaranteed by any Person other than the Credit Parties, (v) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are materially more restrictive to the Credit Parties than the terms of this Agreement (it being understood that the limitations on indebtedness covenant contained therein may take into account permanent repayments of Indebtedness which have occurred after the Effective Date), and (vi) the holders of such Indebtedness pursuant to the indenture or other instrument governing such Indebtedness (or a trustee, agent or other representative on their behalf) shall have become party to the Intercreditor Agreement.

“Permitted Unsecured Notes” shall mean senior unsecured or unsecured subordinated Indebtedness incurred by the Borrower or Holdings and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of senior unsecured or unsecured subordinated notes; provided that (i) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is one year after the latest Maturity Date (in each case, determined without regard to the provisos to the component defined terms used in the definition of Maturity Date) hereunder at the time such Indebtedness is incurred, (ii) such Indebtedness is not guaranteed by any Person other than the Credit Parties, (iii) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are materially more restrictive to the Credit Parties than the terms of this Agreement (it being understood that the limitations on indebtedness covenant contained therein may take into account permanent repayments of Indebtedness which have occurred after the Effective Date) and (iv) such Indebtedness is not secured by any Lien on any property or assets of Holdings, the Borrower or any of their respective Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phosphogypsum Stack Liability” means the present value of the estimated cost of closing phosphogypsum stacks based upon formal closure plans for closure, wastewater management, long-term maintenance and monitoring, as reported in Holdings’s financial statements in accordance with GAAP.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning provided in Section 10.01.

“Pooling Agreement” means that certain Spare Parts Pooling Agreement, dated as of August 15, 1968, by and among Commercial Solvents Corporation, First Nitrogen Corporation, the Borrower (formerly known as Central Farmers Fertilizer Company), Miscoa and Triad Chemical, as amended, restated, supplemented or otherwise modified from time to time, but without giving effect to any amendments, restatements, supplements or other modifications which, taken as a whole, are materially adverse to the Credit Parties.

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person.

“Prime Lending Rate” shall mean the rate of interest per annum published by The Wall Street Journal U.S. edition, from time to time, as the prime rate (and if such a rate is not at any time published, such substitute or successor rate as may be chosen by the Administrative Agent).  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Prior Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 12, 2010, by and among Yara International ASA, a Norwegian public company limited by shares, Yukon Merger Sub, Inc., a Maryland corporation, and Target.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to any Acquisition (including the Terra Acquisition) and any Significant Asset Sale consummated after the first day of the relevant Test Period and on or prior to the last day of the relevant Test Period (or, in the case of determinations other than pursuant to Sections 11.11 and 11.12, on or prior to the date of determination) and, in the case of all determinations other than pursuant to Sections 11.11 and 11.12, giving effect to all incurrences and repayments of Indebtedness through the date of determination, as if same had occurred on the first day of the respective Test Period, in each case with such pro forma adjustments as are appropriate, in the good faith judgment of a Responsible Officer of the Borrower, to reflect identifiable and factually supportable additional cost savings or synergies from such actions that have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken within 12 months immediately following any such action (net of the amount of actual benefits realized during such Test Period from such actions).

“Projections” has the meaning assigned to such term in Section 10.01(e).

“Public Lender” shall have the meaning provided in Section 10.01.

“Qualified Equity Trigger Date” shall mean the first date occurring on or after the Initial Borrowing Date upon which Holdings shall have issued its Equity Interests (excluding any issuances of Disqualified Equity Interests, all Equity Interests issued as part of the consideration for the Transaction and any issuances of Equity Interests before the Initial Borrowing Date), whether pursuant to one or more offerings, in return for cash consideration where the gross cash proceeds received by Holdings therefrom aggregate at least $750,000,000 and where all Net Cash Proceeds therefrom (for this purpose ignoring the proviso to the definition of Net Cash

Proceeds) have actually been applied to repay outstanding principal of Bridge Loans or Term Loans (or, if issued prior to the Merger Closing Date, to reduce on a dollar-for-dollar basis the Total Term Loan Commitment and/or unutilized commitments under the Bridge Loan Agreement); provided that if the Qualified Equity Trigger Date does not occur on or prior to September 30, 2010 then it shall not thereafter occur.

“Qualified Preferred Stock” shall mean any Preferred Equity of Holdings so long as the terms of any such Preferred Equity (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the first anniversary of the then latest Maturity Date (in each case determined without regard to the provisos in the component defined terms used in such definition), (w) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement or any other agreement or contract of Holdings or any of its Subsidiaries, (x) do not contain any covenants (other than periodic reporting requirements), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of Holdings, or liquidations involving Holdings, and (z) are otherwise reasonably satisfactory to the Administrative Agent.

“Qualifying Bid” shall have the meaning set forth in Schedule 2.14.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Initial Borrowing Date.

“Reaffirmation Agreement” shall mean a reaffirmation agreement with respect to the Guaranty and Collateral Agreement in a form mutually agreed among the Credit Parties and the Administrative Agent.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivables Facility” shall mean any of one or more financing facilities of the Borrower or any of its Subsidiaries or any Receivables Subsidiary which (i) finance receivables (together with any related property and related rights) of the Borrower and its Subsidiaries or any Receivables Subsidiary and (ii) the obligations under which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or its Subsidiaries, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time.

“Receivables Outstandings”  shall mean at any time the aggregate amount of cash theretofore paid to the Borrower and/or its Subsidiaries in respect of the accounts receivable and related property or related rights sold or transferred by them under one or more Receivables Facilities, in each case to the extent the respective receivables have not yet been repaid by the respective account debtor or repurchased by Receivables Sellers (it being the intent of the parties that the amount of Receivables Outstandings at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under the

Receivables Facilities then in effect if same were structured as a secured lending agreement rather than a purchase agreement).

“Receivables Sellers” at any time shall mean the Borrower and any of its Subsidiaries which is, at such time, a Person which is at such time, selling or transferring accounts receivable and related property or related rights in one transaction or a series of transactions under the terms of a Receivables Facility.

“Receivables Subsidiary” shall mean any Person, which would be a Subsidiary of the Borrower if it did not constitute a Excluded Subsidiary, formed in connection with one or more Receivables Facilities.

“Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of thief, loss, physical destruction, damage, taking or any similar event with respect to any property or assets of Holdings or any of its Subsidiaries and/or (ii) under any policy of casualty insurance; provided that a Recovery Event shall not include any receipt (for a single event or series of related events) of less than $10,000,000.

“Refinanced Debt” shall have the meaning provided in the definition of Permitted Refinancing Indebtedness.

“Refinancing” shall have the meaning provided in the Original Credit Agreement.

“Refinancing Debt” shall have the meaning provided in the definition of Permitted Refinancing Indebtedness.

“Register” shall have the meaning provided in Section 14.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall have the meaning provided in Section 10.10(j).

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reply Amount” has the meaning set forth in Schedule 2.14.

“Reply Price” has the meaning set forth in Schedule 2.14.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loan Commitments at such time, outstanding principal of Term Loans at such time and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans and Term Loan Commitments of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, principal accounting officer, chief financial officer, chief internal general counsel, treasurer or controller of such Person.

“Restatement Effective Date” shall mean the date on which each of the conditions set forth in Section 6 shall have been satisfied or waived in accordance with the terms hereof.

“Restricted” shall mean, when referring to cash or Permitted Investments of Holdings or any of its Subsidiaries, that such cash or Permitted Investments (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or of any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than (x) Liens described in clauses (xii) and (xix) of Section 11.02 or in clauses (a) or (e) of the definition of Permitted Encumbrances (in each case so long as no consensual Lien has been created with respect to such cash or Permitted Investments) and (y) the Collateral Agent for the benefit of the Secured Creditors and any junior lien securing Second Lien Indebtedness or (iii) are subject to binding contractual or legal obligations that result in such cash or Permitted Investments being not otherwise generally available for use by Holdings or such Subsidiary.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Credit Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in any Credit Party or any Subsidiary.

“Return Bid” has the meaning set forth in Schedule 2.14.

“Revolving Commitment Increase” shall have the meaning the meaning provided in Section 2.16(a).

“Revolving Commitment Increase Lender” shall have the meaning provided in Section 2.16(d).

“Revolving Loan” shall have the meaning provided in Section 2.01(b).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01A directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 12, as applicable or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 14.04(b).

“Revolving Loan Lead Arrangers” shall mean collectively, Morgan Stanley Senior Funding, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and BMO Capital Markets, in their capacities as Joint Revolving Loan Lead Arrangers.

“Revolving Loan Maturity Date” shall mean the fifth anniversary of the Subsequent Second Amendment Effective Date.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Scheduled Term Loan Repayment” shall have the meaning provided in Section 5.02(b).

“Scheduled Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b).

“SEC” shall mean the Securities and Exchange Commission.

“Second Amendment” shall mean that certain Second Amendment to Credit Agreement and Amendment to Guaranty and Collateral Agreement, dated as of August 1, 2011, by and among the Borrower, Holdings, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

“Second Lien Indebtedness” shall mean and include (x) the Bridge Loans, (y) any Permitted Second Lien Notes issued or incurred pursuant to Section 11.01(i)(B) and/or Section 11.01(ii) and (z) any Permitted Refinancing Indebtedness secured by Collateral and incurred in respect of Indebtedness described in preceding clauses (x) and/or (y), or which refinanced any Permitted Refinancing Indebtedness originally incurred as described in this clause (z) or a subsequent refinancing thereof with Permitted Refinancing Indebtedness.

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Section 11.04(viii) Investments” shall have the meaning provided in Section 11.04(viii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Secured Obligations” shall mean all Obligations and all other Secured Obligations under, and as defined in, the Security Documents.  For the avoidance of doubt, it is understood and agreed that Interest Rate Protection Agreements, Other Hedging Agreements and Cash Management Agreements, to the extent secured by the Security Documents, shall not be secured prior to the Merger Closing Date.

“Securities Accounts” shall have the meaning provided in the Guaranty and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the Guaranty and Collateral Agreement, the Foreign Pledge Agreements (if any), each Mortgage and, after the execution and delivery thereof, each Additional Security Document and any other documents granting a Lien upon the assets or property of a Credit Party as security for payment of the Obligations; provided, that any cash collateral or other agreements entered into pursuant to the Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 9.03 and clause (k) of the definition of Permitted Encumbrances and (y) the term “Credit Documents” as used in Sections 11.01(i), 11.08 and 14.01.

“Shares” has the meaning set forth in the Transaction Summary.

“Significant Asset Sale” shall mean each Asset Sale where the gross consideration received therefor by Holdings and its respective Subsidiaries (taking the Net Sale Proceeds therefrom plus the fair market value (as reasonably determined by the Borrower) of any non-cash consideration received) equals or exceeds $20,000,000.

“Specified Indebtedness” shall have the meaning provided in Section 11.09.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Statutory Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board).  Such reserve percentages will include those imposed pursuant to such Regulation D.  Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“Stock Certificates” means Collateral consisting of Stock Certificates representing capital stock of the Target and its subsidiaries or Holdings and its Subsidiaries required as Collateral pursuant to the Security Documents.

“Subsequent Second Amendment Effective Date” shall have the meaning set forth in the Second Amendment.

“Subsidiaries Guaranty” shall mean the guaranty of the Subsidiary Guarantors pursuant to Article II of the Guaranty and Collateral Agreement.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% of the total voting power of the equity interests therein at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings; provided, however, that each Excluded Subsidiary shall not be considered a Subsidiary for purposes of this Agreement, except that each Excluded Subsidiary shall be considered a Subsidiary for purposes of calculating the Interest Coverage Ratio, the Total Leverage Ratio and Excess Cash Flow and for purposes of the accounting and financial terms used in connection with making such calculations.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of Holdings (other than the Borrower and, for the avoidance of doubt, Excluded Subsidiaries, Inactive Subsidiaries and Agreed Non-Guarantor Subsidiaries) (in each case, whether existing on the Initial Borrowing Date or established, created or acquired after the Initial Borrowing Date) which has executed the Guaranty and Collateral Agreement or has become a party thereto by executing a joinder as required pursuant to Section 10.10, unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions of the Guaranty and Collateral Agreement.

“Swingline Back-Stop Arrangements” shall have the meaning provided in Section 2.01(c).

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean MSSF, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(c).

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Syndication Date” shall mean the earlier of (x) the date upon which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 14.04(b)) has been completed and (y) 90 days after the Initial Borrowing Date.

“Target” shall mean Terra Industries Inc., a Maryland Corporation.

“Target Existing Notes” shall mean the 7.75% senior notes of Target Sub due 2019.

“Target Existing Notes Indenture” shall have the meaning provided in Section 10.13(b).

“Target Mortgaged Property” shall mean each Owned Real Property of Target or any of its Subsidiaries designated as a “Target Mortgaged Property” pursuant to the Original Credit Agreement.

“Target Notes Blocked Amount” shall mean an amount equal to (x) the sum of the aggregate principal amount of outstanding Target Existing Notes and the premiums which would be payable thereon at such time based on the assumption that the aggregate premiums payable for all Target Existing Notes shall equal $145,000,000 less (y) $250,000,000.

“Target Refinancing” shall have the meaning provided in the Original Credit Agreement.

“Target Sub” shall mean Terra Capital Inc., a Delaware corporation and wholly-owned subsidiary of Target.

“Taxes” shall have the meaning provided in Section 5.04(a).

“Term Loan” shall mean each B-1 Term Loan and each B-2 Term Loan.

“Term Loan Blocked Amount” shall mean, at any time, the lesser of (x) the Total Term Loan Commitment at such time less $100,000,000 or (y) the Blocked Amount at such time.

“Term Loan Commitment” shall mean, for each Lender at any time, the B-1 Term Loan Commitment and the B-2 Term Loan Commitment of such Lender at such time.

“Term Loan Maturity Date” shall mean April 5, 2015; provided that if the Merger Closing Date does not occur on or prior to October 15, 2010, the Term Loan Maturity Date shall be October 15, 2010.

“Terra Acquisition” has the meaning set forth in the Transaction Summary.

“Terra Canada” shall mean Terra International (Canada) Inc., a corporation organized under the laws of Ontario, Canada.

“Terra Capital” shall mean Terra Capital, Inc., a Delaware corporation.

“Terra Express” shall mean Terra Express, Inc. a Delaware corporation.

“Terra Real Estate” shall mean Terra Real Estate Development Corporation an Iowa corporation.

“Terra Nitrogen” shall mean Terra Nitrogen Limited Partnership, a Delaware limited partnership.

“Test Period” shall mean each period of four consecutive Fiscal Quarters of Holdings then last ended, in each case taken as one accounting period.

“Title Insurance Company” shall mean First American Title Insurance Company and its affiliated companies or such other title insurance or abstract company as shall be selected by the Credit Parties and reasonably approved by the Collateral Agent.

“TL Lender” shall mean each Lender with a Term Loan Commitment or with outstanding Term Loans.

“TL Percentage” of any TL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Term Loan Commitment of such TL Lender at such time and the denominator of which is the Total Term Loan Commitment at such time, provided that if the TL Percentage of any TL Lender is to be determined after the Total Term Loan Commitment has been terminated, then the TL Percentages of such TL Lender shall be determined immediately prior (and without giving effect) to such termination.

“TNCLP” shall mean Terra Nitrogen Company, L.P., a Delaware limited partnership.

“Top-Off Purchases” has the meaning set forth in the Transaction Summary.

“Total B-1 Term Loan Commitment” shall mean, at any time, the sum of the B-1 Term Loan Commitments of each of the Lenders at such time.

“Total B-2 Term Loan Commitment” shall mean, at any time, the sum of the B-2 Term Loan Commitments of each of the Lenders at such time.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Term Loan Commitment” shall mean, at any time, the sum of the B-1 Term Loan Commitments and the B-2 Term Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being four separate Tranches, i.e., B-1 Term Loans, B-2 Term Loans, Revolving Loans and Swingline Loans; provided that (x) for purposes of Sections 2.13, 14.04(b), 14.12(a) and (b) and the definition of “Majority Lenders”, Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche” and (y) after the occurrence of the B-1 Conversion Date, the B-2 Term Loan Tranche shall be eliminated (as a result of the conversion of B-2 Term Loans into B-1 Term Loans) and there shall then be three separate Tranches hereunder.

“Transaction” shall mean, collectively, (i) the consummation of the Exchange Offer and the other transactions contemplated by the Exchange Offer Documents, (ii) the consummation of one or more Top-Off Purchases as contemplated by the Transaction Summary, (iii) the consummation of the Merger, (iv) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, and the extensions thereunder and use of proceeds thereof, (v) the incurrence of Indebtedness permitted pursuant to Section 11.01(ii) and the use of the proceeds thereof, and (vi) the payment of all fees and expenses in connection with the foregoing, with the foregoing transactions to be consummated substantially in accordance with the Transaction Summary.

“Transaction Summary” shall mean the transaction summary attached hereto as Schedule 1.01B.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code, as in effect from time to time, of the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Uncommitted Incremental Facility” shall have the meaning provided in Section 2.16(a).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Permitted Investments, that same are not Restricted.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Preferred Equity, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, any Subsidiary of such Person which is (i) a corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person or (ii) a partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Differential” shall have the meaning provided in Section 2.16(a).

1.02.                        Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Holdings, the Borrower or any other Credit Party shall be construed to include Holdings, the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for Holdings, the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(c)                                  Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

(d)                                 The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

SECTION 2.                                Amount and Terms of Credit.

2.01.                        The Commitments.  (a)  (i)        Subject to and upon the terms and conditions set forth herein, each Lender with a B-1 Term Loan Commitment severally agrees to make, at par and any time and from time to time on or after the Initial Borrowing Date and on or prior to the Merger Closing Date, a term loan or term loans (each, together with any term loan resulting from the B-1 Conversion, a “B-1 Term Loan” and, collectively, the “B-1 Term Loans”) to the Borrower, which B-1 Term Loans (x) shall be denominated in Dollars, (y) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 2.10(b), all B-1 Term Loans comprising the same Borrowing shall at all times be of the same Type and (B) all B-1 Term Loans made on the Initial Borrowing Date shall be incurred as Base Rate Loans, and (z) shall not be incurred on any date occurring prior to the Merger Closing Date if, after giving effect to the making of the respective B-1 Term Loans and the related reductions to the Total B-1 Term Loan Commitment pursuant to Section 4.03(b)(x), the B-1 Blocked Amount would exceed the then remaining Total B-1 Term Loan Commitment.  On the Initial Borrowing Date, the Borrower shall be required to borrow $100,000,000 of B-1 Term Loans, but may borrow such larger principal amount as is permitted hereunder.  Once repaid, B-1 Term Loans incurred hereunder may not be reborrowed.

(ii)                                  Subject to and upon the terms and conditions set forth herein, each Lender with a B-2 Term Loan Commitment severally agrees to make, at par and any time and from time to time on or after the Initial Borrowing Date and on or prior to the earlier of (A) the B-1 Conversion Date and (B) the Merger Closing Date, a term loan or term loans (each, a “B-2 Term Loan” and, collectively, the “B-2 Term Loans”) to the Borrower, which B-2 Term Loans (v) shall be denominated in Dollars, (w) may not be made until such time as (or if concurrently therewith) B-1 Term Loans are incurred in such amounts so that the Total B-1 Term Loan Commitment is reduced to $0, (x) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 2.10(b), all B-2 Term Loans comprising the same Borrowing shall at all times be of the same Type and (B) all B-2 Term Loans made on the Initial Borrowing Date shall be incurred as Base Rate Loans, (y) shall not be incurred on any date occurring prior to the Merger Closing Date if, after giving effect to the making of the respective B-2 Term Loans and the related reductions to the Total B-2 Term Loan Commitment pursuant to Section 4.03(b)(y), the B-2 Blocked Amount would exceed the then remaining Total Term Loan Commitment and (z) shall be automatically converted on the B-1 Conversion Date into B-1 Term Loans of such Lender hereunder in an aggregate principal amount equal to the outstanding B-2 Term Loans of such Lender on such date.  Once repaid, B-2 Term Loans incurred hereunder may not be reborrowed.

(iii)                               On the B-1 Conversion Date, (w) all accrued but unpaid interest on all B-2 Term Loans shall be paid in full (regardless of whether same would otherwise then be due and payable on such date), (x) the B-2 Term Loans being converted into B-1 Term Loans pursuant to the B-1 Conversion shall be deemed repaid on the date of such B-1 Conversion for purposes of Section 2.11 (and the Borrower agrees to pay any amounts owing pursuant to said Section 2.11 as a result thereof), (y) the aggregate principal amount of B-1 Term Loans resulting from the B-1 Conversion shall be added (on a proportionate basis) to each of the then outstanding Borrowings of B-1 Term Loans, in each case so that, after giving effect to the B-1 Conversion, each Lender of B-1 Term Loans (including as a result of the B-1 Conversion) participates ratably (based on its total outstandings of B-1 Term Loans) in each then outstanding Borrowing of B-1 Term Loans and (z) at the request of any Lender which converted B-2 Term Loans into any Borrowing of B-1 Term Loans maintained as Eurodollar Loans on a day other than the first day of the respective Interest Period applicable thereto, the Borrower shall compensate such Lender for such amounts as are reasonably determined by it to constitute costs (losses) incurred by it as a result of the requirement to fund such Loan during an existing Interest Period as opposed to funding same on the first day of an Interest Period.

(b)                                 Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, and (B) all Revolving Loans made on the Initial Borrowing Date shall be incurred as Base Rate Loans, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(c)                                  Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, Swingline Loans), an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.  Notwithstanding anything to the contrary contained in this Section 2.01(c), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to each Defaulting Lender’s participation in such Swingline Loans (which arrangements are hereby consented to by the Lenders), including by cash collateralizing such Defaulting Lender’s RL Percentage of the outstanding Swingline Loans (such arrangements, the “Swingline Back-Stop Arrangements”), and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(d)                                 On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Borrower (unless a Default or Event of Default then exists under Section 12(h)

or 12(i)) and the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 12(h) or 12(i) or upon the exercise of any of the remedies provided in the last paragraph of Section 12), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 12, if applicable) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 8 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 12), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

2.02.                        Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 10 Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans.

2.03.                        Notice of Borrowing.  (a)  Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s (or, in the case of the Initial Borrowing Date, same Business Day’s) prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day.  Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1 or another form acceptable to the Administrative Agent, appropriately completed to specify:  (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute B-1 Term Loans, B-2 Term Loans or Revolving Loans, it being understood that the incurrence of B-2 Term Loans shall be subject to the restrictions contained in sub-clause (w) of Section 2.01(a)(ii), (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto, and (v) in the case of a Borrowing of Term Loans prior to the Merger Closing Date, detailed calculations of the Blocked Amount (with a breakdown to show the B-1 Blocked Amount, the B-2 Blocked Amount and the Bridge Loan Blocked Amount).  The Administrative Agent shall promptly give each Lender which is required to make Loans of any Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)                                 (i)  Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder.  Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii)                                  Mandatory Borrowings shall be made upon the notice specified in Section 2.01(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(d); provided, however, that the making of such Mandatory Borrowings shall not constitute a representation or warranty by Holdings or the Borrower that any of the conditions specified in Section 8 are satisfied as of the time such Mandatory Borrowings are made.

(c)                                  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline

Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04.                        Disbursement of Funds.  No later than 12:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans or any Loans made on same day’s notice on the Initial Borrowing Date as permitted pursuant to Section 2.03, no later than 4:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(d)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof).  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office, or to such other account as the Borrower may specify in writing prior to the date of such Borrowing, the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any such Swingline Loans, and third, to the Borrower as otherwise provided above.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall pay on demand such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08.  Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05.                        Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.15 and shall, if requested by such Lender, also be evidenced (i) in the case of B-1 Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “B-1 Term Note” and, collectively, the “B-1 Term Notes”), (ii) in the case of B-2 Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “B-2 Term Note” and, collectively, the “B-2 Term Notes”), (iii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (iv) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (the “Swingline Note”).  On and after the B-1 Conversion Date, each Lender which has had an increase in outstanding B-1 Term Loans as a result of the B-1 Conversion shall be entitled to receive a new B-1 Term Note evidencing all its then outstanding B-1 Term Loans; provided that if a B-1 Term Note or B-2 Term Note has previously been issued to such Lender, such Lender shall surrender such Note or Notes to the Borrower or provide it with a customary lost note indemnity.

(b)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c)           Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06.        Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans, which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the

Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2 or another form acceptable to the Administrative Agent, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07.        Pro Rata Borrowings.  All Borrowings of B-1 Term Loans, B-2 Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their B-1 Term Loan Commitments, B-2 Term Loan Commitments or Revolving Loan Commitments, as the case may be, provided that (x) all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages and (y) the B-1 Conversion shall occur in accordance with the relevant provisions of this Agreement.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08.        Interest.  (a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)           The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c)           Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise then applicable to such Loan and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time.  Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d)           Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.   In addition, accrued and unpaid interest with respect to B-2 Term Loans shall be due and payable upon the occurrence of the B-1 Conversion.

(e)           Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09.        Interest Periods.  At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or, to the extent approved by each Lender with Loans and/or Commitments under the relevant Tranche, nine or twelve month period, provided that (in each case):

(i)            all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)           the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)          if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)          if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)           unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;

(vi)          no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date (determined without regard to the provisos to the component defined terms used in the definition of Maturity Date) for such Tranche of Loans;

(vii)         no Interest Period in respect of any Borrowing of B-1 Term Loans shall be selected which extends beyond any Scheduled Term Loan Repayment Date if the aggregate principal amount of such B-1 Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such B-1 Term Loans then outstanding less the aggregate amount of such required repayment; and

(viii)        the only Interest Periods that may be selected prior to the occurrence of the Syndication Date shall be one-month periods.

If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10.        Increased Costs, Illegality, etc.  (a)  In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i)(A) below, may be made only by the Administrative Agent, and with respect to clause (i)(B) below may be made only by the Administrative Agent, acting at its own discretion or at the direction of the Required Lenders):

(i)            on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, (A) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or (B) the Eurodollar Rate with respect to any Eurodollar Loan does not adequately and fairly reflect the cost of Lenders of funding such Eurodollar Loan; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate; or

(iii)          at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, or (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law);

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i)(A) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (i)(B) or (ii) above, the Borrower agrees to pay to each affected Lender, upon such affected Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine in good faith) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c)           If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180-days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the circumstances giving rise to such increased costs or reductions are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Restatement Effective Date in a requirement of law or governmental rule, regulation or order, if enacted, adopted, issued or implemented after the Restatement Effective Date, for all purposes under or in connection with this Agreement (including this Section 2.10 and Section 3.06).

2.11.        Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 12) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any election made pursuant to Section 2.10(b).

2.12.        Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13.        Replacement of Lenders.  (x)  If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs or other compensation in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower shall have the right, in accordance with Section 14.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent or (i) in the case of a replacement as provided in Section 14.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans (it being understood that if there are both outstanding Commitments and Loans of a given Tranche, all such Commitments and Loans must be replaced) of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender or (ii) in case of replacements as described in clauses (x) and/or (y) above, at the option of the Borrower, to replace the respective Lender with respect to a given Tranche of its Loans and related Commitments (if any), rather than to replace the respective Lender with respect to all Tranches; provided that:

(a)           at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender and/or the Borrower (as may be agreed to at such time by and among the Borrower and the Replacement Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans and/or Term Loan Commitments of a given Tranche, the outstanding Term Loans and Term Loan Commitments of such Tranche of the Lender being replaced) of, and in each case (except for the replacement of only outstanding Term Loans and/or Term Loan Commitments of the respective Lender) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche or Tranches, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01, (y) except in the case of the replacement of only outstanding Term Loans and/or Term Loan Commitments of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(b)           all obligations of the Borrower then owing to the Replaced Lender (other than those (a) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent, the Replacement Lender and the Borrower shall be effective for purposes of this Section 2.13 and Section 14.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 14.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans, a Term Loan Commitment and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 13.06, 14.01 and

14.06), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans and/or Term Loan Commitments pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.14.        Reverse Dutch Auction Repurchases.  (a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Borrower may, at any time and from time to time after the latest to occur of the Merger Closing Date, the B-1 Conversion Date and the Syndication Date (for this purpose, determined without regard to clause (y) thereof), conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction”) (each such Auction to be managed exclusively by MS&Co. or another investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)            each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.14 and Schedule 2.14;

(ii)           no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction;

(iii)          the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv)          after giving effect to any purchase of Term Loans pursuant to this Section 2.14, the sum of (x) the Total Unutilized Revolving Loan Commitment and (y) the aggregate amount of all Unrestricted cash and unrestricted Permitted Investments of the Borrower and the other Credit Parties, shall not be less than $200,000,000;

(v)           the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vi)          at the time of each purchase of Term Loans through an Auction, (A) Holdings’ corporate rating by S&P shall not be less than BB- (with a stable outlook) and (B) Holdings’ corporate family rating by Moody’s shall not be less than Ba3 (with a stable outlook);

(vii)         prior to commencing an Auction, the Borrower shall have discussed same with each of S&P and Moody’s and, based upon such discussions, shall reasonably believe that the proposed purchase of Term Loans through such Auction shall not be deemed to be a “distressed exchange”;

(viii)        at the time of each purchase of Term Loans pursuant to an Auction,

neither S&P nor Moody’s shall have announced or communicated to the Borrower that the proposed purchase of Term Loans through such Auction shall be deemed to be a “distressed exchange”;

(ix)           no more than one Auction may be ongoing at any one time;

(x)            the aggregate principal amount of all Term Loans purchased pursuant to Sections 2.14 and 2.15 shall not exceed $200,000,000;

(xi)           the Borrower represents and warrants that no Credit Party shall have any MNPI that both (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Auction; and

(xii)          at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager an officer’s certificate of an Authorized Officer certifying as to compliance with preceding clauses (vi) through (viii).

(b)           The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction.  If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.14, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 14.06.

(c)           The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.14 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 14.06 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.14 shall not constitute Investments by the Borrower)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.14.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 13 and Section 14.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

2.15.        Open Market Purchases..  (a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Borrower may, at any time and from time to time after the latest to occur of the Merger Closing Date, the B-1 Conversion Date and the Syndication Date (for this purpose, determined without regard to clause (y) thereof), make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing on the date of such Open Market Purchase;

(ii)           after giving effect to any purchase of Term Loans pursuant to this Section 2.15, the sum of (x) the Total Unutilized Revolving Loan Commitment and (y) the aggregate amount of all Unrestricted cash and unrestricted Permitted Investments of the Borrower and the other Credit Parties, shall not be less than $200,000,000;

(iii)          the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(iv)          at the time of each purchase of Term Loans pursuant to this Section 2.15, (A) Holdings’ corporate rating by S&P shall not be less than BB- (with a stable outlook) and (B) Holdings’ corporate family rating by Moody’s shall not be less than Ba3 (with a stable outlook); and

(v)           the aggregate principal amount of all Term Loans purchased pursuant to Sections 2.14 and 2.15 shall not exceed $200,000,000.

(b)           With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.15, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender) and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 14.06.

(c)           The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.15 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 14.06 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.15 shall not constitute Investments by the Borrower)) or any other Credit Document that may otherwise prohibit any Open Market Purchase by this Section 2.15.

2.16.        Incremental Credit Extensions.  (a)  Subject to the terms and conditions set forth in this Section 2.16, at any time and from time to time after the Initial Second Amendment Effective Date (i) the Borrower shall have the right, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), to request an increase of the aggregate then outstanding Revolving Loan Commitments on the same terms and conditions, including the Applicable Margin and other pricing matters (except that any commitment, arrangement, upfront or similar fees may be agreed to among the Borrower, the existing Lenders increasing their Revolving Commitments and any Additional Lenders without the consent of any other party to this Agreement) as the then-existing Revolving Loan Commitments (a “Revolving Commitment Increase”) and/or (ii) the Borrower shall have the right, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), to request the establishment of one or more tranches of new term loans (the “Incremental Term Loans”), in a maximum aggregate principal amount for all such Revolving Commitment Increases and Incremental Term Loans not to exceed the sum of $500,000,000 plus the amount of Commitments and/or Loans of non-consenting Lenders replaced pursuant to a Incremental Amendment within 30 days after any termination of their Commitments and/or repayment of their Loans under Section 14.12(b) (any such Revolving Commitment Increase and/or tranche of Incremental Term Loans hereinafter referred to as an “Uncommitted Incremental Facility”), provided that (i) each such request of the Borrower for a Revolving Commitment Increase shall be deemed to be an offer to each Lender (other than a Defaulting Lender) to increase its Revolving Loan Commitment by its RL Percentage of the proposed increased amount, (ii) each Lender, in its sole discretion, may either (A), within 10 Business Days of the date of such request, agree to increase its Revolving Loan Commitment by all or a portion of the offered amount or (B) decline to increase its Revolving Loan Commitment; provided that, to the extent an existing Lender does not agree to increase its Revolving Loan Commitment, such non-allocated increase may be provided by Additional Lenders as set forth in clause (c) below and/or the other existing Lenders in a manner determined by the Borrower, in consultation with the Administrative Agent, (iii) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist or result therefrom and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist or result therefrom, (iv) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, all of the representations and warranties of each Credit Party set forth in Section 9 and in each other Credit Document shall be true and correct in all material respects as of such time (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date), (v) any such Uncommitted Incremental Facility shall benefit from the guaranties provided pursuant to the Guaranties, shall be secured by the same Collateral securing the Obligations, shall rank pari passu in right of payment with the Obligations, and shall rank pari passu in right of security with the Obligations and (vi) prior to or substantially concurrently with the effectiveness of any Incremental Amendment, (1) the Borrower, the Administrative Agent, the applicable Lenders, if any, and the applicable Additional Lenders (as defined below), if any, shall have executed and delivered such Incremental Amendment, (2) Holdings shall have delivered to the Administrative Agent an officer’s certificate (accompanied to the extent applicable by calculations in reasonable detail) executed by a Responsible Officer of Holdings certifying that (I) the relevant Uncommitted Incremental Facility (and the Indebtedness thereunder) may be incurred in compliance with Holdings’ and its Subsidiaries’ material Indebtedness and (II) after giving effect to any incurrence of Indebtedness under the relevant Uncommitted Incremental Facility, Holdings is in compliance with each of the covenants set forth in Sections 11.11 and 11.12, in each case, determined on a Pro Forma Basis as of the last day of the Test Period most recently ended for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be, (3) the Administrative Agent shall have received a legal opinion or legal opinions from counsel to the Borrower and all other documentation reasonably requested by it in connection with the relevant Uncommitted Incremental Facility which shall be reasonably satisfactory to it, (4) the Borrower shall take all actions reasonably requested by the Administrative Agent with respect to the Collateral covered by the Security Documents, including without limitation, the Mortgages as a result of such increase and (5) the Borrower shall have paid such fees and other compensation to the Additional Lenders providing Revolving Commitment Increases or Incremental Term Loans and to the Administrative Agent as the Borrower and such Additional Lenders and Administrative Agent shall agree. Each tranche of Incremental Term Loans shall have terms and conditions as mutually agreed by the Borrower and such Additional Lenders; provided, however, that (i) if the “effective yield” per annum applicable to a given tranche of Incremental Term Loans (which, for such purposes only, shall be deemed to take account of any interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (x) the weighted average life of such loans and (y) four years) payable to all Lenders providing such Incremental Term Loans but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans) determined as of the initial funding date for such Incremental Term Loans exceeds the “effective yield” per annum then applicable to any Loans or any other tranche of Incremental Term Loans (determined on the same basis as provided in the preceding parenthetical, with the comparative determination to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practice) by more than (I), in the case of Incremental Term Loans constituting A Term Loans, 0.25% or (II), in the case of Incremental Term Loans constituting B Term Loans, 0.75% (in each case, the amount of such excess being the “Yield Differential”), the Applicable Margin for such existing Loans (including, for the avoidance of doubt, Revolving Loans) subject to a Yield Differential shall automatically be increased by the Yield Differential effective upon the making of the applicable Incremental Term Loans, (ii) the final stated maturity date for a given tranche of Incremental Term Loans shall be the same as or later than the latest Maturity Date hereunder and (iii) the Weighted Average Life to Maturity of such Incremental Term Loans shall not be shorter than the Weighted Average Life to Maturity applicable to the then outstanding Term Loans, if any.

(b)           Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 and shall be in an increment of $5,000,000 and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than

$25,000,000 and shall be in an increment of $5,000,000 (provided that in each case such amount may be less (x) if such amount represents all remaining availability under the limit set forth in the first sentence of Section 2.16(a) or (y) such amount represents the amount of Commitments and/or Loans of non-consenting Lenders replaced pursuant to an Incremental Amendment within 30 days after any termination of their Commitments and/or repayment of their Loans under Section 14.12(b)).

(c)           Each notice from the Borrower pursuant to Section 2.16(a) shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases.  Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (but no existing Lender will have any right (except to the extent expressly provided in clause (i) of the proviso to Section 2.16(a) in the case of the right of existing Lenders to provide portions of any Revolving Commitment Increase) or obligation to provide all or any portion of any Incremental Term Loan or any portion of any Revolving Commitment Increase) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that (i) no such existing Lender or Additional Lender may at such time be a Defaulting Lender and (ii) any Additional Lender which is not an existing Lender (or in the case of a Revolving Commitment Increase, which is not an existing RL Lender) shall be subject to the approval of, (x) in the case of Revolving Commitment Increases, the Administrative Agent, the Issuing Lender, the Swingline Lender and the Borrower and (y) in the case of Incremental Term Loans, the Administrative Agent and the Borrower (in the case of clauses (x) and (y), each such approval not to be unreasonably withheld). Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing RL Lender, an increase in such Lender’s Revolving Loan Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender agreeing to provide such Commitment, if any, the Administrative Agent and the Collateral Agent.  The Incremental Amendment may, without the consent of any Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16; provided that no Lender shall be required to provide any Revolving Commitment Increase or any Incremental Term Loans unless such Lender (i) has agreed in its sole discretion to provide such Revolving Commitment Increase and/or Incremental Term Loans, as applicable, and (ii) has entered into an Incremental Amendment in connection therewith.  The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into any such Incremental Amendment.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 2.16(a) and such other conditions as the parties thereto shall agree.  The Borrower will use the Net Cash Proceeds of the Incremental Term Loans and/or Revolving Loans under Revolving Commitment Increases for working capital needs and other general corporate purposes of the Credit Parties and their Subsidiaries not in contravention of this Agreement. The Administrative Agent shall promptly notify each Lender as to each Incremental Facility Closing Date, and at such time (i) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of the respective Revolving Commitment Increases or Incremental Term

Loans and (ii) within a reasonable time after the effective date of any such increase, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 1.01A to reflect the revised Revolving Loan Commitments of the RL Lenders (including any Additional Lender) or Incremental Term Loans of the TL Lenders (including any Additional Lender), whereupon such revised Schedule 1.01A shall replace the old Schedule 1.01A and become part of this Agreement.

(d)           Notwithstanding anything to the contrary in this Agreement, upon each increase in any Revolving Loan Commitments pursuant to this Section 2.16, (A) each RL Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such RL Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each RL Lender (including each such Revolving Commitment Increase Lender) will equal such RL Lender’s RL Percentage determined after giving effect to such increase in Revolving Loan Commitments (subject to any reallocation of such participations pursuant to Section 2.13) and (B) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Loan Commitments) to the extent necessary so that the RL Lenders participate in each outstanding Revolving Loan pro rata on the basis of their RL Percentages determined after giving effect to such increase in Revolving Loan Commitments, which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.10.  Without limiting the obligations of the Borrower provided for in this Section 2.16, the Administrative Agent and the Lenders agree to use commercially reasonable efforts to attempt to minimize the costs of the type referred to in Section 2.10 which the Borrower would otherwise incur in connection with the implementation of an increase in the Revolving Loan Commitments.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the second preceding sentence.

This Section 2.16 shall supersede any provisions of this Agreement to the contrary.

SECTION 3.           Letters of Credit.

3.01.        Letters of Credit.  (a)  Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Revolving Loan Maturity Date (for this purpose, determined without regard to the proviso to the definition thereof), for the account of the Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby or trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be denominated in Dollars, issued on a sight basis only and governed by laws of the State of New York (unless the laws of another jurisdiction is agreed to by the respective Issuing Lender) and governed under The International Standby Practices (ISP98).

(b)           Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Revolving Loan Maturity Date (for this purpose, determined without regard to the proviso to the definition thereof), following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)            any order, judgment or decree of any Governmental Authority shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii)           such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

Notwithstanding anything to the contrary above and at the request of the Borrower, any Letter of Credit may be stated to be for the account of a Subsidiary of the Borrower; provided that (x) each such Letter of Credit shall (i) for all purposes of this Agreement be for the joint and several account of the Borrower and such Subsidiary (who shall be jointly and severally obligated for all Obligations with respect thereto) and (ii) benefit from the guaranties provided pursuant to the Guaranties and shall be secured by the same Collateral securing the Obligations and (y) the respective Subsidiaries designated as account party shall deliver such documentation (including, without limitation, customary letter of credit applications and reimbursement agreements) as may be reasonably requested by the Administrative Agent or Issuing Lender consistent with the terms of the Credit Documents.

3.02.        Maximum Letter of Credit Outstandings; Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings

(exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) the L/C Aggregate Maximum Amount (determined after giving effect to any proposed issuance of a Letter of Credit pursuant to the Consent Decree to secure the satisfaction of the Consent Decree Phosphogypsum Stack Liability) or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof and (B) five Business Days prior to the Revolving Loan Maturity Date (for this purpose, determined without regard to the proviso to the definition thereof), and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Revolving Loan Maturity Date (for this purpose, determined without regard to the proviso to the definition thereof).

3.03.        Letter of Credit Requests; Minimum Stated Amount.  (a)  Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile).  Each notice shall be in the form of Exhibit C or another form acceptable to the Administrative Agent and the respective Issuing Lender, in each case appropriately completed (each, a “Letter of Credit Request”). The Borrower may request to amend or modify an issued Letter of Credit so long as (x) the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile) and (y) the issued Letter of Credit as amended or modified is permitted under the terms and conditions herein.

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02.  Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 8, as applicable, are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.  Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to any RL Lender, no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit, unless such

Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to each Defaulting Lender’s participation in Letters of Credit issued by such Issuing Lender (which arrangements are hereby consented to by the Lenders), including by cash collateralizing each Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

(c)           The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04.        Letter of Credit Participations.  (a)  Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13 or 14.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b)           In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence, bad faith or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)           In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d)           Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)           Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f)            The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, setoff, defense or other right which Holdings or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Holdings or any Subsidiary of Holdings and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default.

3.05.        Agreement to Repay Letter of Credit Drawings.  (a)  The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than two Business Days following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 12(h) or 12(i) shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 12(h) or 12(i), interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand.  Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligation to repay such drawing and interest thereon as provided herein.

(b)           The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Holdings or any Subsidiary of Holdings may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower may seek damages (but not punitive or consequential damages) from any Issuing Lender to the extent resulting from any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting gross negligence, bad faith or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06.        Increased Costs.  If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive issued after the Effective Date by the NAIC or any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant.  The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.06 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180-days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore; provided further that if the circumstances giving rise to such increased costs or reductions are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 4.           Commitment Commission; Fees; Reductions and Increases of Commitments.

4.01.        Fees.  (a)   The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at the Applicable Commitment Commission Rate of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time.  Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment is terminated).

(b)           The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date, on the date of termination of the Total Revolving Loan Commitment and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c)           The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit (or such other amount as agreed to by the Borrower and such Issuing Lender).  Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date, on the date of termination of the Total Revolving Loan Commitment and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d)           The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e)           The Borrower agrees to pay to the Administrative Agent and each Lead Arranger such fees as may be agreed to in writing from time to time by Holdings or any of its Subsidiaries and the Administrative Agent and each Lead Arranger, as the case may be.

4.02.        Voluntary Termination of Unutilized Revolving Loan Commitments.  (a)  Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time after the Merger Closing Date, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.  Each notice given pursuant to this Section 4.02(a) shall be irrevocable; provided that a notice of a termination of the Total Revolving Loan Commitment pursuant to this Section 4.02(a), given in conjunction with a notice of the prepayment in full of all Loans pursuant to Section 5.01(a), may state that the respective notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)           In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 14.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding the payment of amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 14.12(b)) are repaid concurrently with the effectiveness of such termination pursuant to Section 5.01(b) (at which time Schedule 1.01A shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 13.06, 14.01 and 14.06), which shall survive as to such repaid Lender.

4.03.        Mandatory Reduction or Conversion of Commitments.  (a)  The Total Commitment (and the Commitments of each Lender) shall terminate in its entirety on July 31, 2010, unless the Initial Borrowing Date has occurred on or prior to such date.

(b)           In addition to any other mandatory commitment reductions pursuant to this Section 4.03, (x) the Total B-1 Term Loan Commitment shall be reduced on each B-1 Term Loan Borrowing Date (immediately after giving effect to the borrowing of B-1 Term Loans on such date) by the aggregate principal amount of B-1 Term Loans borrowed on such date, (y) the Total B-2 Term Loan Commitment shall be reduced on each B-2 Term Loan Borrowing Date (immediately after giving effect to the borrowing of B-2 Term Loans on such date) by the aggregate principal amount of B-2 Term Loans borrowed on such date, and (z) the Total Term Loan Commitment (and the Term Loan Commitments of each Lender) shall terminate in its entirety on the Merger Closing Date (after giving effect to the incurrence of Term Loans on such date).

(c)           [Reserved].

(d)           In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety upon the earlier of (i) the Revolving Loan Maturity Date and (ii) the date on which the Revolving Loan Commitments are terminated pursuant to Section 12.

(e)           In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Term Loan Commitment shall be permanently reduced on the Merger Closing Date (before any borrowings on such date) in an aggregate amount equal to the greater of (i) $0 and (ii) (x) $145,000,000 minus (y) the aggregate premiums paid (or to be paid) in connection with the purchase or retirement of Target Existing Notes.  All reductions to the Total Term Loan Commitment pursuant to this Section 4.03(e) shall be applied (i) first, to reduce the Total B-2 Term Loan Commitment as then in effect and (ii) second, to the extent in excess thereof, to reduce the Total B-1 Term Loan Commitment as then in effect.

(f)            In addition to any other mandatory commitment reductions pursuant to this Section 4.03, if on any date on or after the Effective Date and on or prior to the Merger Closing Date, Holdings receives any cash proceeds from the sale or issuance of its Equity Interests, an aggregate amount equal to 100% of the Net Cash Proceeds of such sale or issuance of Equity Interests shall apply to permanently reduce the Total Term Loan Commitment as then in effect (and before giving effect to any borrowings on such date).   All reductions to the Total Term Loan Commitment pursuant to this Section 4.03(f) shall be applied (i) first, to reduce the Total B-2 Term Loan Commitment as then in effect and (ii) second, to the extent in excess thereof, to reduce the Total B-1 Term Loan Commitment as then in effect.

(g)           Each reduction to, or termination of, the Total B-1 Term Loan Commitment pursuant to this Section 4.03 shall be applied to proportionately reduce or terminate, as the case may be, the B-1 Term Loan Commitment of each Lender with a B-1 Term Loan Commitment.  Each reduction to, or termination of, the Total B-2 Term Loan Commitment pursuant to this Section 4.03 shall be applied to proportionately reduce or terminate, as the case may be, the B-2 Term Loan Commitment of each Lender with a B-2 Term Loan Commitment.

(h)           In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the B-2 Term Loan Commitment of each Lender shall be automatically converted on the B-1 Conversion Date into a B-1 Term Loan Commitment of such Lender hereunder in an amount equal to the then remaining B-2 Term Loan Commitment of such Lender on such date and the B-2 Term Loan Commitment of each Lender shall terminate.

SECTION 5.           Prepayments; Payments; Taxes.

5.01.        Voluntary Prepayments. (a)  The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether B-1 Term Loans, B-2 Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent) and (z) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans at the end of the Interest Period then applicable thereto unless otherwise repaid at or prior to the end of the Interest Period then in effect) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each prepayment of Term Loans pursuant to this Section 5.01(a) shall be applied to the then outstanding Term Loans on a pro rata basis; provided that if any voluntary repayment of Term Loans is made before the B-1 Conversion Date with the Net Cash Proceeds of one or more issuances of Equity Interests by Holdings, then such voluntary prepayment shall be applied (A) first, to then outstanding B-2 Term Loans until same are repaid in full and (B) second, to the extent in excess thereof, to then outstanding B-1 Term Loans; and (v) each prepayment of Term Loans pursuant to this Section 5.01(a) shall be applied to reduce any Scheduled Term Loan Repayment (or any combination of Scheduled Term Loan Repayments), in each case in aggregate amount equal to the principal amount of the respective prepayment of Term Loans, at the direction of the Borrower in its sole discretion; provided that any amount applied to the prepayment of B-2 Term Loans pursuant to the proviso to preceding clause (iv) shall be applied to reduce the then remaining Scheduled Term Loan Repayments on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto).  Notwithstanding anything to the contrary contained herein, voluntary prepayments of Term Loans may not be made on or prior to the Merger Closing Date without the prior written consent of the Lead Arrangers and the Bridge Lead Arranger.  Each notice given pursuant to this Section 5.01(a) shall be irrevocable; provided that a notice of the prepayment in full of all Loans pursuant to Section 5.01(a), given in conjunction with a notice of the termination of the Total Revolving Loan Commitment pursuant to Section 4.02(a), or a notice of prepayment of Term Loans, may state that the respective notice is conditioned upon the effectiveness of an issuance of Equity Interests by Holdings or one or more issues of Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)           In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the

Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 14.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 1.01A shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (B) the consents, if any, required by Section 14.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.  Each prepayment of Term Loans pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Term Loan Repayments of the Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of the respective Tranche after giving effect to all prior reductions thereto).

5.02.        Mandatory Repayments.  (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings, exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans, in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Permitted Investments equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Permitted Investments to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(b)           In addition to any other mandatory repayments pursuant to this Section 5.02, (x) on each Quarterly Payment Date, beginning with the Quarterly Payment Date occurring in September, 2010, the Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is equal to ¼ of 1% of the aggregate initial principal amounts of all Term Loans theretofore borrowed by the Borrower pursuant to Section 2.01 of this Agreement (without double counting any B-2 Term Loans converted into B-1 Term Loans), and (y) on the Term Loan Maturity Date (with the Term Loan Maturity Date and each Quarterly Payment Date described in preceding clause (x), each a “Scheduled Term Loan Repayment Date”), the Borrower shall be required to repay in full the entire principal amount of Term Loans then outstanding (with each such repayment pursuant to this Section 5.02(b), as the same may be reduced as provided in Section 5.01(a), 5.01(b) or 5.02(h), a “Scheduled Term Loan Repayment”).  All repayments pursuant to this clause (b) shall be applied to repay outstanding B-1 Term Loans, as all theretofore outstanding B-2 Term Loans shall have been required to be converted into B-1 Term Loans in accordance with Section 2.01 hereof prior to the initial Scheduled Term Loan Repayment Date.

(c)           In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Holdings or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 11.01, except that Indebtedness incurred pursuant to clause (B) of Section 11.01(i) shall not be excluded pursuant to this parenthetical), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied on such date in accordance with the requirements of Sections 5.02(g) and (h).

(d)           In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Effective Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Asset Sale or Recovery Event, an amount equal to 100% of the Net Cash Proceeds therefrom shall be applied on such date in accordance with the requirements of Sections 5.02(g) and (h); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Event of Default then exists and such Net Cash Proceeds shall be used to purchase assets used or to be used in the businesses permitted pursuant to Section 11.03(b) within 540 days following the date of such Asset Sale or Recovery Event, and provided further, that if all or any portion of such Net Cash Proceeds not required to be so applied as provided above in this Section 5.02(d) are not so reinvested within such 540-day period (or such earlier date, if any, as Holdings or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds from such Asset Sale or Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(d) without regard to the preceding proviso.

(e)           In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Payment Date, an amount equal to 50% of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however, so long as no Event of Default then exists and if the Total Leverage Ratio as of the last day of the respective Excess Cash Payment Period is less than or equal to 1.25:1.00 (but greater than 0.75:1.00), the foregoing percentage shall be reduced to 25% for the respective Excess Cash Payment Period; provided further that so long as no Event of Default then exists and is continuing and if the Total Leverage Ratio as of the last day of the respective Excess Cash Payment Period is less than or equal to 0.75:1.00, the foregoing percentage shall be reduced to 0% for the respective Excess Cash Payment Period.

(f)            In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Effective Date and on or prior to the Merger Closing Date upon which Holdings receives any cash proceeds from the sale or issuance of its Equity Interests, an amount equal to 100% of the Net Cash Proceeds of such sale or issuance of Equity Interests shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(g) and (h).

(g)           Each amount required to be applied pursuant to Sections 5.02(c), (d), (e) and (f) in accordance with this Section 5.02(g) shall be applied (i) first, if on or prior to the Merger Closing Date, to reduce (on a dollar for dollar basis) the Total B-2 Term Loan Commitment, (ii) second, if on or prior to the Merger Closing Date, and if the Total B-2 Term Loan Commitment has been terminated, to reduce (on a dollar for dollar basis) the Total B-1 Term Loan Commitment, (iii) third, to the extent in excess of the amounts required to be applied pursuant to the preceding clauses (i) and (ii), to repay the outstanding principal amount of Term Loans and (iv) fourth, to the extent in excess of the amounts required to be applied pursuant to preceding clauses (i) through (iii), inclusive, to repay the outstanding principal amount of Revolving Loans and/or Swingline Loans (to the extent then outstanding).  The amount of each principal repayment of outstanding principal of Term Loans made as required by Sections 5.02(c), (d), (e) and (f) shall be applied (i) pro rata to the then outstanding Term Loans of the Lenders; provided that any payments required pursuant to Section 5.02(c) and (f) prior to the B-1 Conversion Date shall be required to be applied (x) first, to then outstanding principal of B-2 Term Loans until they are paid in full and (y) second, to the extent in excess thereof, to repay then outstanding principal of B-1 Term Loans, and (ii) to reduce the then remaining Scheduled Term Loan Repayments on a pro rata basis (based upon the then remaining principal amounts of the Scheduled Term Loan Repayments after giving effect to all prior reductions thereto).  Notwithstanding the foregoing priorities, with respect to not more than $200,000,000 aggregate principal amount of Permitted Refinancing Indebtedness incurred pursuant to Section 11.01(i)(B), the Lead Arrangers may (in their sole discretion) at the request of the Borrower allow the utilization of same as contemplated by clause (y) of the proviso to Section 11.01(i) before requiring that such amounts be applied as otherwise required pursuant to the two preceding sentences of this Section 5.02(g).

(h)           All repayments of the Loans of a given Tranche required by this Section 5.02 shall be made on a pro rata basis to the Lenders of such Tranche of Loans (based upon their respective relative outstanding principal amounts of such Loans).  With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that:  (i) repayments of Eurodollar Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans on the last day of the Interest Period then applicable thereto unless otherwise repaid at or prior to the end of the Interest Period then in effect; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(i)            In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Loans of a respective Tranche (other than Swingline Loans) shall be repaid in full on the respective Maturity Date for such Tranche of Loans, (ii) outstanding Swingline Loans shall be repaid in full on the earlier of (x) the tenth Business Day following the date of the incurrence of such Swingline Loans (unless otherwise agreed by the Swingline Lender) and (y) the Swingline Expiry Date and (iii) all then outstanding Loans shall be repaid in full on the date on which the repayment of the Loans is accelerated pursuant to Section 12.

(j)            If any RL Lender becomes a Defaulting Lender at any time that any Letter of Credit issued by any Issuing Lender is outstanding, the Borrower shall enter into the applicable Letter of Credit Back-Stop Arrangements with such Issuing Lender no later than 10 Business Days after the date such RL Lender becomes a Defaulting Lender.

5.03.        Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04.        Net Payments.  (a)  All payments made by the Credit Parties hereunder and under any Credit Document will be made without setoff, counterclaim or other defense.  Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax imposed on or measured by the net income or net profits of the Administrative Agent or any Lender, as the case may be, pursuant to the laws of the jurisdiction in which the Administrative Agent or such Lender, as the case may be, is organized or resident or the jurisdiction in which the principal office or, in the case of a Lender, applicable lending office of the Administrative Agent or such Lender, as the case may be, is located or any subdivision thereof or therein, (ii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.12), any withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to applicable law in effect on the date such Foreign Lender becomes a party hereto or the date such Foreign Lender designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or Holdings with respect to such withholding tax pursuant to Section 5.04(a), (iii) any U.S. backup withholding taxes, (iv) any taxes imposed as a result of the Administrative Agent’s or the Lender’s failure to comply with Section 5.04(b) and (v) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of Sections 1471 through 1474 of the Code or any Treasury Regulation promulgated thereunder or published administrative guidance implementing such Sections, and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any

Taxes are so levied or imposed, the Borrower agrees to pay or to cause a relevant Credit Party to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower or Credit Party.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.  If the Administrative Agent or Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.04(a), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.04(a) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus interest attributable to the period during which the Borrower held such funds and any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender, as the case may be, is required to repay such refund to such Governmental Authority.  This Section 5.04(a) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(b)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes (a “Foreign Lender”) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8IMY or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI, Form W-8IMY or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.  A Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 14.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer) agrees to deliver to the Borrower and the Administrative Agent on the date of such assignment or transfer two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8IMY, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to establish the entitlement of such Lender to an exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b).  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8IMY or Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms, certifications and other information as may be required in order to confirm or establish the entitlement of the Administrative Agent or such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, and the Administrative Agent or such Lender, as the case may be, shall immediately notify the Borrower and the Administrative Agent (as applicable) of its inability to deliver any such Form or Certificate, in which case the Administrative Agent or such Lender, as the case may be, shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b) if it is not legally permitted to deliver such forms as a result of a change in law after the Effective Date.  Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 14.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender to the extent that such Lender has not provided to the Borrower and Administrative Agent U.S. Internal Revenue Service Forms, certificates and information that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes (including withholding taxes)  imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms, certificates or other information required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes.  Each Administrative Agent and Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 14.04(b) (unless the respective Lender as already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), two accurate and complete original signed copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding.  Notwithstanding anything to the contrary contained in this Section 5.04 and except as set forth in Section 14.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a)

(without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the second preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c)           In the event that the Borrower or the Administrative Agent is required by applicable law to deduct or withhold any taxes (including any taxes imposed under Section 1471 or 1472 of the Code) from any amounts payable to any Lender on or in respect of any Credit Document, the Borrower or the Administrative Agent, as the case may be, shall (a) deduct and withhold such tax, (b) pay such tax to the applicable Governmental Authority, and (c) shall promptly furnish to the relevant Lender satisfactory official tax receipts in respect of any payment of taxes.

SECTION 6.           Conditions Precedent to the Restatement Effective Date.  The occurrence of the Restatement Effective Date is subject to the satisfaction of each of the following conditions precedent on or before the Restatement Effective Date:

6.01.        Restatement Effective Date.  Holdings, the Borrower and the Administrative Agent shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office.

6.02.        Subsequent Second Amendment Effective Date.  The Subsequent Second Amendment Effective Date shall have occurred.

6.03.        Reaffirmation Agreement.  Each of the Credit Parties and the Collateral Agent shall have executed and delivered the Reaffirmation Agreement.

SECTION 7.           [Reserved].

SECTION 8.           Conditions Precedent to Credit Events After the Restatement Effective Date.  The obligation of each Lender to make Loans (other than pursuant to any B-1 Conversion or Mandatory Borrowings) after the Restatement Effective Date, and the obligation of each Issuing Lender to issue Letters of Credit after the Restatement Effective Date, is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

8.01.        Notice of Borrowing; Letter of Credit Request.  (a)  Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).  Prior to the making of each Swingline Loan, the Swingline Lender shall have received the Swingline Loan notice referred to in Section 2.03(b)(i).

(b)           Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

8.02.        Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

8.03.        No Default.  At the time of each such Credit Event and also after giving effect thereto there shall exist no Default or Event of Default.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Holdings and the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 8 and applicable to such Credit Event are (to the extent required to be satisfied at such time) satisfied as of that time.  All of the certificates referred to in this Section 8, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office.

Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 8 have been met or duly waived, then the Credit Events requested at that time shall occur, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the respective Credit Event shall not release Holdings or the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 8).

SECTION 9.           Representations, Warranties and Agreements.  In order to induce the Administrative Agent, the Lenders and the Issuing Lender to enter into this Agreement and to make Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Holdings and the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction (only to the extent that the Transaction is actually consummated on or prior to the date upon which the following representations, warranties and agreements are being made), all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 9 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any such representation, warranty or agreement which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

9.01.        Organization; Powers.  Each of the Credit Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to be so qualified and in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.02.        Authorization; Enforceability.  The Transaction is within each Credit Party’s Company powers and has been duly authorized by all necessary Company action and, if required, stockholder action.  This Agreement has been, and each other Credit Document when delivered hereunder will be, duly executed and delivered by each Credit Party thereto. This Agreement constitutes, and each other Credit Document when delivered hereunder will constitute, a legal, valid and binding obligation of each Credit Party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

9.03.        Governmental Approvals; No Conflicts.  The Transaction (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or waived, actions and filings necessary to create or perfect Liens in the Collateral, the filing of a certificate of merger on the Merger Closing Date (which action shall have occurred if this representation is being made after the Merger Closing Date) and those the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any of its Subsidiaries or any order of any Governmental Authority, except as could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party (other than any Lien created or permitted to be created under the Credit Documents or the Bridge Loan Documents) or any of its Subsidiaries.

9.04.        Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders copies of (i) Holdings’ consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Years ended December 31, 2009 and December 31, 2008, reported on by KPMG LLP, independent public accountants, (ii) Target’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2009 and December 31, 2008 reported on by Deloitte & Touche LLP, independent public accountants and (iii) pro forma consolidated financial statements of the Borrower and its Subsidiaries (including the Target and its Subsidiaries) meeting the requirements of Regulation S-X under the Securities Act for registration statements (as if such a registration statement for a debt issuance of the Borrower became effective on the Initial Borrowing Date) on Form S-1 and a pro forma consolidated statement of income of the Borrower for the twelve-month period ending on the last day of the most recently completed four Fiscal Quarter period ended at least 45 days before the Merger Agreement Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period, in each case, certified by its chief financial officer.  Such financial statements in clauses (i) and (ii) present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its consolidated Subsidiaries and/or Target and its consolidated Subsidiaries, as the case may be, as of such dates and for such periods in accordance with GAAP.

(b)           In the case of representations and warranties made after the Merger Closing Date only, since December 31, 2009, but for this purpose treating the Transaction as if same had been consummated prior thereto, there has been no change in the business, assets, operations or financial condition of Holdings and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

(c)           On the Initial Borrowing Date, there has been no Exchange Offer Funding Date Material Adverse Effect.

9.05.        Properties.  As of the Initial Borrowing Date, Schedule 9.05(a) sets forth a correct and complete list of all Owned Real Property and Leased Real Property of each Credit Party (other than Target and its Subsidiaries) and Schedule 9.05(b) sets forth a correct and complete list of all Owned Real Property and Leased Real Property of Target and its Subsidiaries which are expected to become Credit Parties on or after the Merger Closing Date.  Except as could not reasonably be expected to have a Material Adverse Effect, as of the Initial Borrowing Date (a) (i) each of such Leases listed on Schedule 9.05(a) and (ii) each of such leases and subleases listed on Schedule 9.05(b), in each case, is valid and enforceable in accordance with its terms and is in full force and effect, and (b) to the knowledge of the Borrower and the other Credit Parties, no default by any party to any such Lease, lease or sublease exists.  Except as set forth on Schedule 9.05(a) or (b), each of the Credit Parties has good title to all of its Owned Real Property and personal property and valid leasehold interests in (or otherwise has the right to use), all of its Leased Real Property, in each case as is necessary to the conduct of its business in the ordinary course, free of all Liens other than Permitted Liens.  Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, from time to time, if it comes to the knowledge of the Borrower that any of the Owned Real Property or Leased Real Property listed on Schedule 9.05(b) was owned by an Excluded Subsidiary as of the Initial Borrowing Date, the Borrower shall notify the Administrative Agent of same and such Owned Real Property and/or Leased Real Property shall automatically be deemed removed from Schedule 9.05(b) effective as of the date hereof and (iii) if it comes to the knowledge of the Borrower within five Business Days of the Initial Borrowing Date that any of the Leased Real Property listed on Schedule 9.05(a) is leased by CFL then such Leased Real Property shall automatically be deemed removed from Schedule 9.05(a).

9.06.        Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened against the Credit Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) that in any material respect draws into question the validity or enforceability of this Agreement or the Transactions.

(b)           Except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) no Credit Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability or knows of any basis for any such Environmental Liability, and (ii) no Credit Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2)

to the knowledge of a Responsible Officer of such Person, has become subject to any Environmental Liability.

9.07.        Compliance with Laws and Agreements.  Each of the Credit Parties and its Subsidiaries is in compliance in all material respects with all statutes, laws, regulations and orders of any Governmental Authority applicable to it or its property, and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

9.08.        Investment Company Status.  Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” as defined in the Investment Company Act of 1940.

9.09.        Taxes.  Each Credit Party and its Subsidiaries has timely filed or caused to be filed all federal income and other material tax returns required to have been filed and has paid or caused to be paid all material taxes required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which a Credit Party or its Subsidiary, as applicable, has set aside on its books adequate reserves.  No tax liens have been filed, except for liens for taxes not yet due and payable or that are being contested in accordance with Section 5.04, and no claims are being asserted with respect to any material amount of such taxes, except claims being contested in accordance with Section 10.04.

9.10.        ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to either (a) have a Material Adverse Effect or (b) result in the occurrence of a lien or other granting of security interest (in each case other than as permitted by this Agreement) against the property or assets of the Borrower or such ERISA Affiliate.

9.11.        Disclosure.  To Holdings’ and the Borrower’s knowledge after due inquiry, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contained, as of the date furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, not materially misleading in the light of the circumstances under which they were made; provided that, with respect to the Projections and other projected and forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that no assurance has been given or will be given that the Projections and other projections and forward-looking information have been or will be achieved).

9.12.        Material Agreements.  All material agreements to which any Credit Party is a party or is bound as of the date of this Agreement are listed on Schedule 9.12.  Except as could not reasonably be expected to have a Material Adverse Effect, no Credit Party is in default or in event of default under the terms of any material agreement to which it is a party.

9.13.        Solvency.  Immediately after the consummation of the transactions to occur on the date of each Credit Event and immediately following each Credit Event, and after giving effect to any application of the proceeds of such Credit Event, Holdings and its Subsidiaries on a consolidated basis:  (a) own assets the fair saleable value of which are (i) greater than the total amount of their liabilities (including contingent liabilities) as they become absolute and mature and (ii) greater than the amount that will be required to pay their existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to them, (b) have capital that is not unreasonably small in relation to their business as presently conducted and (c) do not intend to incur and do not believe they will incur debts beyond their ability to pay such debts as they become due.

9.14.        Reportable Transaction.  The Borrower does not intend to treat the Borrowings or issuances of Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

9.15.        Capitalization and Subsidiaries.  Schedule 9.15 sets forth as of the Initial Borrowing Date (a) a correct and complete list of the name and relationship to each Credit Party of each and all of such Credit Party’s Subsidiaries, (b) a true and complete listing of each class of each Credit Party’s authorized Equity Interests, of which all of such issued shares are (to the extent such concepts are relevant with respect to such ownership interest) validly issued, outstanding, fully paid and non-assessable, and (except in the case of Holdings) owned beneficially and of record by the Persons identified on Schedule 9.15, and (c) the type of entity of each Credit Party and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Credit Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

9.16.        Common Enterprise.  The Credit Parties are part of an affiliated group.  Each Credit Party expects to derive benefit, directly and indirectly, from (i) successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.

9.17.        Labor Disputes.  Except as set forth on Schedule 9.17, as of the date of this Agreement (a) there is no collective bargaining agreement or other labor contract covering employees of any Credit Party or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, and (c) no Responsible Officer of any Credit Party has knowledge that any union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of such Credit Party or any of its Subsidiaries or for any similar purpose.  Except as could not reasonably be expected to have a Material Adverse Effect, there is no pending or (to the best of the Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Credit Party or its Subsidiaries or their employees.

9.18.        Use of Proceeds and Letters of Credit.  (a)  All proceeds of the Term Loans will be used by the Borrower to finance the Merger, the termination of the Prior Merger Agreement, the Exchange Offer, the Borrower Refinancing, the Target Refinancing, the Top-Off Purchases (if any) and to pay fees and expenses incurred in connection with the Transaction.

(b)           All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries; provided that (x) proceeds of Revolving Loans and Swingline Loans may not be used, in an aggregate amount in excess of $100,000,000, for the purposes described in Section 9.18(a) and (y) the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans.

(c)           Letters of Credit will be issued only to support the working capital needs and other general corporate purposes of the Credit Parties, their respective Subsidiaries and, subject to the limits specified in the definition of L/C Supportable Obligations, Terra Nitrogen not in contravention of this Agreement.

9.19.        Margin Regulations.  (a)  On the Merger Closing Date, the Borrower shall cause all Shares (and any other Equity Interests) of the Target owned by Holdings and its Subsidiaries to cease to constitute Margin Stock.  Except for the Shares of Target owned while same constitute Margin Stock in accordance with the preceding sentence, the Credit Parties shall at no time own Margin Stock with an aggregate fair market value in excess of $5,000,000.

(b)           Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

9.20.        Security Documents.  (a)  The provisions of the Guaranty and Collateral Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the GCA Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has, or will within 5 Business Days of the Initial Borrowing Date have, a fully perfected security interest in all right, title and interest in all of the GCA Collateral described therein to the extent that the perfection of such security interests can be obtained through the filing of UCC financing statements or other actions required in accordance with the terms of the Guaranty and Collateral Agreement (except to the extent such actions are not then required to have been taken in accordance with the express provisions of the Guaranty and Collateral Agreement), subject to no other Liens other than Permitted Liens.  The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Guaranty and Collateral Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Guaranty and Collateral Agreement, and the recordation of the Grant of

Security Interest in U.S. Copyrights in the form attached to the Guaranty and Collateral Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Guaranty and Collateral Agreement.

(b)           Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

Notwithstanding anything to the contrary contained above in this Section 9.20, to the extent that actions with respect to the Collateral are not required to be taken on the Initial Borrowing Date pursuant to the express provisions of Section 6.10(b) of the Original Credit Agreement, then the foregoing representations in this Section 9.20 shall be deemed modified to the extent reasonably required so that same are not untrue as a result of actions not required to be taken pursuant to said Section 6.10(b) of the Original Credit Agreement; provided that with respect to any such action which was not required to be taken pursuant to Section 6.10(b) of the Original Credit Agreement, the exception provided herein shall cease to apply at such time as the respective action is required to be taken in accordance with the requirements of Section 10.10 hereof.

9.21.        Intellectual Property, etc.  Each of Holdings and each of its Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, licenses, inventions, trade secrets, proprietary information and know-how (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

9.22.        Representations and Warranties in Merger Agreement.  On the Initial Borrowing Date, all representations and warranties made by the Target in the Merger Agreement that are material to the interests of the Lenders are true and correct, but only to the extent that Holdings (or Mergersub) has the right (without regard to any notice requirement) to terminate its obligations under the Merger Agreement (or would be permitted to decline to consummate the Merger) as a result of a breach of such representation and warranties in the Merger Agreement.

SECTION 10.         Affirmative Covenants.  Each of Holdings and the Borrower hereby covenants and agrees that on and after the Restatement Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities that are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01.      Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent (for delivery to each Lender):

(a)           as soon as required under the Exchange Act but in any event within ninety (90) days after the end of each Fiscal Year of Holdings, its audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, accompanied by any management letter prepared by said accountants, and its unaudited consolidating balance sheet and related unaudited consolidating statement of operations for such Fiscal Year; provided that if Holdings has filed with the SEC its annual financial statements for the respective Fiscal Year and same contain a footnote complying with the requirements of subsection (c)(4) of Rule 3-10 of Regulation S-X under the Securities Act, such annual financial statements shall be deemed to meet the requirement that the Borrower provide consolidating financial statements as otherwise required above for the respective Fiscal Year;

(b)           as soon as required under the Exchange Act but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings, its consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then-elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, and its consolidating balance sheet and related consolidating statement of operations for such period; provided that if Holdings has filed with the SEC its quarterly financial statements for the respective Fiscal Quarter and same contain a footnote complying with the requirements of subsection (c)(4) of Rule 3-10 of Regulation S-X under the Securities Act, such quarterly financial statements shall be deemed to meet the requirement that the Borrower provide consolidating financial statements as otherwise required above for the respective Fiscal Quarter;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of the Borrower in substantially the form of Exhibit J (i) certifying, on behalf of the Borrower, in the case of the financial statements delivered under clause (a) or (b), as presenting fairly in all material respects as of the date of each such statement the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP, subject, in the case of financial statements delivered pursuant to clause (b), to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default or Event of Default has occurred and is continuing and, to the knowledge of such Financial Officer after due inquiry, whether any Default or

Even of Default has occurred during the respective Fiscal Quarter or Fiscal Year and, if a Default or Event of Default has occurred during the respective Fiscal Quarter or Fiscal Year or is then continuing, in each case specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (iii) certifying as to whether any material change in GAAP or in the application thereof (to the extent such change is applicable to Holdings and its consolidated Subsidiaries) has occurred since the date of the audited financial statements referred to in Section 9.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 11.03(a)(iii)(4), 11.04(viii), 11.06(xiv), 11.11 and 11.12 at the end of such Fiscal Quarter or Fiscal Year, as the case may be, (ii) if delivered with the financial statements required by Section 10.01(a), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Payment Period and the amount of any required payment under Section 5.02(e) in respect of such Excess Cash Payment Period and a calculation in reasonable detail of the Cumulative Retained Excess Cash Flow Amount (showing in reasonable detail the sources and uses thereof) and (iii) certify that there have been no changes to the information in Schedules 3.03 (Pledged Securities), 4.02(b) (Grantor Legal Name), 4.02(c) (Merger and Acquisitions), 4.02(d) (Grantor Organizational Information), 4.02(e) (Collateral Address), 4.02(j) (Intellectual Property), 4.06(a) (Deposit Accounts) or 4.06(b) (Securities Accounts) of the Guaranty and Collateral Agreement since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 10.01(c), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes in information are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes;

(d)           concurrently with any delivery of financial statements under clause (a) above, a certificate or other written statement of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           as soon as available, but in any event not more than ninety (90) days after the end of each Fiscal Year of Holdings, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of Holdings and its Subsidiaries for each month of such Fiscal Year (the “Projections”), together with a summary of assumptions underlying such forecast, in form reasonably satisfactory to the Administrative Agent;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Holdings to its public securities holders generally, as the case may be;

(g)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request; and

(h)           promptly following the reasonable request from the Administrative Agent, any documentation and other information necessary in connection with Section 14.17.

Documents required to be delivered pursuant to Section 10.01 and Section 10.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to the next succeeding paragraph of this Section 10.01, if any, to which each Lender and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) upon written request by the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such information to the Administrative Agent or such Lender (as applicable) and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Holdings and/or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Holdings or any of its Subsidiaries or their securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that the Borrower will use commercially reasonable efforts to (w) clearly and conspicuously mark all such Borrower Materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that the Borrower Materials shall be subject to Section 14.16, to the extent applicable; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  At the request of the Administrative Agent or either Lead Arranger, the Borrower shall promptly review any Borrower Materials as may be requested in order to determine whether same may be marked “PUBLIC” and made available to Public Lenders as provided above.

10.02.      Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the written assertion of which a Responsible Officer of the Borrower has knowledge by the holder of any Indebtedness of any Credit Party in excess of $25,000,000 principal amount then outstanding that any event of default exists with respect thereto or that any Credit Party is not in compliance therewith;

(c)           receipt of any written notice of which a Responsible Officer of the Borrower has knowledge of any governmental investigation or any litigation commenced or threatened against any Credit Party that (i) seeks damages which could reasonably be expected to exceed $25,000,000; (ii) seeks injunctive relief that, if granted, could reasonably be expected to have a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, which assertion could reasonably be expected to result in damages, costs or liabilities of any Credit Party or Subsidiary in excess of $25,000,000; (iv) alleges criminal misconduct by any Credit Party or Subsidiary that, if resulting in a conviction, could reasonably be expected to have a Material Adverse Effect; (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, which resolution or remedy asserts or could reasonably be expected to result in damages, costs or liabilities of any Credit Party or Subsidiary in excess of $25,000,000; or (vi) involves any product recall to the extent such product recall could reasonably be expected to have a Material Adverse Effect;

(d)           commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $25,000,000;

(e)           any loss, damage, or destruction to the Collateral in the amount of $25,000,000 or more, whether or not covered by insurance;

(f)            after any Responsible Officer of the Borrower becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Borrower or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(g)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000; and

(h)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 10.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

10.03.      Existence; Conduct of Business.  Each Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case except where the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other transaction permitted under Section 11.03; provided, further, that nothing in this Section 10.03 shall prevent any Credit Party from discontinuing the corporate existence of any Subsidiary if discontinuance is desirable in the conduct of such Credit Party’s business or the business of such Subsidiary and such discontinuance is not disadvantageous in any material respect to the Lenders.

10.04.      Payment of Obligations.  Each Credit Party will, and will cause each of its Subsidiaries to, pay or discharge when due all material Indebtedness and all other material liabilities and obligations, including Taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required in accordance with GAAP and (c) the failure to make payment pending such contest could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.05.      Maintenance of Properties and Intellectual Property Rights.  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain in effect at all times all material intellectual property rights and licenses, which are necessary for it to own its property or conduct its business.

10.06.      Books and Records; Inspection Rights; Annual Lender Meetings.  (a)  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries which are full, true and correct in all material respects are made of all material dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent, or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided a representative from the Borrower shall have the right to be present), all at such reasonable times during normal business hours and as often as reasonably requested; provided, that following the Effective Date and so long as no Event of Default has occurred and is continuing, the Borrower shall only be required to reimburse the Administrative Agent in accordance with Section 14.01 for the cost of two such inspections in any Fiscal Year.  The Credit Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders reports regarding same for internal use by the Administrative Agent and the Lenders.

(b)           At the request of the Administrative Agent, the Borrower will within 30 days after the date of the delivery (or, if later, required delivery) of the annual financial information pursuant to Sections 10.01(a) (or such later date agreed to by the Administrative Agent), hold a meeting (with telephonic conferences being acceptable if agreed to by the Administrative Agent), at a time and location (as applicable) selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to attend, to review the financial results of the previous Fiscal Year and the financial condition of Holdings and its Subsidiaries and the budgets presented for the current Fiscal Year of Holdings and its Subsidiaries.

10.07.      Compliance with Laws.  Each Credit Party will, and will cause each of its Subsidiaries to, comply with all statutes, laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

10.08.      Use of Proceeds and Letters of Credit.  (a)  All proceeds of the Term Loans will be used by the Borrower to finance the Merger, the termination of the Prior Merger Agreement, the Exchange Offer, the Refinancing and the Top-Off Purchases (if any) and to pay fees and expenses incurred in connection with the Transaction.

(b)           All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries; provided that (x) proceeds of Revolving Loans and Swingline Loans may not be used, in an aggregate amount in excess of $100,000,000 (except to the extent a higher amount is agreed by the Lead Arrangers), for the purposes described in Section 10.08(a) and (y) the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans.

(c)           Letters of Credit will be issued only to support the working capital needs and other general corporate purposes of the Credit Parties and their Subsidiaries not in contravention of this Agreement.

10.09.      Insurance.  Each Credit Party will, and will cause each of its Subsidiaries to maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (or the equivalent rating with respect to markets not rated by A.M. Best Company) or otherwise reasonably satisfactory to the Administrative Agent, insurance against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability and (v) and such other hazards, as is customary in the business of such Person; provided that the Credit Parties and the Subsidiaries may self-insure in accordance with good business practice.  Without limiting the generality of the foregoing, the Borrower shall maintain, with respect to each Flood Hazard Property, flood hazard insurance, as required by law and as reasonably acceptable to the Administrative Agent.  All such insurance shall be in amounts, cover such assets and be under such policies as are customary in the business of such Person.  No Credit Party will use or permit any property to be used in any manner which might render inapplicable any insurance coverage, except as could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party shall, as promptly as practicable (and in any event by April 30, 2010 or such later date as may be agreed by the Administrative Agent), deliver to the Collateral Agent certificates of insurance with respect to the insurance maintained by the Credit Parties as required above and naming the Collateral Agent as additional insured and/or as loss payee, and stating that such insurance shall not be cancelled or materially revised without at least 30 day’s prior written notice (or 10 days’ prior written notice in the case of nonpayment of premiums) by the insured to the Collateral Agent.

10.10.      Additional Collateral; Further Assurances; Etc.  (a)  Subject to applicable law, each Credit Party shall, unless the Required Lenders otherwise consent, cause each of its Wholly-Owned Domestic Subsidiaries (excluding any Excluded Subsidiary, any Inactive Subsidiary and any Agreed Non-Guarantor Subsidiary) formed or acquired (or which first becomes such a Wholly-Owned Domestic Subsidiary or ceases to be an Excluded Subsidiary, an Inactive Subsidiary or an Agreed Non-Guarantor Subsidiary) after the date of this Agreement to become a Credit Party (and a party to the Guaranty and Collateral Agreement and, if same has not been terminated in accordance with its terms, the Intercreditor Agreement) by executing a Joinder Agreement in substantially the form set forth as Exhibit M hereto, in each case with such changes as may be reasonably requested by or satisfactory to the Administrative Agent (each, a “Joinder Agreement”) within thirty (30) days (or such longer time period if agreed to by the Administrative Agent in its sole discretion) after the formation or acquisition thereof or after the first date upon which the respective Subsidiary of such Person becomes a Wholly-Owned Domestic Subsidiary or ceases to be an Excluded Subsidiary, an Inactive Subsidiary or an Agreed Non-Guarantor Subsidiary.  Upon execution and delivery thereof, each such Person (i) shall become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Credit Documents and (ii) at all times other than on or after the Collateral Release Date, will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Credit Party which constitutes Collateral as set forth in, and in accordance with, the Security Documents.

(b)           Subject to the time period in which to deliver a Joinder Agreement pursuant to Section 10.10(a) above, each Credit Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries (excluding any Excluded Subsidiary) and (ii) 66% of the issued and outstanding voting Equity Interests in each Foreign Subsidiary (excluding any Excluded Subsidiary), and 100% of the issued and outstanding non-voting Equity Interests in each such Foreign Subsidiary, directly owned by the Borrower or any Guarantor to be subject at all times to a first priority perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Credit Documents or other security documents as the Administrative Agent shall reasonably request.

(c)           [Reserved.]

(d)           Holdings will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such Owned Real Property (excluding the Original Mortgage Tax State Properties, which are subject to preceding clause (c)) of Holdings and such other Credit Party as are not covered by the original Security Documents (or otherwise covered by the actions taken as required in preceding clauses (a) through (c)) and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”).  All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Owned Real Property, the Permitted Encumbrances related thereto.  The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish and perfect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.  Notwithstanding the foregoing, this Section 10.10(d) shall not apply to (and Holdings and its Subsidiaries shall not be required to grant a Mortgage in) any Owned Real Property the fair market value (as reasonably estimated by the Borrower) or book value (whichever is higher) of which is less than $30,000,000, except that if the aggregate fair market value or book value (whichever is higher) of all Owned Real Property of the Credit Parties which are not subject to Mortgages (exclusive of the Original Mortgage Tax State Properties) is greater than $500,000,000, then the Credit Parties shall be required to grant Mortgages in such Owned Real Properties as may be requested by the Administrative Agent or the Required Lenders so that the aggregate value of the non-mortgaged Owned Real Properties described above does not exceed $500,000,000.  Furthermore, with respect to any Owned Real Property in a Mortgage Tax State which is acquired by Holdings or a Subsidiary thereof which is a Credit Party after the Initial Borrowing Date and with respect to which a Mortgage would otherwise be required to be granted above, the Administrative Agent may, in its sole discretion, agree that a Mortgage on such Owned Real Property shall not be required if the Administrative Agent determines that the cost of obtaining the respective Mortgage exceeds the benefits of the security interests in the respective Owned Real Property (given the other Collateral at such time for the Obligations).

(e)           Holdings will, and will cause each of the other Credit Parties to, at the expense of Holdings and the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require; provided that the foregoing shall not require actions which are expressly not required to be taken in accordance with the terms of any relevant Security Document or this Agreement.  Furthermore, Holdings will, and will cause the other Credit Parties that are Subsidiaries of Holdings to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 10.10 has been complied with or this Agreement.

(f)            If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of Holdings and the other Credit Parties constituting Collateral, Holdings and the Borrower will, at their own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(g)           Holdings and the Borrower agree that each action required by clauses (d) through (f) of this Section 10.10 shall be completed as soon as possible, but, except as otherwise expressly provided in the relevant Security Document or this Agreement, in no event later than 45 days after such action is requested to be taken by the Administrative Agent or the Required Lenders (or such longer period as may be satisfactory to the Administrative Agent or the Required Lenders, as the case may be); provided that in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties (who are not Subsidiaries of Holdings) with respect to its compliance with this Section 10.10.

(h)           Within 60 days after any request by the Administrative Agent or the Required Lenders (or such later date as may be agreed by the Administrative Agent), with respect to any Equity Interests in one or more Persons organized under the laws of a non-U.S. jurisdiction which have been pledged pursuant to the Guaranty and Collateral Agreement, if the Administrative Agent or Required Lenders reasonably determine (based on advice of local counsel and to the extent legally permitted by the relevant applicable foreign law) that it would be in the interests of the Secured Creditors that the respective Credit Party or Credit Parties which own such Equity Interests authorize, execute and deliver one or more additional pledge agreements governed by the laws of the jurisdiction or jurisdictions in which the Person or Persons whose Equity Interests are being pledged is (or are) organized, then the respective Credit Party or Credit Parties shall, subject to local law limitations, (i) so authorize, execute and deliver one or more such additional pledge agreements (each, as amended, modified, restated and/or supplemented from time to time, a “Foreign Pledge Agreement” and, collectively, the “Foreign Pledge Agreements”) and (ii) take such reasonable actions as may be necessary or desirable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests granted (or purported to be granted) by each such Foreign Pledge Agreement.  Each Foreign Pledge Agreement shall (i) be prepared by local counsel reasonably satisfactory to the Administrative Agent and (ii) be in form and substance reasonably satisfactory to the Administrative Agent, it being understood and agreed, however, in the case of any Foreign Pledge Agreement entered into by Holdings or any of its Subsidiaries, the respective Credit Party shall not be required to pledge more than 66% of the total combined voting power of all classes of Equity Interests entitled to vote of any Foreign Subsidiary that is a corporation (or treated as such for U.S. federal tax purposes) in support of its obligations (x) as a Borrower under this Agreement (in the case of the Borrower) or (y) under its Guaranty in respect of the Obligations of the Borrower (in the case of the other Credit Parties) (although 100% of the non-voting Equity Interests, if any, of each such Foreign Subsidiary shall be required to be pledged in support of such obligations).  Notwithstanding anything to the contrary contained in this Section 10.10, no Foreign Subsidiary shall guarantee any Obligation of the Borrower and no security or similar interest shall be granted in the assets of any Foreign Subsidiary, which security or similar interest guarantees any Obligation of the Borrower.  In determining whether to require one or more Foreign Pledge Agreements as permitted above, the Administrative Agent or Required Lenders, as the case may be, shall (in their sole discretion) consider the costs of the actions required in connection with the execution and delivery of the respective Foreign Pledge

Agreements as against the relative value of the security interests and additional protection provided thereby.

(i)            In determining whether to require one or more Foreign Pledge Agreements as permitted above, the Administrative Agent or Required Lenders, as the case may be, shall (in their sole discretion) consider the costs of the actions required in connection with the execution and delivery of the respective Foreign Pledge Agreements as against the relative value of the security interests and additional protection provided thereby.

(j)            Notwithstanding anything to the contrary contained above or elsewhere in this Agreement or any other Credit Document, upon the occurrence of the Collateral Release Date the Liens on all Collateral of the Credit Parties granted to or held by the Collateral Agent (on behalf of the Secured Creditors) pursuant to the Security Documents shall be released (collectively, the “Release”), whereupon (A) Sections 10.10(b), (d), (e), (f), (g) and (h) shall have no further force or effect and (B) the Administrative Agent shall, at the sole expense of the Credit Parties, take such action as the Credit Parties may reasonably request to effectuate, evidence or reflect of public record, the release of such Liens (including, but not limited to the filing of termination and full or partial release statements or confirmations thereof, as applicable), in each case, without recourse and without any representation or warranty of any kind (either express or implied), unless any of the foregoing actions would, or in the judgment of the Collateral Agent would, expose the Administrative Agent, the Collateral Agent or any officer of the Administrative Agent or Collateral Agent to personal liability or (y) would be contrary to applicable law. Notwithstanding anything to the contrary in this clause (j), all guaranties provided pursuant to the Guaranties (including, without limitation, the guaranties provided by the Holdings Guaranty and the Subsidiaries Guaranty) shall remain in full force and effect.

10.11.      [Reserved.]

10.12.      Ratings.  Holdings and the Borrower shall use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of Holdings and a rating of the Loans, in each case from Moody’s, and (ii) a public corporate credit rating of Holdings and a rating of the Loans, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by Holdings or the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

10.13.      [Reserved.]

SECTION 11.   Negative Covenants.  Each of Holdings and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than indemnities that are not then due and payable) incurred hereunder and thereunder, are paid in full:

11.01.      Indebtedness.  Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)            Indebtedness (A) incurred pursuant to this Agreement and the other Credit Documents and (B) Permitted Refinancing Indebtedness incurred with respect to indebtedness theretofore outstanding pursuant to this clause (i); provided that (x) Permitted Refinancing Indebtedness incurred pursuant to this clause (i)(B) may only be pursuant to one or more issues of Permitted Second Lien Notes or Permitted Unsecured Notes and (y) if any such Permitted Refinancing Indebtedness is incurred in respect of Revolving Loan Commitments or outstandings pursuant thereto (which shall only be permitted in accordance with the repayment priorities pursuant to Section 5.02(g)), there shall be required to be a permanent reduction to the Total Revolving Loan Commitment in an amount equal to the respective Permitted Refinancing Indebtedness (in which case Revolving Loans or Swingline Loans then outstanding pursuant to the Revolving Loan Commitments shall be required to be repaid with such amounts only to the extent then outstanding);

(ii)           Indebtedness of the Borrower or Holdings (which may be guaranteed by one or more Credit Parties, for so long as each such Person remains a Credit Party hereunder) incurred on or prior to the Merger Closing Date pursuant to one or more issuances of Permitted Notes; provided that (x) all net cash proceeds of each incurrence of Indebtedness permitted pursuant to this clause (ii) shall be used solely to finance the Merger, the termination of the Prior Merger Agreement, the Exchange Offer, the Borrower Refinancing, Target Refinancing and/or Top-Off Purchases (if any) and to pay fees and expenses incurred with the Transaction and (y) the aggregate principal amount of all Indebtedness incurred pursuant to this clause (ii) shall not exceed $1,750,000,000;

(iii)          [Reserved.];

(iv)          [Reserved.];

(v)           Indebtedness existing on the Initial Borrowing Date and set forth in Schedule 11.01;

(vi)          Indebtedness of (x) any Credit Party to any other Credit Party, (y) any Credit Party to any Foreign Subsidiary or Excluded Subsidiary so long as (1) such Indebtedness arises pursuant to Section 11.03(a)(xvi) or is otherwise in a principal amount not in excess of the amount of cash loaned to such Credit Party from the respective Foreign Subsidiary or Excluded Subsidiary, (2) such Indebtedness is unsecured and subordinated to its Obligations pursuant to the respective Credit Documents to which it is a party (and any other Secured Obligations) on terms reasonably satisfactory to the Administrative Agent and (3) such Indebtedness is not Guaranteed by any Credit Party, and (z) Target to the Borrower as a result of loans made to it pursuant to Section 11.04(xxiii);

(vii)         Indebtedness of any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;

(viii)        Indebtedness of any Subsidiary that is not a Subsidiary Guarantor to any Credit Party to the extent that the credit extension creating such Indebtedness is permitted under Section 11.04(viii);

(ix)           Indebtedness of Foreign Subsidiaries; provided that (x) the aggregate principal amount of Indebtedness permitted by this clause (ix) at any time outstanding, shall not exceed an amount equal to 7.5% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be and (y) that no violation of this clause (ix) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (ix);

(x)            Guarantees by a Credit Party of Indebtedness of any other Credit Party (other than Holdings) if the primary obligation is expressly permitted elsewhere in this Section 11.01 (other than (x) as expressly otherwise provided in the definition of Permitted Refinancing Indebtedness in the case of such Permitted Refinancing Indebtedness and (y) Indebtedness incurred or acquired pursuant to clause (vi)(y) above or (xvi) below, which may not be Guaranteed by a Credit Party unless (in the case of clause (xvi) below) such Guarantee existed at the time such Credit Party became a Subsidiary hereunder);

(xi)           Guarantees by any Subsidiary that is not a Subsidiary Guarantor of Indebtedness of other Subsidiaries that are not Subsidiary Guarantors if the primary obligation is otherwise expressly permitted elsewhere in this Section 11.01;

(xii)          Guarantees by a Credit Party of Indebtedness of any Subsidiary that is not a Subsidiary Guarantor if the primary obligation is expressly permitted elsewhere in this Section 11.01 and if the credit extension creating such Guarantee (for this purpose, determined as if the maximum amount so Guaranteed constitutes an investment pursuant to said Section 11.04(viii)) is permitted under Section 11.04(viii);

(xiii)         (A) Indebtedness of any Credit Party or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any property, plant and equipment, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof;  provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, and (B) Permitted Refinancing Indebtedness incurred with respect to Indebtedness theretofore outstanding pursuant to this clause (xiii); provided that (x) the aggregate principal amount of Indebtedness permitted by this clause (xiii) and clause (xiv) of this Section at any time outstanding shall not exceed an amount equal to 10% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be, and (y) no violation of this clause (xiii) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xiii);

(xiv)        (A) purchase money Indebtedness incurred in connection with the purchase of any property, plant and equipment; provided that, the amount of such purchase money Indebtedness shall be limited to an amount not in excess of the purchase price of such property, plant and equipment and (B) Permitted Refinancing Indebtedness in respect of Indebtedness theretofore outstanding pursuant to this clause (xiv); provided that (x) the aggregate principal amount of Indebtedness permitted by this clause (xiv) and clause (xiii) of this Section at any time outstanding shall not exceed an amount equal to 10% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be and (y) no violation of this clause (xiv) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xiv);

(xv)         Permitted Refinancing Indebtedness incurred in respect of (and to refinance) Indebtedness theretofore outstanding (and permitted to be outstanding) pursuant to clauses (ii), (v) and (xv) hereof;

(xvi)        (A) Indebtedness of any Person that becomes a Subsidiary after the Merger Closing Date; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) Permitted Refinancing Indebtedness in respect of Indebtedness theretofore outstanding pursuant to this clause (xvi); provided that, the aggregate principal amount of Indebtedness permitted by this clause (xvi) shall not exceed at any time outstanding an amount equal to 5% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be; provided that no violation of this clause (xvi) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xvi);

(xvii)       Indebtedness of the Borrower and its Subsidiaries under Interest Rate Protection Agreements and Other Hedging Agreements permitted under Section 11.05;

(xviii)      Indebtedness in respect of deposits held under forward purchasing arrangements entered into with customers in the ordinary course of business;

(xix)         Indebtedness of any Credit Party or any of their respective Subsidiaries in respect of performance, bid, surety, appeal or similar bonds or completion or performance guarantees provided in the ordinary course of business;

(xx)          Indebtedness of any Credit Party or any of their respective Subsidiaries in respect of workers’ compensation claims or self-insurance obligations otherwise permitted hereunder, in each case incurred in the ordinary course of business;

(xxi)         customary indemnification, reimbursement or similar obligations and warranties under leases and other contracts in the ordinary course of business;

(xxii)        payment obligations of Holdings under the NOL Agreement;

(xxiii)       Guarantees constituting investments expressly permitted by Section 11.04 (excluding clause (iv) thereof);

(xxiv)       any Indebtedness (including the funding of a trust fund, a letter of credit or some other form of third party instrument or the provision of a Guarantee) of the Borrower or Holdings required in connection with the provision of financial assurance pursuant to the Consent Decree;

(xxv)        Indebtedness of Target and Terra Capital or their Subsidiaries to (i) Terra Nitrogen arising in connection with unpaid obligations to Terra Nitrogen under the Nitrogen Servicing Agreement and with respect to receivables of Terra Nitrogen collected by Target or Terra Capital or their Subsidiaries, the proceeds of which have not then been remitted to Terra Nitrogen and (ii) Terra Canada with respect to the unpaid purchase price of inventory sold by Terra Canada to Target or its Subsidiaries in the ordinary course of business or receivables of Terra Canada collected by Target or Terra Capital or their Subsidiaries, the proceeds of which have not then been remitted to Terra Canada, provided in each case that amounts are incurred in the ordinary course of business and settled on a regular basis in accordance with past practices;

(xxvi)       Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(xxvii)      unsecured Indebtedness incurred by Holdings or the Borrower (and which may be Guaranteed by one or more other Credit Parties) so long as (x) all Net Cash Proceeds therefrom are used substantially contemporaneously with the issuance thereof to finance one or more Acquisitions by the Borrower or one or more Wholly-Owned Subsidiaries thereof which are Credit Parties (for this purpose determined as if the phrase “in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person” appearing in the definition of Acquisition instead read “100% of the capital stock, partnership interests, membership interests or equity of any Person (other than, in the case of a Foreign Subsidiary of the Borrower, director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law)”), (y) immediately after giving effect thereto (and the respective Acquisition), for the Test Period most recently ended for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), Holdings would be in compliance on a Pro Forma Basis with the covenants contained in Sections 11.11 and 11.12 and (z) no Default or Event of Default shall exist after giving effect to the respective issuance of Indebtedness or the respective Acquisition or Acquisitions to be effected with the proceeds thereof;

(xxviii)       Indebtedness of Holdings and the Borrower (which may be Guaranteed by one or more other Credit Parties); provided that (x) no Default or Event of Default then exists or would result therefrom, and (y) calculations are made by Holdings with respect to the Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the Test Period most recently ended for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b) (but giving effect to subsequent incurrences and repayments of Indebtedness through the date of determination as described in the definition of Pro Forma Basis), and such calculations shall show a Total Leverage Ratio on such Pro Forma Basis that is less than or equal to 3.00 to 1.00; and

(xxix)       Indebtedness incurred from time to time in respect of one or more Receivables Facilities; provided that (A) at the time of each incurrence pursuant to this clause (xxix), the Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the Test Period most recently ended for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b) (but giving effect to subsequent incurrences and repayments of Indebtedness through the date of determination as described in the definition of Pro Forma Basis), is less than or equal to 3.00 to 1.00, (B) the sum of (x) the aggregate amount of all Indebtedness incurred pursuant to this clause (xxix) at such time outstanding plus (y) the aggregate amount of Indebtedness, claims and other liabilities secured by Liens permitted by Section 11.02(xxii) at such time outstanding, shall not exceed an amount equal to the Applicable Percentage of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be, and (C) no violation of this clause (xxix) shall occur solely as a result of (I) any reduction in Consolidated Total Assets or (II) any reduction of the Applicable Percentage, in each case, if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xxix); and

(xxx)        Indebtedness of Subsidiary Guarantors; provided that (x) the aggregate principal amount of Indebtedness permitted by this clause (xxx) at any time outstanding, shall not exceed an amount equal to 7.5% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be and (y) that no violation of this clause (xxx) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xxx).

Notwithstanding anything to the contrary contained above, (A) except for Indebtedness outstanding pursuant to Section 11.01(i)(A) and obligations pursuant to Interest Rate Protection Agreements and Other Hedging Agreements which are secured pursuant to the Security Documents, no Additional First-Lien Obligations (as defined in the Intercreditor Agreement) shall be permitted to be incurred at any time and (B) the only Second-Lien Obligations under, and as defined in, the Intercreditor Agreement shall be those incurred from time to time under, and as permitted by Sections 11.01(i)(B) and (ii), and Permitted Refinancing Indebtedness incurred in respect thereof (or in respect of Permitted Refinancing Indebtedness originally incurred in respect thereof or a previous refinancing thereof) pursuant to Section 11.01(xv).

11.02.      Liens.  Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), or assign any right to receive income or authorize the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 11.02 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)            Permitted Encumbrances;

(ii)           Liens on Collateral securing Permitted Second Lien Notes permitted to be outstanding pursuant Section 11.01(i)(B), Indebtedness permitted to be outstanding pursuant to Section 11.01(ii) (excluding any issuances of Permitted Unsecured Notes), or securing any Permitted Refinancing Indebtedness (including successive issues of such Permitted Refinancing Indebtedness) in respect of the foregoing (to the extent permitted to be so secured in accordance with the definition of Permitted Refinancing Indebtedness), in each case so long as (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens created by the Security Documents, and (ii) the Lenders of the respective Indebtedness (or the respective agent or trustee on their behalf) has entered into the Intercreditor Agreement (including by way of joinder thereto) and is subject to the terms and provisions thereof; provided that Liens pursuant to this clause (ii) shall not be created at any time on or after the Collateral Release Date;

(iii)          [Reserved.];

(iv)          [Reserved.];

(v)           any Lien on any property or asset of any Credit Party or any of its Subsidiaries existing on the date hereof and set forth in Schedule 11.02(v); provided that (i) such Lien shall not apply to any other property or asset of such Credit Party or Subsidiary (other than proceeds of the sale or other disposition thereof) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and refinancings of such obligations that do not increase the outstanding principal amount thereof (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith);

(vi)          Liens securing purchase money Indebtedness of a Credit Party or any of its Subsidiaries permitted pursuant to clause (xiv) of Section 11.01; provided that, such Liens attach only to the property which was purchased with the proceeds of such purchase money Indebtedness;

(vii)         Liens on property, plant and equipment acquired, constructed or improved by a Credit Party or any of its Subsidiaries; provided that (i) such security interests secure Indebtedness permitted by clause (xiii) of Section 11.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such property, plant and equipment and (iv) such security interests shall not apply to any other property or assets of such Credit Party or Subsidiary;

(viii)        any Lien existing on any property or asset prior to the acquisition thereof by a Person or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith);

(ix)           Liens on assets of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiaries permitted under clause (ix) of Section 11.01;

(x)            Liens securing Permitted Refinancing Indebtedness to the extent the respective such Liens are permitted in accordance with the requirements of the definition of Permitted Refinancing Indebtedness;

(xi)           Liens on cash deposits, Permitted Investments and Excluded Deposit Accounts and/or Excluded Securities Accounts to which they are credited (so long as those are the only amounts credited to the respective Excluded Deposits Accounts and/or Excluded Securities Accounts) made by the Borrower or Holdings to secure the Phosphogypsum Stack Liability and/or the Consent Decree Phosphogypsum Stack Liability, including, if required by the Consent Decree or determined by Borrower to be in its best interest with respect to its compliance with the Consent Decree, the full funding of the Consent Decree Phosphogypsum Stack Liability;

(xii)          Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit, securities and commodities accounts or other funds maintained with a creditor depository institution or a securities or commodities intermediary in the ordinary course of business and not with the intent of granting security;

(xiii)         Liens in favor of any Credit Party securing obligations of any Credit Party or any Subsidiary and Liens in favor of any Subsidiary that is not a Subsidiary Guarantor securing obligations of any Subsidiary that is not a Subsidiary Guarantor;

(xiv)        Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(xv)         any interest or title of a lessor, sublessor, lessee, licensee or licensor under any lease or license agreement not prohibited by this Agreement and in the ordinary course of business;

(xvi)        Liens securing Interest Rate Protection Agreements or Other Hedging Agreements, limited to cash deposits and/or Permitted Investments not to exceed $100,000,000 in the aggregate and any Excluded Deposit Accounts and/or Excluded Securities Accounts containing only such cash deposits and/or Permitted Investments;

(xvii)       Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with the importation of goods;

(xviii)      Liens deemed to exist in connection with Investments in repurchase agreements constituting Permitted Investments;

(xix)         Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code;

(xx)          Liens on real or personal property subject to the Pooling Agreement;

(xxi)         Liens on cash deposits and/or Permitted Investments pledged to the landlord of the Borrower’s leased real property located in Tampa, Florida (and Liens on any Excluded Deposit Account and/or Excluded Securities Account containing only such cash deposits and/or Permitted Investments), as required for the delivery of any Collateral Access Agreement (as defined in the Guaranty and Collateral Agreement), with respect to such location;

(xxii)        Liens not otherwise permitted under this Section 11.02 securing Indebtedness, claims and other liabilities not, when added to the aggregate amount of Indebtedness incurred pursuant to Section 11.01(xxix) and then outstanding, in excess of, in the aggregate at any time, an amount equal to the Applicable Percentage of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the

Administrative Agent pursuant to Section 10.01(a) or (b); provided that (x) no violation of this clause (xxii) shall occur solely as a result of (I) any reduction in Consolidated Total Assets or (II) any reduction of the Applicable Percentage, in each case, if at the time the respective Indebtedness, claim or other liability was secured the respective Liens were permitted to be granted within the limitations established by this clause (xxii) (although any increase in the amount of Indebtedness, claims or other liabilities secured shall require an independent test at the time of such increase), (y) Liens pursuant to this clause (xxii) may only be created on cash deposits and Permitted Investments (and Excluded Deposit Accounts and Excluded Securities Accounts which hold only such cash and Permitted Investments) so long as the sum of the Total Unutilized Revolving Loan Commitments and the Unrestricted cash and Permitted Investments of the Credit Parties is not less than $250.0 million at the time of the creation of the respective Lien or any increase in the amount of cash or Permitted Investments subject thereto (except as a result of investment returns on funds previously deposited) and (z) Liens pursuant to this clause (xxii) may apply to any assets (including, without limitation, Designated Released Collateral) other than cash and Permitted Investments (and related Excluded Deposit Accounts and Excluded Securities Accounts), except that such Liens shall not apply to any other assets which constitute Collateral;

(xxiii)       Liens in favor of CoBank, ACB in all capital stock of CoBank, ACB owned by the Borrower;

(xxiv)       [Reserved.]; and

(xxv)        Liens on accounts receivable and related property and related rights in connection with a Receivables Facility, so long as such Receivables Facility and the transactions related thereto are permitted to be incurred pursuant to Section 11.01(xxix).

Notwithstanding the foregoing, with respect to Liens permitted pursuant to preceding clause (ii), to the extent the Collateral hereunder consists of a Mortgaged Property located in a Mortgage Tax State, Liens on such Mortgaged Property pursuant to clause (ii) of this Section 11.02 shall not be permitted at any time when the amount of obligations secured thereby is less than the aggregate amount of then outstanding Secured Obligations (which is expected to be the case because of the costs imposed by the respective Mortgage Tax State).  In connection with Liens permitted pursuant to preceding clauses (vi), (vii) and (viii) of this Section 11.02, the Administrative Agent and Collateral Agent are hereby authorized and directed by the Lenders to execute and deliver such Lien releases and/or Lien subordinations as may be requested from time to time by the Borrower and as may be deemed necessary or desirable by the Administrative Agent and/or Collateral Agent, as the case may be.  Furthermore, the Administrative Agent and/or Collateral Agent may execute acknowledgements to the effect that one or more Excluded Deposit Accounts and/or Excluded Securities Accounts (and the cash and Permitted Investments therein) are not subject to the Liens pursuant to the Security Documents.

11.03.      Fundamental Changes.  (a)  No Credit Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or any of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may liquidate, dissolve, merge or consolidate into the Borrower in a transaction in which the Borrower is the surviving corporation; provided that any merger consideration payable to minority shareholders of any such Subsidiary in connection with any such transaction shall be independently justified as an investment pursuant to Section 11.04(viii); (ii) (1) any Subsidiary Guarantor may liquidate, dissolve, merge or consolidate into any Subsidiary Guarantor in a transaction in which the surviving entity is a Subsidiary Guarantor, (2) any Subsidiary that is not a Subsidiary Guarantor may liquidate, dissolve, merge or consolidate into any Subsidiary Guarantor in a transaction in which the surviving entity is a Subsidiary Guarantor and (3) any Subsidiary that is not a Subsidiary Guarantor may liquidate, dissolve, merge or consolidate into any other Subsidiary that is not a Subsidiary Guarantor; (iii) any Credit Party or any Subsidiary may sell, transfer, lease or otherwise dispose of (1) its assets to any Credit Party (other than Holdings), (2) Inventory and precious metals to be recovered from spent catalysts in the ordinary course of business, (3) assets constituting property, plant and equipment that are uneconomical, obsolete, worn out or no longer used or useful in its business or constitute surplus and which are disposed of in the ordinary course of business, (4) other assets (other than any disposition of property, plant and equipment as part of a Permitted Sale and Leaseback Transaction) having a market value not to exceed 10% of Consolidated Total Assets during any Fiscal Year with each determination to be made on the date of each sale, transfer, lease or other disposition of assets pursuant to this clause (4) based upon Consolidated Total Assets as shown at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be; provided that (x) no violation of this clause (4) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective disposition of assets occurred such disposition was permitted within the limitations established by this clause (4) and (y) each sale, transfer, lease or other disposition of assets pursuant to this clause (4) shall be at fair market value and for consideration at least 75% of which (in the good faith determination of the Borrower) constitutes cash, except that during any Fiscal Year asset dispositions in an aggregate amount not exceeding $100,000,000 may be made at fair market value but without being subject to the cash consideration requirements set forth above, (5) sales, transfers, leases or other dispositions of assets to one or more Foreign Subsidiaries or Excluded Subsidiaries so long as the aggregate fair market value of all assets so transferred (in the case of goods, net of any cash payments therefor actually received by the respective transferor) pursuant to this clause (5) in any Fiscal Year does not exceed $20,000,000 and (6) accounts receivable in connection with the collection or compromise thereof, and accounts receivable and related property and related rights, or participations therein in connection with any Receivables Facility; (iv) any Subsidiary that is not a Subsidiary Guarantor may liquidate or dissolve; (v) the Transaction shall be permitted; (vi) as part of any Acquisition permitted under Section 11.04(viii), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in a transaction in which the survivor is a Wholly-Owned Subsidiary of the Borrower; provided that (x) in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the surviving entity in such merger or consolidation shall be (after giving effect to such transaction) a Subsidiary Guarantor and (y) the aggregate amount of merger consideration shall be justified as an investment pursuant to Section 11.04(viii); (vii) bona fide sales, transfers and other dispositions in the ordinary course of (A) Permitted Investments, and (B) Investments permitted under clauses (vii), (xii) and (xiii) of Section 11.04; (viii) Holdings, the Borrower and each Subsidiary may make payments and other transactions permitted by Section 11.06; (ix) Holdings, the Borrower and each Subsidiary may lease, sublease, license or sublicense any property, plant and equipment or intellectual property in the ordinary course of business, including without limitation the lease of vacant land for farming or for the exploration and production of oil, gas, sulphur and other minerals; (x) Holdings, the Borrower and each Subsidiary may sell or otherwise dispose of delinquent Accounts in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale, securitization or financing transaction); (xi) Holdings, the Borrower and each Subsidiary may surrender or waive contractual rights or settle, release or surrender any contract, tort or other litigation claims in the ordinary course of business; (xii) Holdings, the Borrower and each Subsidiary may grant Liens permitted by Section 11.02 of this Agreement; (xiii) Holdings and its Subsidiaries may sell, transfer or otherwise dispose of property, plant and equipment in a Permitted Sale and Leaseback Transaction; (xiv) Holdings and its Subsidiaries may in the ordinary course of business abandon or dispose of intellectual property or other proprietary rights of the Borrower or any Subsidiary that are, in the reasonable business judgment of the Borrower or any Subsidiary, no longer practicable to maintain or useful in the conduct of the business of the Borrower or any Subsidiary; (xv) any Subsidiary that is not a Credit Party may sell, transfer, lease or otherwise dispose of any of its assets to any other Subsidiary that is not a Credit Party; and (xvi) CFL and its subsidiaries may receive from, or transfer to, the Borrower and its Subsidiaries spare parts, equipment or goods in the ordinary course of business consistent with past practices and, in connection therewith, may incur loans deemed to arise as a result of such transfers to them, and may be a lender of loans to the Borrower and its Subsidiaries which arise from time to time as a result of transfers of such assets by them to the Borrower and its Subsidiaries; provided that all Indebtedness of the Borrower and its Subsidiaries arising as a result of such transfers is incurred under, and meets the requirements of, Section 11.01(vi)(y).  For purposes of this Section 11.03 and the definition of Asset Sale, any issuance of Equity Interests by a Subsidiary of Holdings (to a Person other than Holdings or a Wholly-Owned Subsidiary thereof) which, after giving effect thereto, increases the proportional holdings of such Person in such Subsidiary shall be deemed to be a sale of Equity Interests by Holdings or the respective Subsidiary which directly owns Equity Interests in such Subsidiary.  In addition to the requirements contained above, no Credit Party will, nor will it permit any of its Subsidiaries to, sell the Equity Interests in any of its Subsidiaries unless the sale is otherwise permitted above in this Section 11.03 and, in the case of any such sale to any Persons other than Holdings or a Subsidiary, constitutes (x) a sale or disposition of all Equity Interests owned by Holdings and its Subsidiaries in such Subsidiary or (y) a sale or disposition of Equity Interests in order to convert the respective Subsidiary to a Joint Venture; provided that in the case of this clause (y) the aggregate fair market value of the Equity Interests of Holdings and its Subsidiaries in the respective Subsidiary being converted into a Joint Venture, immediately before the transaction described in this clause (y) net of any cash consideration actually received by any Credit Party (and not the Subsidiary being converted to a Joint Venture) at the time of, and in connection with, said conversion, shall be deemed an investment pursuant to Section 11.04(viii) and shall only be permitted if same is allowed in accordance with the requirements thereof.  The

Net Cash Proceeds of any sale or disposition permitted pursuant to this Section 11.03 shall be applied as, and to the extent required by, Section 5.02.

(b)           No Credit Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type generally conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto or reasonable extensions or expansions thereof.

11.04.      Investments, Loans, Advances, Guarantees and Acquisitions.  No Credit Party will, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Credit Party and a Wholly-Owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(i)            Permitted Investments, subject to control agreements (with respect to Credit Parties) in favor of the Administrative Agent for the benefit of the Secured Creditors to the extent required by the Guaranty and Collateral Agreement;

(ii)           investments (x) by the Credit Parties and their Subsidiaries (excluding Target and its Subsidiaries) existing on the date hereof in the capital stock or other Equity Interests of their respective Subsidiaries and Excluded Subsidiaries, (y) by Target and its Subsidiaries existing on the Exchange Closing Date and (z) constituting the acquisition of Equity Interests in Target pursuant to the Transaction;

(iii)          investments, loans or advances made by a Credit Party to any other Credit Party (other than Holdings) and by any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;

(iv)          Guarantees permitted by Section 11.01 (excluding clauses (xxii) and (xxiii) thereof);

(v)           investments, loans and advances in existence on the date of this Agreement and described in Schedule 11.04 and any extensions or renewals thereof which do not increase the amount thereof or conversions of any such loans or advances to equity investments;

(vi)          loans, advances or other extensions of credit made by a Credit Party or any Subsidiary to its employees, officers and directors in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $10,000,000 in the aggregate at any one time outstanding;

(vii)         notes payable, or stock or other securities issued by Account Debtors to a Credit Party or any Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business;

(viii)        Guarantees, investments, loans and advances not otherwise permitted under this Section 11.04 (including (a) Guarantees, investments, loans or advances made by or to or on behalf of any Credit Party to or by or on behalf of any Subsidiary which is not a Subsidiary Guarantor, (b) Guarantees, investments, loans or advances made by any Credit Party or any Subsidiary which is not a Subsidiary Guarantor to or on behalf of any Excluded Subsidiary, (c) investments in any Joint Venture and minority interests and (d) investments made in order to consummate Acquisitions (other than the Terra Acquisition)); provided that (1) no Event of Default shall have occurred and be continuing or would result therefrom, (2) in the case of any Acquisition, (A) such Acquisition shall only comprise a business or those assets of a business, of the type generally conducted by the Borrower and its Subsidiaries as of the Effective Date or a business reasonably related thereto or a reasonable extension or expansion thereof and (B) such Acquisition shall be consensual and shall have been approved by the board of directors or equivalent governing body of the acquiree or the parent of the acquiree and (3) the aggregate amount of all such Guarantees, investments, loans and advances made pursuant to this Section 11.04(viii) (collectively, “Section 11.04(viii) Investments”) shall not exceed the limitations set forth below:

(w)          the aggregate amount of Section 11.04(viii) Investments made during any Fiscal Year (determined without regard to any write-downs or write-offs thereof) and treating the maximum amount of any Guarantee as an investment, but reducing the amount of such investments made during any Fiscal Year by any returns of capital and principal repayments actually received during such Fiscal Year in respect of Section 11.04(viii) Investments previously made during such Fiscal Year pursuant to this sub-clause (w) (and treating any reduction of a Guarantee provided in such Fiscal Year without a corresponding payment having been made thereunder as a return of principal)) shall not exceed $50,000,000, except to the extent independently justified pursuant to following clauses (x), (y) or (z);

(x)            additional Section 11.04(viii) Investments may be made at any time in an amount not to exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective such investment is made; and

(y)           additional Section 11.04(viii) Investments (but not Guarantees) may be made at any time with Excess Qualified Equity Proceeds; and

(z)            in the case of Section 11.04(viii) Investments which consist of Acquisitions (and only Acquisitions) by the Borrower and/or one or more Subsidiaries, additional Section 11.04(viii) Investments may be made to effect such Acquisition, so long as, after giving effect to such Acquisition, Holdings is in compliance with each of the covenants set forth in Sections 11.11 and 11.12, in each case, determined on a Pro Forma Basis as of the last day of the Test Period most recently ended for which financial statements have been (or were required to

be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b), as the case may be;

(ix)           investments in Interest Rate Protection Agreements or Other Hedging Agreements otherwise permitted by this Agreement;

(x)            prepaid expenses in the ordinary course of business, lease, utility, workers’ compensation, performance and other similar deposits in the ordinary course of business;

(xi)           investments received as consideration from any sale, lease, transfer or other disposition permitted by Section 11.03(a);

(xii)          investments received in satisfaction of judgments, settlements of debts or compromises of obligations or as consideration for the settlement, release or surrender of a contract, tort or other litigation claim, in each case in the ordinary course of business, including, without limitation, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(xiii)         investments that are deemed to have been made as a result of an Acquisition of a Person that at the time of such Acquisition held instruments constituting investments that were not acquired in contemplation of such Acquisition;

(xiv)        advances and prepayments for asset purchases in the ordinary course of business;

(xv)         deposits of cash with banks or other depository institutions in the ordinary course of business and not with the intent of granting security;

(xvi)        any investment or acquisition of assets solely in exchange for the issuance of Equity Interests of Holdings;

(xvii)       any investment, loan or advance made solely to fund any Credit Party’s or any Subsidiary’s deferred compensation plans for employees and non-employee directors or any successor plans approved by the board of directors of such Credit Party or such Subsidiary;

(xviii)      investments consisting of extensions of credit in the nature of accounts receivable, chattel paper or notes receivable arising from the granting of trade credit in the ordinary course of business;

(xix)         Restricted Payments permitted by Section 11.06;

(xx)          investments (which may take the form of Guarantees, it being understood that the maximum amount so Guaranteed at any time shall be deemed an investment, with any reduction of the amount Guaranteed to constitute a reduction in the respective investment except to the extent the respective amount was required to be funded under the respective Guarantee or otherwise) in TNCLP, Terra Nitrogen GP, Inc. and Terra Nitrogen or any of their respective subsidiaries to fund (or support) working capital needs in an aggregate amount not to exceed $75,000,000 at any time outstanding (determined without regard to any write-downs or write-offs thereof, but giving effect to any returns of principal or capital);

(xxi)         investments constituting intercompany loans made by any Foreign Subsidiary to one or more Credit Parties from time to time, so long as the respective Indebtedness meet the requirements of Section 11.01(vi)(y);

(xxii)        Investments to match employee-directed funds under the Terra Deferred Supplemental Savings Plan and to fund the obligations of Target and its Subsidiaries under the Terra Excess Benefit Plan;

(xxiii)       loans made by the Borrower to Target to fund the Target Refinancing or the purchase of any Target Existing Notes pursuant to a change of control offer;

(xxiv)       the Transaction may be effected;

(xxv)        Guarantees by Holdings, Borrower or any of the Borrower’s Subsidiaries in the ordinary course of business, of leases (other than Capital Lease Obligations), purchase or supply contracts, Interest Rate Protection Agreements, Other Hedging Agreements or of other obligations, in each case of Borrower, any of its Subsidiaries or any Excluded Subsidiary that do not constitute Indebtedness; provided that the aggregate outstanding amount of obligations of the Excluded Subsidiaries guaranteed by Holdings, Borrower and/or any of the Borrower’s Subsidiaries pursuant to this clause (xxv) shall not exceed $100,000,000 at any time outstanding;

(xxvi)       so long as no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, loans may be made by one or more Credit Parties to CFL after the Initial Borrowing Date so long as the aggregate amount thereof at no time outstanding (for this purpose determined without regard to any write-downs or write-offs thereof, but without prejudice to loans otherwise permitted by this Section 11.04, including pursuant to clause (viii)) exceeds the amount of cash dividends paid by CFL after the Initial Borrowing Date that were actually received (by on-dividending if needed) by one or more Credit Parties (and so long as no such dividends were counted as returns on investments for purposes of Section 11.04(viii) or the definition of Cumulative Retained Excess Cash Flow Amount); and

(xxvii)      Investments in connection with any Receivables Facility which, in the good faith determination of the Borrower, are necessary or advisable to effect a Receivables Facility.

Notwithstanding anything to the contrary contained herein, except for Target Shares owned prior to the Merger Closing Date, in no event shall the aggregate fair market value of all Margin Stock owned by Holdings and its Subsidiaries at any time exceed $5,000,000.

11.05.      Interest Rate Protection Agreements or Other Hedging Agreements.  No Credit Party will, nor will it permit any of its Subsidiaries to, enter into any Interest Rate Protection Agreement or Other Hedging Agreement, except the following (in each case so long as entered into for non-speculative purposes, it being understood and agreed that raw materials and inventory hedges entered in the ordinary course of business and consistent with past practices prior to the Effective Date are not for speculative purposes): (a) Interest Rate Protection Agreements or Other Hedging Agreements entered into to hedge or mitigate risks relating to fluctuations in currency values or commodities prices to which any Credit Party, any Subsidiary or Terra Nitrogen has actual exposure (other than those in respect of Equity Interests of any Credit Party or any of its Subsidiaries); provided that any Interest Rate Protection Agreement or Other Hedging Agreement entered into by any Credit Party or any Subsidiary to hedge risks of Terra Nitrogen shall be entered into in accordance with Target’s and Terra Nitrogen’s practices prior to the Effective Date and pursuant to arrangements whereby Terra Nitrogen compensates Target (or the respective Credit Party or Subsidiary) for any costs associated therewith (although Terra Nitrogen shall be entitled to receive the benefits of any hedging so entered into for its benefit), (b) Interest Rate Protection Agreements or Other Hedging Agreements entered into in order to effectively cap or collar interest rates with respect to any interest-bearing liability of any Credit Party or any Subsidiary or to exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing investment of any Credit Party or any Subsidiary and (c) Other Hedging Agreements entered into with respect to commodities with the intention of delivering inventory to the relevant hedge counterparties at the maturity of or on the date otherwise required under such Other Hedging Agreements.

11.06.      Restricted Payments.  No Credit Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)            any Credit Party or any Subsidiary may declare and pay dividends with respect to its Equity Interests payable solely in additional shares (or options or warrants with respect to such shares) of its Equity Interests having equal or inferior voting power, designations, preferences and rights;

(ii)           Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their Equity Interests;

(iii)          Holdings or any Subsidiary of Holdings may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;

(iv)          the Borrower and each Subsidiary may make Restricted Payments (directly or indirectly) to Holdings or the Borrower that are used by Holdings or the Borrower, as the case may be, to (A) pay federal, state and local income taxes then due and owing, franchise taxes and other similar expenses and operating expenses incurred in the ordinary course of business or (B) make payments pursuant to the NOL Agreement;

(v)           dividends may be paid by Holdings on shares of its common stock within sixty (60) days after the date of declaration thereof, so long as such dividend would have been permitted under clause (xiv) hereof if paid on the date of such declaration;

(vi)          Holdings or any Subsidiary of Holdings may repurchase, redeem, retire or otherwise acquire any outstanding Equity Interests of Holdings or any of its Subsidiaries that have been held or beneficially owned by any employee, officer or director of such Person (or similarly related individual) upon the death, disability, termination or similar event which ends the relationship between such Person and such individual;

(vii)         Holdings or any of its Subsidiaries may repurchase, redeem or otherwise acquire or retire for value any Equity Interests in Holdings or any of its Subsidiaries that is held by any current or former employee, director or consultant (or their estates or the beneficiaries of such estates) of Holdings or any of its Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests, shall not exceed $10,000,000 during any Fiscal Year, provided, further, that any amount not utilized shall be carried forward to the next succeeding Fiscal Year (with any such acquisitions during such succeeding Fiscal Year being allocated first against the amount permitted in such Fiscal Year before being allocated to such carryforward);

(viii)        Holdings’ purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests with the proceeds received contemporaneously from the issue of new Equity Interests with equal or inferior voting powers, designations, preferences and rights;

(ix)           Holdings or any of its Subsidiaries may make repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(x)            Holdings or any of its Subsidiaries may make any purchase or acquisition from, or retain any withholding on issuances to, any employee of the Borrower or any of its Subsidiaries of Equity Interests to satisfy any applicable federal, state or local tax payments in respect of the receipt of Equity Interests of the Borrower or any of its Subsidiaries;

(xi)           the Borrower may make cash dividends to Holdings to make principal, interest, and other payments on or relating to Indebtedness of Holdings permitted by Section 11.01 or to fund other Restricted Payments permitted to be made by Holdings hereunder;

(xii)          any Subsidiary may accept capital contributions from its parent to the extent permitted under Section 11.04;

(xiii)         Holdings or any Subsidiary of Holdings, including Mergersub, may make payments to the holders of the shares of Target in connection with, and pursuant to the terms of, the Exchange Offer, any Top-Off Purchases and the Merger Agreement;

(xiv)        the Credit Parties and their Subsidiaries may make Restricted Payments from time to time not otherwise permitted hereunder so long as immediately before and immediately after giving effect to such Restricted Payments and to any related Borrowings (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) the aggregate amount for all such Restricted Payments made pursuant to this Section 11.06(xiv) shall not exceed the limitations set forth below:

(w)          the aggregate amount of such Restricted Payments made during any Fiscal Year shall not exceed $125,000,000, except to the extent independently justified pursuant to following clauses (x), (y) and (z); and

(x)            prior to first Excess Cash Payment Date occurring after the Initial Second Amendment Effective Date, additional Restricted Payments may be made pursuant to this clause (x)  in an aggregate amount for all payments made pursuant to this clause (x) not to exceed $500,000,000; and

(y)           additional Restricted Payments may be made at any time in an amount not to exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective such Restricted Payment is made; and

(z)            additional Restricted Payments may be made pursuant to this clause (z)  in an aggregate amount for all payments made pursuant to this clause (z) not to exceed $500,000,000.

(xv)         dividends may be paid from time to time with respect to the preferred stock of Terra Investment Fund LLC and/or Terra Investment Fund II LLC that was outstanding on the Effective Date in accordance with the terms thereof as in effect on the Effective Date.

11.07.      Transactions with Affiliates.  No Credit Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from third parties not affiliated with each other, (b) transactions between or among a Credit Party and another Credit Party not involving any other Affiliate, (c) any Restricted Payment permitted by Section 11.06 and investments, loans, advances and Guarantees permitted under clauses (ii), (iii), (iv), (v), (vi), (viii), (xvii), (xix), (xx), (xxi), (xxii), (xxiii), (xxiv), (xxv) and (xxvi) of Section 11.04, (d) any transaction permitted by clauses (i), (ii), (iv), (v), (viii), (xv) and (xvi) of Section 11.03(a), (e) any transaction permitted by clauses (iii)(1) and (5) of Section 11.03(a), (f) payment of reasonable fees, expenses and compensation to officers and directors of any Credit Party and its Subsidiaries and customary indemnification and insurance arrangements in favor of any director or officer of any Credit Party and its Subsidiaries, and any agreement relating to any of the foregoing entered into in the ordinary course of business, (g) payments made pursuant to the NOL Agreement, (h) Indebtedness owing from any Credit Party or any of its Subsidiaries to any other Credit Party and any of it Subsidiaries permitted under Section 11.01, (i) Indebtedness expressly permitted pursuant to Section 11.01(vi), (x), (xi), (xii) or (xxv), (j) transactions pursuant to the Nitrogen Servicing Agreement, (k) the entering of Interest Rate Protection Agreements or Other Hedging Agreement with respect to Terra Nitrogen to the extent permitted by Section 11.05(a), (l) sales and collection of services provided during the ordinary course of business (consistent with past practices prior to the Acquisition) provided by Target or Terra Capital on behalf of Terra Canada and (m) any agreements in existence and as in effect on the Effective Date (including, without limitation, any shareholders agreements or registration rights agreements with existing equity holders), as set forth on Schedule 11.07, as such agreements may be renewed, replaced or otherwise modified after the Effective Date upon terms which taken as a whole are not less favorable to the Credit Parties and their Subsidiaries than the original terms of such agreements.

11.08.      Restrictive Agreements.  No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Credit Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of a Credit Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order or by any Credit Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 11.08 (but shall apply to any extension, renewal, amendment or modification expanding in any material respect the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale or other disposition of a Subsidiary pending such sale or disposition, provided such restrictions and conditions apply only to the Subsidiary that is to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) the foregoing shall not apply to restrictions and conditions imposed under any agreement evidencing Specified Indebtedness existing on the date such agreement is entered into and, in each case, any amendment, modification, extension, renewal, refinancing or replacement of any such Indebtedness, provided, that such amendment, modification, restatement, renewal, refinancing or replacement does not expand in any material respect the scope of any such restriction or condition contained in the agreements evidencing such Indebtedness as in effect on the date such agreement is entered into, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other agreements and instruments restricting the assignment thereof, (vii) the foregoing shall not apply to any restriction or conditions imposed by any instrument governing Indebtedness or Equity Interests of a Person acquired by Holdings or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (viii) the foregoing shall not apply to any restrictions or conditions imposed by any agreement governing Indebtedness of a Foreign Subsidiary permitted by Section 11.01(ix), which restriction is not applicable to any Person, or the property or assets of any Person, other than one or more Foreign Subsidiaries, (ix) clause (a) of the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of property permitted by Section 11.03 pending the consummation of such sale, provided such restrictions and conditions apply only to the property that is to be sold, (x) the foregoing shall not apply to restrictions and conditions on a Receivables Subsidiary and/or on accounts receivable and related property and related rights subject to a Receivables Facility by the terms of the documentation governing any Receivables Facility, (xi) the foregoing shall not apply to restrictions and conditions imposed under any agreement evidencing Indebtedness incurred pursuant to Section 11.01(ix), Section 11.01(xxviii) or Section 11.01(xxx), provided that such restrictions or conditions contained in the agreements evidencing such Indebtedness are no more burdensome than those as in effect under this Agreement and (xii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Liens permitted by clauses (vi), (vii), (viii), (xi), (xx), (xxi), (xxii), (xxiii) and (xxiv) of Section 11.02 if such restrictions or conditions apply only to the property or assets covered thereby.

11.09.      Prepayments, Commitment Reductions and Amendments of Specified Indebtedness.  (a)  No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of Indebtedness incurred or which at any time was permitted to be outstanding pursuant to Section 11.01(i)(B), Section 11.01(ii) or constituting Permitted Refinancing Indebtedness incurred in respect of the foregoing (or incurred in respect of a previous issue of Permitted Refinancing Indebtedness which is justified on the basis of refinancing such Indebtedness under Section 11.01(i)(B) or 11.01(ii) or a previous issue of Refinancing Indebtedness in relating thereto) (all such Indebtedness, the “Specified Indebtedness”) at any time prior to its scheduled maturity or required repayment thereof, except that Specified Indebtedness may be repaid with (x) proceeds of Permitted Refinancing Indebtedness permitted to be incurred hereunder in respect thereof and (y) proceeds of equity securities or equity-linked securities issued by Holdings.

(b)           [Reserved.]

(c)           No Credit Party shall make any amendment or modification to any indenture, note or other agreement evidencing or governing any Specified Indebtedness if such amendment or modification, if same were contained in an indenture, note or other agreement evidencing Indebtedness incurred to refinance same (when compared to the terms of the Specified Indebtedness before giving effect to such amendment or modification) would cause the respective Refinancing Indebtedness to fail to qualify as Permitted Refinancing Indebtedness in accordance with the definition thereof contained herein.

11.10.      [Reserved.]

11.11.      Interest Coverage Ratio.  Holdings will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 3.00:1.00.

11.12.      Total Leverage Ratio.  Holdings will not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 3.25:1.00.

11.13.      Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements.  Holdings will not, and will not permit any of its Subsidiaries to, amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests, or enter into any new agreement with respect to its capital stock or other Equity Interests, in any manner which could reasonably be expected to be adverse in any material respect to the interests of the Lenders.

11.14.      Holdings.  Holdings shall not engage in any trade or business, or own any assets (other than (i) the Equity Interests and Indebtedness for borrowed money of the Borrower, (ii) the ownership of the Equity Interests in CF Industries Peru S.A.C. owned by it on the Effective Date (and any Equity Interests issued in replacement or substitution therefor) and any sale of such Equity Interests, (iii) performing its obligations and activities incidental thereto under the Credit Documents and any other permitted Indebtedness and with respect to the Transactions, (iv) making Restricted Payments to the extent permitted by this Agreement, (v) making investments in the Borrower and other Subsidiaries and Excluded Subsidiaries to the extent permitted by this Agreement (including, without limitation, Section 11.04) (it being understood that Holdings shall not own Equity Interests in any Person other than the Borrower and as set forth in preceding clause (ii) above), (vi) enter into acquisition agreements and related contracts to the extent Borrower is otherwise permitted by this Agreement and (vii) other than contractual and other rights incidental to being a holding company), or incur any Indebtedness (other than the Obligations or Indebtedness permitted pursuant to Section 11.01).

11.15.      Limitation on Issuance of Equity Interests.  (a)  Holdings will not, and will not permit any of its Subsidiaries to, issue any Disqualified Equity Interests.

(b)           Holdings will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances (including pro rata issuances to existing equity holders) which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of Holdings, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than Holdings and its Subsidiaries to the extent required under applicable law, (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement and (v) for issuances of capital stock or other Equity Interests in connection with the formation or organization of joint ventures permitted under Section 11.04(viii).

11.16.                  Accounting Changes; Fiscal Year.  Holdings and its Subsidiaries shall not change its (a) accounting treatment or reporting practices, except as required by GAAP or any other applicable law, or (b) its Fiscal Year or its method for determining Fiscal Quarters or fiscal months.

SECTION 12.                          Events of Default.

Upon the occurrence and during the continuance of any of the following specified events (each, an “Event of Default”):

(a)                                  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Drawing when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of any Credit Party or any Subsidiary of any Credit Party in this Agreement or any Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)                                 any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 10.02(a), 10.08 or 10.13, or in Section 11;

(e)                                  any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or the other Credit Documents (other than those specified above in clauses (a), (b) or (d)), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (A) a Financial Officer’s or other Responsible Officer’s (in each case of the Borrower) actual knowledge of such breach or (B) notice thereof from the Administrative Agent or any Lender;

(f)                                    any Credit Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether upon the stated maturity thereof, by acceleration or otherwise);

(g)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (in each case,

after giving effect to any applicable grace or notice period) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     any Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                     any Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                  one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (except to the extent covered by insurance) shall be rendered against any Credit Party, any Subsidiary of any Credit Party or any combination thereof and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment;

(l)                                     an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(m)                               a Change of Control shall occur;

(n)                                 the Holdings Guaranty or the Subsidiaries Guaranty shall fail to remain in full force or effect as to Holdings or any Subsidiary Guarantor, as the case may be, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of either such Guarantee, or any Guarantor shall deny that it has any further liability under the Holdings Guaranty or the Subsidiaries Guaranty, as the case may be, or shall give notice to such effect;

(o)                                 any Security Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Security Document, or any Security Document (other than Security Documents which collectively cover an immaterial amount of Collateral) shall fail to remain in full force or effect (except as otherwise expressly provided in this Agreement or such Security Document) or any action shall be taken by any Credit Party to discontinue or to assert the invalidity or unenforceability of any such Security Document; or

(p)                                 any material provision of any Credit Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (except as otherwise expressly provided in this Agreement or such Credit Document) (or any Credit Party shall challenge the enforceability of any Credit Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any of the Credit Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section), the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, (i) require the Borrower to cash collateralize all outstanding Letters of Credit and (ii) exercise any rights and remedies provided to the Administrative Agent under the Credit Documents or at law or equity, including all remedies provided under the UCC.

SECTION 13.                          The Administrative Agent; Lead Arrangers; Etc.

13.01.                  Appointment.  The Lenders hereby irrevocably designate and appoint MSSF as Administrative Agent and as Collateral Agent for the Lenders and the other Secured Creditors (for purposes of this Section 13 and Section 14.01, the term “Administrative Agent” also shall include MSSF in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  MSSF hereby accepts such appointment as Administrative Agent and Collateral Agent, subject to its resignation rights provided herein.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

13.02.                  Nature of Duties.  (a)  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)                                 Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each Lead Arranger, the Global Coordinator, each Revolving Loan Lead Arranger and each Documentation Agent are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Lead Arranger, the Global Coordinator, each Revolving Loan Lead Arranger and each Documentation Agent shall be entitled to all indemnification and reimbursement rights as, and to the extent, provided for under Section 14.01.  Without limitation of the foregoing, each Lead Arranger, the Global Coordinator, each Revolving Loan Lead Arranger and each Documentation Agent shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

13.03.                  Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries (and Target and its Subsidiaries) in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries (and Target and its Subsidiaries) and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

13.04.                  Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

13.05.                  Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

13.06.                  Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentages” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.07.                  The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Majority Lenders,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

13.08.                  Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

13.09.                  Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 12(h) or (i) then exists, the Borrower.  Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as the Collateral Agent an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall no longer act as Collateral Agent, except that, until a successor Administrative Agent (who shall act as Collateral Agent) is appointed as provided below, the resigning Administrative Agent shall continue to act as Collateral Agent for purposes of maintaining the perfection and priority of security interests granted pursuant to the various Security Documents, (y) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (z) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                 Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company having a combined capital and surplus of at least $200,000,000, and which has an office, branch or agency located in New York, New York, which is reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s acceptance or approval shall not be required if an Event of Default then exists).

(c)                                  If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)                                 If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)                                  Upon a resignation of the Administrative Agent pursuant to this Section 13.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 13 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

13.10.                  Collateral Matters.  (a)  Each Lender hereby irrevocably (i) designates and appoints MSSF as Collateral Agent for the Lenders and the other Secured Creditors and (ii) authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  MSSF hereby accepts such appointment as Collateral Agent subject to its resignation rights pursuant to Section 13.09.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)                                 The Lenders hereby authorize the Collateral Agent to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than unasserted indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Credit Parties) upon the sale or other disposition thereof in compliance with Section 11.03, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 14.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 13.10.

(c)                                  The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d)                                 The Borrower may from time to time by written notice to the Administrative Agent and the Collateral Agent request that the Liens on all or a portion of the assets and/or property set forth on Part A (subject to the restrictions set forth on such Schedule) and Part B of Schedule 13.10(d) granted to or held by the Collateral Agent (on behalf of the Secured Creditors) pursuant to the Security Documents be released, so long as (x) no Default or Event of Default exists or would result therefrom, (y) such assets and/or property will substantially concurrently with the release secure Indebtedness permitted under Section 11.01 pursuant to Liens permitted under Section 11.02(xxii) or Section 11.02(xxv) and the aggregate amount of such Indebtedness so secured shall not exceed 120% of the fair market value (determined in good faith by the Borrower at the time of such release) of such assets and/or property released. Upon the receipt of such written notice, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize and instruct the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower to release any Liens created by any Credit Document in respect of such assets or property, including the release and satisfaction of record of any mortgage or deed of trust granted in connection herewith. The Borrower agrees to pay all reasonable out-of-pocket expenses of the Administrative Agent and the Collateral Agent in connection with releases of Liens provided for in this Section. Notwithstanding anything to the contrary in the Agreement, Section 10.10 shall no longer apply to the Designated Released Collateral, and the Designated Released Collateral shall no longer constitute Mortgaged Property.

13.11.                  Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except as specifically provided in this Agreement or any other Credit Document.

SECTION 14.                          Miscellaneous.

14.01.                  Payment of Expenses, etc.  (a)  The Borrower hereby agrees to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lead Arrangers (including, without limitation, the reasonable fees and disbursements of White & Case LLP and, if necessary, one local counsel in any applicable jurisdiction and one regulatory counsel) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent, the Lead Arrangers and their respective Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent, of each Issuing Lender and the Swingline Lender in connection with the Back-Stop Arrangements entered into by such Persons and, after the occurrence of an Event of Default, for the period during which such Event of Default is continuing, the Administrative Agent, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein; provided, however, that in the absence of conflicts, reimbursement of legal fees and disbursements shall be limited to the reasonable fees and disbursements of one counsel (and one local counsel in each relevant jurisdiction and one regulatory counsel, if applicable) for the Administrative Agent, the Issuing Lenders and the Lenders, such counsel to be selected by the Administrative Agent; (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, each Issuing Lender, each Lead Arranger and each Lender, and each of their respective officers, directors, employees, and affiliates, (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Lender, any Lead Arranger or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Liability of Holdings, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender, any Lead Arranger or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b)                                 To the full extent permitted by applicable law, each of Holdings and the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

14.02.                  Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender (with the prior written consent of the Administrative Agent or the Required Lenders) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.04(b), and although said Obligations shall be contingent or unmatured.  After exercising any set off rights pursuant to the immediately preceding sentence, the respective Lender shall promptly notify the Administrative Agent and the Borrower of such exercise, although any delay or failure in giving any such notice shall not affect the exercise of set off rights as provided above and shall result in no liability for the respective Lender.

14.03.      Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, faxed or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 14.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, faxed or sent by overnight courier, be effective when deposited in the mails, faxed (with return receipt) or delivered to the overnight courier, as the case may be, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

14.04.      Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither Holdings nor the Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, (i) such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13, 14.04(b) and 14.04(c)), (ii) the participant shall not constitute a “Lender” hereunder, (iii) such Lender shall remain the holder of its Loans and owner of its interest in any Letter of Credit for all purposes hereunder, and (iv) Borrowers and any Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is cash collateralized pursuant to the terms hereunder or not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)           Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign (but not to Holdings or any Subsidiary thereof except pursuant to clause (c) below) all or a portion of its Term Loan Commitments and outstanding principal amount of Term Loans and/or Revolving Loan Commitments and related outstanding Obligations (or, if the Revolving Loan Commitments have terminated, the related outstanding Obligations) hereunder to (i)(A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Default under Section 12(a) and no Event of Default then exists, the Borrower may otherwise agree) in the aggregate in respect of the Term Loans and/or Term Loan Commitments and/or $5,000,000 in the aggregate in respect of Revolving Loan Commitments for the assigning Lender or assigning Lenders, (or, if the Revolving Loan Commitments have terminated, the related outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01A shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) at any time when both (x) B-1 Term Loan Commitments and B-1 Term Loans are outstanding hereunder, each assignment by a given Lender pursuant to this clause (b) shall be of a like percentage of the Total B-1 Term Loan Commitment and then total outstanding principal amount of B-1 Term Loans and (y) B-2 Term Loan Commitments and B-2 Term Loans are outstanding hereunder, each assignment by a given Lender pursuant to this clause (b) shall be of a like percentage of the Total B-2 Term Loan Commitment and the then total outstanding principal amount of B-2 Term Loans, (iv) the consent of the Administrative Agent shall be required in connection with any such assignments of Term Loan Commitments or Revolving Loan Commitments pursuant to clause (x) or (y) (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (v) so long as no Default under Sections 12(a) and no Event of Default then exists and the Syndication Date (determined without regard to clause (y) of the definition thereof) has theretofore occurred, the consent of the Borrower shall be required in connection with any such assignment of Revolving Loan Commitments pursuant to clause (x) or (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 14.15.  To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and Loans.  At the time of each assignment pursuant to this Section 14.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms, certificates and other information (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 14.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)           The Borrower shall also be entitled to purchase (from Lenders) outstanding principal of Term Loans in accordance with the provisions of Sections 2.14 and 2.15, which purchases shall be evidenced by assignments (in form reasonably satisfactory to the Administrative Agent) from the respective Lender to the Borrower.  No such assignment will be effective until recorded by the Administrative Agent (in a manner consistent with the following sentence) on the Register pursuant to Section 14.15.  All Loans purchased pursuant to Section 2.14 shall be immediately and automatically cancelled and retired, and the Borrower shall in no event become a Lender hereunder.  To the extent of any assignment to the Borrower as described in this clause (c), the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Term Loans.

(d)           Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(e)           Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 14.04(b) and/or (c) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 13.06, 14.01 and 14.06), with respect to matters arising while it was a Lender which shall survive as to such assigning Lender.

14.05.      No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

14.06.      Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)           Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 14.06(a) and (b) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, (y) the express provisions of this Agreement which permit disproportionate payments with respect to various of the Tranches as, and to the extent, provided herein, and (z) the express provisions of Sections 2.14, 2.15, 4.02(b) and 14.12(b), which permit disproportionate payments with respect to the Loans as, and to the extent, provided therein.

14.07.      Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow and all computations and all definitions (including accounting terms) used in determining compliance with Sections 11.10 through 11.12, inclusive, shall (x) utilize GAAP and policies in conformity with those used to prepare the audited financial statements of Holdings referred to in Section 9.04(a) for the Fiscal Year ended December 31, 2009 and (y) be calculated, in each case, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b)           All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

14.08.      GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE OR ANY OTHER SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RESPECTIVE MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY

IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE IMMEDIATELY PRECEDING SENTENCE, IF ANY PARTY HERETO IS UNABLE TO OBTAIN JURISDICTION WITH RESPECT TO ANY OTHER PARTY HERETO IN THE COURTS SPECIFIED IN THE IMMEDIATELY PRECEDING SENTENCE, THEN SUCH PARTY MAY BRING ANY LEGAL ACTION OR OTHER PROCEEDING AGAINST ANY PARTY OVER WHICH IT WAS UNABLE TO OBTAIN JURISDICTION AS PROVIDED ABOVE WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT IN WHICH IT IS ABLE TO OBTAIN SUCH JURISDICTION.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS DESCRIBED ABOVE LACK PERSONAL JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 14.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT IN THE COURTS SPECIFIED ABOVE THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.09.      Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

14.10.      Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which Holdings, the Borrower, the Administrative Agent, the Collateral Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including delivery by facsimile or electronic transmission in pdf format) to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give Holdings, the Borrower and each Lender prompt written notice (including delivery by facsimile or electronic transmission in pdf format) of the occurrence of the Effective Date.

14.11.      Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.12.      Amendment or Waiver; etc.  (a)  Subject to the provisions of following clause (c), neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (or the Administrative Agent at the direction of or with the consent of the Required Lenders) (except that the Administrative Agent and the Borrower may enter into any amendment of any Credit Document in order to correct any immaterial technical error therein without the consent of the Credit Parties or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender), (i) release all or substantially all of (x) the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents or (y) the guarantees under the Guaranty and Collateral Agreement, (ii) amend, modify or waive any provision of this Section 14.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (iii) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) or (iv) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) without the consent of each Lender with Obligations being directly modified, extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof, (2) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (3) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (4) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (5) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 13 or any other provision as same relates to the rights or obligations of the Administrative Agent, (6) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (7) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement on the Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.02(g) (it being understood, however, that the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), (8) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (9) without the written consent of the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments, amend, modify or waive any condition precedent set forth in Section 8 with respect to the making of Revolving Loans, Swingline Loans or the issuance of Letters of Credit, or (10) reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment without the consent of each TL Lender with Obligations being directly affected thereby.

(b)           If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by (x) clauses (i) through (iv), inclusive, of the first proviso to Section 14.12(a) or (y) clause (1) of the second proviso to section 14.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Commitments and/or Loans of the respective non-consenting Lender in the relevant Tranche(s) which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 or Section 2.16 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 14.12(a) (unless pursuant to clause (1) thereof).

(c)           Notwithstanding anything to contrary contained above in this Section 14.12 or elsewhere in this Agreement or any other Credit Document, the following modifications may be made, and actions taken, by the Administrative Agent, in each case without the consent of any Credit Party (except as expressly required below) or the Required Lenders or any other group of Lenders (with all capitalized terms used in clauses (i) through (v) below, if not otherwise defined herein, being used herein as defined in the Intercreditor Agreement):

(i)            as contemplated by the Intercreditor Agreement, additional issues of Specified Indebtedness (so long as permitted to be secured by the Collateral in accordance with the requirements of this Agreement) may become subject to the Intercreditor Agreement as Second-Lien Obligations, and the Administrative Agent is authorized and directed to make any technical changes to the Intercreditor Agreement and to execute such joinder agreements with respect to the Intercreditor Agreement as may be deemed appropriate by it in connection with the inclusion of such Specified Indebtedness pursuant to the Intercreditor Agreement, without the consent of any Lenders;

(ii)           the Administrative Agent may execute any documents in connection with a Refinancing First-Lien Credit Agreement succeeding this Agreement as the First-Lien Credit Agreement under the Intercreditor Agreement, so long as concurrently therewith all Commitments pursuant to this Agreement shall be terminated and all Loans hereunder shall be repaid in full (and all Letters of Credit terminated or cash collateralized to the satisfaction of the respective Issuing Lenders); it being understood that the consent of the Required Lenders shall be required for any other Series (as defined in the Intercreditor Agreement) of Additional First-Lien Obligations (excluding Interest Rate Protection Agreements and Other Hedging Agreements and Cash Management Agreements secured as provided in the Security Documents) to become party to the Intercreditor Agreement;

(iii)          in connection with the foregoing actions, the Administrative Agent may agree to such technical changes to the Intercreditor Agreement as are deemed reasonably necessary or desirable by it, in each case so long as such changes, taken as a whole, are not adverse in any material respect to the Lenders;

(iv)          the Administrative Agent may agree to, or acknowledge, the termination of the Intercreditor Agreement with respect to any Series in accordance with the express provisions of Section 8.2 of the Intercreditor Agreement, and at any time when the Intercreditor Agreement may be terminated in accordance with the penultimate sentence of Section 8.2 thereof, the Administrative Agent may agree to the termination thereof with the written agreement of the Borrower;

(v)           if at any time after a termination of the Intercreditor Agreement has occurred as permitted by preceding clause (iv), if the Borrower or Holdings wishes to incur Specified Indebtedness which would otherwise be permitted to be secured by the Collateral in accordance with the requirements of this Agreement and become party to the Intercreditor Agreement as contemplated by preceding clause (i), Administrative Agent shall, at the request of the Borrower, enter into a new Intercreditor Agreement in substantially the form of the original Intercreditor Agreement (with such changes as are otherwise permitted above in this clause (c)), and may enter into same so long as, concurrently therewith, the respective Intercreditor Agreement is executed and delivered by all Credit Parties and by the respective Second-Lien Authorized Representative on behalf of the holders of such Specified Indebtedness;

(vi)          with respect to the Security Documents, (x) additional Credit Parties may be added as parties thereto with only the consent of the relevant Credit Parties being added (and annexes may be modified to reflect additions), and (y) Subsidiaries of Holdings (other than the Borrower) may be released from the Guarantee and Collateral Agreement and any other Security Documents in accordance with the provisions hereof and thereof, in each case without the consent of the other Credit Parties or any Lenders; and

(vii)         the Administrative Agent and the Collateral Agent may execute any documents or instruments evidencing any release of any Liens granted to or held by the Collateral Agent upon any Collateral in accordance with Section 13.10(b) without the consent of the Credit Parties or any Lenders.

(d)           Notwithstanding anything to the contrary contained in this Section 14.12 or elsewhere in this Agreement or any other Credit Document, each Lender hereby irrevocably authorizes and directs the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement or any of the other Credit Documents as the Administrative Agent reasonably deems appropriate in order to correct any errors or omissions, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents.

(e)           Notwithstanding anything to the contrary contained in this Section 14.12, the Borrower, the Administrative Agent and each Additional Lender may, in accordance with the provisions of Section 2.16, enter into an Incremental Amendment, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Additional Lender of such Incremental Amendment, such Incremental Amendment may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 14.12.

14.13.      Survival.  All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 13.06 and 14.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

14.14.      Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

14.15.      Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 14.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b) or agreement pursuant to Section 14.04(c).  Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement.  Coincident with the delivery of such an Assignment and Assumption Agreement or agreement pursuant to Section 14.04(c) to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon (in the case of an assignment pursuant to Section 14.04(b)), one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.15.

14.16.      Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 14.16, each of the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that

Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential in accordance with this Section), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that in the case of Information required to be disclosed by a Person pursuant to a subpoena or similar legal process, such Person shall use reasonable efforts to provide the Borrower with prior notice of such required disclosure and the opportunity to obtain a protective order in respect thereof if no conflict exists with such Person’s governmental, regulatory or legal requirements), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or by the respective Lender or agent (ii) becomes available to the Administrative Agent, any Issuing Lender, the Collateral Agent or any Lender on a nonconfidential basis from a source other than any Credit Party.  For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by such Credit Party from a source other than a Credit Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender.

14.17.      Patriot Act.

Each Lender subject to the Patriot Act hereby notifies Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Credit Parties and other information that will allow such Lender to identify Holdings, the Borrower and the other Credit Parties in accordance with the Patriot Act.

14.18.      OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.  (a)  EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE CREDIT DOCUMENTS (AND IN THE FUTURE MAY BE CREATED ON THE COLLATERAL WITH RESPECT TO ONE OR MORE ADDITIONAL SERIES OF

INDEBTEDNESS IN ACCORDANCE WITH THE TERMS HEREOF AND THE INTERCREDITOR AGREEMENT), WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)           EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)           THE PROVISIONS OF THIS SECTION 14.18 ARE NOT INTENDED TO SUMMARIZE THE RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND THE TERMS AND CONDITIONS THEREOF.  EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

14.19.      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

14.20.      Regulation U.  (a)  The Borrower and the Lenders agree that, for purposes of this Agreement and for determining compliance with Regulation U, all Loans and extensions of credit incurred hereunder and all Bridge Loans shall be deemed to be “purpose loans” under Regulation U and the provisions of this Section 14.20 shall apply.

(b)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Borrower agrees that at all times prior to the Merger Closing Date it shall not, and shall not permit Holdings or any of its Subsidiaries to, sell, transfer or otherwise dispose of any shares of Margin Stock, or otherwise withdraw or substitute any direct or indirect security for any Loans or other extensions of credit hereunder, unless after giving effect thereto and to any prepayments of Loans and/or Bridge Loans to be made in connection therewith, such sale, transfer, disposition or other withdrawal or substitution would be permissible under Section 221.3(f) of Regulation U.

(c)           The Borrower will furnish to each Lender, prior to the making of any Credit Event or at any time thereafter upon the request of such Bank, such information as such Lender may require to determine compliance with Regulation U and such documents as such Lender may require to comply with Regulation U.

(d)           At the time of the making of any assignment or the granting of any participation under this Agreement, the transferor shall furnish to the transferee (including by making same available as described in the penultimate paragraph of Section 10.01) a copy of the Form FR U-1 or Form FR G-3, as the case may be, originally obtained with respect to the transferred interest pursuant to Section 6.11 of the Original Credit Agreement.

(e)           Each Lender acknowledges and agrees that it shall be responsible for complying with any applicable registration requirements applicable to lenders as set forth in Regulation U.

14.21.      Effect of Amendment and Restatement.  (a) On the Restatement Effective Date, the Original Credit Agreement shall be amended and restated in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) this Agreement and the other Credit Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation of the Original Credit Agreement or the other Credit Documents as in effect prior to the Restatement Effective Date and which remain outstanding as of the Restatement Effective Date, and (ii) the Liens and security interests as granted under the applicable Security Documents securing payment of all Obligations hereunder and under the other Credit Documents are in all respects continuing and in full force and effect and are reaffirmed hereby.

(b)           On and after the Restatement Effective Date, (i) all references to the Original Credit Agreement or the Credit Agreement in the Credit Documents (other than this Agreement) shall be deemed to refer to the Original Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Original Credit Agreement or the Credit Agreement in any Credit Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Restatement Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Original Credit Agreement as amended and restated hereby.

(c)           This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Credit Document, all terms and conditions of the other Credit Documents remain in full force and effect.

SECTION 15.         Holdings Guaranty.

15.01.      Guaranty.  In order to induce the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements, Other Hedging Agreements and Cash Management Agreements and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Interest Rate Protection Agreements, Other Hedging Agreements and Cash Management Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows:  Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Guaranteed Parties to the Guaranteed Creditors.  If any or all of the Guaranteed Obligations of the Guaranteed Parties to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Administrative Agent and/or the other Guaranteed Creditors to which such Guaranteed Obligations are owed, on demand together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations to the extent reimbursable under Section 14.01.  If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Guaranteed Parties), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

15.02.      Bankruptcy.  Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Guaranteed Party upon the occurrence of any of the Events of Default with respect to Holdings or the Borrower specified in Section 12(h) or (i), and irrevocably and unconditionally promises to pay such Guaranteed Obligations to the Guaranteed Creditors, on demand, in lawful money of the United States.

15.03.      Nature of Liability.  The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the

Guaranteed Creditors as contemplated in Section 15.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

15.04.      Independent Obligation.  The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or any Guaranteed Party, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or any Guaranteed Party and whether or not any other guarantor, any other party or any Guaranteed Party be joined in any such action or actions.  Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by any Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to Holdings.

15.05.      Authorization.  Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)           change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)           take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)           exercise or refrain from exercising any rights against any Guaranteed Party, any other Credit Party or others or otherwise act or refrain from acting;

(d)           release or substitute any one or more endorsers, guarantors, any Guaranteed Party, other Credit Parties or other obligors;

(e)           settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to its creditors other than the Guaranteed Creditors;

(f)            apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of any Guaranteed Party remain unpaid;

(g)           consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement, any Other Hedging Agreement or any Cash Management Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Interest Rate Protection Agreement, any Other Hedging Agreement or any Cash Management Agreement or any of such other instruments or agreements; and/or

(h)           take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.

15.06.      Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

15.07.      Subordination.  Any indebtedness of any Guaranteed Party now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of any Guaranteed Party to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of any Guaranteed Party to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

15.08.      Waiver.  (a)  Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  Holdings waives any defense based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of any Guaranteed Party, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment of the Guaranteed Obligations to the extent of such payment.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid.  Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against any Guaranteed Party or any other party or any security.

(b)           Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  Holdings assumes all responsibility for being and keeping itself informed of each Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

(c)           Until such time as the Guaranteed Obligations have been paid in full in cash, Holdings hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against any Guaranteed Party or any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Guaranteed Party or any other guarantor which it may at any time otherwise have as a result of this Holdings Guaranty.

(d)           Holdings hereby acknowledges and affirms that it understands that to the extent the Guaranteed Obligations are secured by Real Property located in California, Holdings shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing Holdings’ or any Guaranteed Creditor’s right to proceed against any Guaranteed Party or any other guarantor of the Guaranteed Obligations.  In accordance with Section 2856 of the California Code of Civil Procedure, Holdings hereby waives until such time as the Guaranteed Obligations have been paid in full in cash:

(i)            all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Holdings by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Code of Civil Procedure;

(ii)           all rights and defenses that Holdings may have because the Guaranteed Obligations are secured by Real Property located in California, meaning, among other things, that:  (A) the Guaranteed Creditors may collect from Holdings without first foreclosing on any real or personal property collateral pledged by any Guaranteed Party or any other Credit Party, and (B) if the Guaranteed Creditors foreclose on any Real Property collateral pledged by any Guaranteed Party or any other Credit Party, (1) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Guaranteed Creditors may collect from Holdings even if the Guaranteed Creditors, by foreclosing on the Real Property collateral, have destroyed any right Holdings may have to collect from any Guaranteed Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses Holdings may have because the Guaranteed Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a, 580d or 726 of the California Code of Civil Procedure); and

(iii)          all rights and defenses arising out of an election of remedies by the Guaranteed Creditors, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed Holdings’ rights of subrogation and reimbursement against any Guaranteed Party by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(e)           Holdings warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

15.09.      Payments.  All payments made by Holdings pursuant to this Section 15 shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 5.03 and 5.04.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

CF INDUSTRIES HOLDINGS, INC., as a Guarantor

By:
Name:
Title:

CF INDUSTRIES, INC.

By:
Name:
Title:

Signature page to Amended &Restated Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

Signature page to Amended &Restated Credit Agreement

i

SCHEDULE 1.01A	Commitments
SCHEDULE 1.01B	Transaction Summary
SCHEDULE 1.01C	Affiliated Cooperatives
SCHEDULE 1.01D	Agreed Upon EBITDA Add-backs for Terra Acquisition
SCHEDULE 1.01E	Inactive Subsidiaries
SCHEDULE 2.14	Reverse Dutch Auction Procedures
SCHEDULE 6.18	Mortgages and Leaseholds
SCHEDULE 9.05(a)	Real Property of Credit Parties (excluding Target and Subsidiaries)
SCHEDULE 9.05(b)	Real Property of Target and Subsidiaries expected to Become Credit Parties
SCHEDULE 9.12	Material Agreements
SCHEDULE 9.15	Capitalization and Subsidiaries
SCHEDULE 9.17	Labor Disputes
SCHEDULE 11.01	Existing Indebtedness
SCHEDULE 11.02(v)	Existing Liens
SCHEDULE 11.04	Existing Investments
SCHEDULE 11.07	Affiliate Transactions
SCHEDULE 11.08	Existing Restrictions
SCHEDULE 13.10(d)	Designated Released Collateral
SCHEDULE 14.03	Lender Addresses

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of B-1 Term Note
EXHIBIT B-2	Form of B-2 Term Note
EXHIBIT B-3	Form of Revolving Note
EXHIBIT B-4	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E	[Reserved.]
EXHIBIT F-1	[Reserved.]
EXHIBIT F-2	[Reserved.]
EXHIBIT G	[Reserved.]
EXHIBIT H	[Reserved.]
EXHIBIT I	[Reserved.]
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption Agreement
EXHIBIT L	Form of Mortgages
EXHIBIT M	Form of Joinder Agreement

v

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Second Amendment as of the date first above written.

CF INDUSTRIES HOLDINGS, INC.,

By:	/s/ Stephen R. Wilson
	Name:	Stephen R. Wilson
	Title:	Chairman, President and CEO

CF INDUSTRIES, INC.

By:	/s/ Stephen R. Wilson
	Name:	Stephen R. Wilson
	Title:	Chairman, President and CEO

MORGAN STANLEY SENIOR FUNDING, INC.,
Individually as a Lender and as Administrative
Agent and Collateral Agent

By:	/s/ Stephen B. King
	Name:	Stephen B. King
	Title:	Vice President

NAME OF INSTITUTION:

NATIXIS, New York Branch

By:	/s/ Alisa Tranl
Name:	Alisa Tranl
Title:	Vice President

By:	/s/ Stephen A. Jendras
Name:	Stephen A. Jendras
Title:	Managing Director

NAME OF INSTITUTION:

Bank of Montreal

By:	/s/ Philip Langheim
Name:	Philip Langheim
Title:	Managing Director

NAME OF INSTITUTION:

BANK OF AMERICA, N.A.

By:	/s/ David Bacon
Name:	David Bacon
Title:	Senior Vice President

NAME OF INSTITUTION:

Wells Fargo Bank, N.A.

By:	/s/ Matthew J. Reilly
Name:	Matthew J. Reilly
Title:	Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Lender

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Authorized Signatory

COBANK, ACB

By:	/s/ Rick Metzger
Name:	Rick Metzger
Title:	Vice President

NAME OF INSTITUTION:

Farm Credit Services of America, PCA

By:	/s/ Steven L. Moore
Name:	Steven L. Moore
Title:	Vice President

AGFIRST FARM CREDIT BANK

By:	/s/ Neda K. Beal
Name:	Neda K. Beal
Title:	Vice President

NAME OF INSTITUTION:

THE BANK OF NOVA SCOTIA

By:	/s/ Diane Emanuel
Name:	Diane Emanuel
Title:	Managing Director

CIBC INC.

By:	/s/ Eoin Roche
Name:	Eoin Roche
Title:	Executive Director

By:	/s/ Dominic J. Sorresso
Name:	Dominic J. Sorresso
Title:	Executive Director
CIBC World Markets Corp.
Authorized Signatory

NAME OF INSTITUTION:

COOPERATIEVE CENTRALE RAIFFIESEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH

By:	/s/ Peter Duncan
Name:	Peter Duncan
Title:	Managing Director

By:	/s/ Andrew Sherman
Name:	Andrew Sherman
Title:	Managing Director

Credit Agricole Corporate and Investment Bank

By:	/s/ David Cagle
Name:	David Cagle
Title:	Managing Director

By:	/s/ Brian Myers
Name:	Brian Myers
Title:	Managing Director

NAME OF INSTITUTION:

Fifth Third Bank

By:	/s/ Joseph A. Wemhoff
Name:	Joseph A. Wemhoff
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Harry J. Brown
Name:	Harry J. Brown
Title:	Vice President

NAME OF INSTITUTION:

PNC Bank N.A.

By:	/s/ Justin Small
Name:	Justin Small
Title:	Officer

SunTrust Bank

By:	/s/ J. Matthew Rowand
Name:	J. Matthew Rowand
Title:	Vice President

NAME OF INSTITUTION:

Farm Credit Bank of Texas

By:	/s/ Isaac E. Bennett
Name:	Isaac E. Bennett
Title:	Vice-President

NAME OF INSTITUTION:

RBS Citizens, N.A.

By:	/s/ Stephen A. Maenhout
Name:	Stephen A. Maenhout
Title:	Vice President

Subsidiary Guarantor Consent

Each of the undersigned, each being a Subsidiary Guarantor under, hereby consents to the entering into of the foregoing Second Amendment and agrees to, and to be bound by, the provisions thereof.

CF COMPOSITE, INC.

By:	/s/ Stephen R. Wilson
	Name:	Stephen R. Wilson
	Title:	President

BEAUMONT AMMONIA INC.

By:	/s/ Stephen R. Wilson
	Name:	Stephen R. Wilson
	Title:	Chairman, President and CEO

BEAUMONT HOLDINGS CORPORATION
BMC HOLDINGS INC.
PORT NEAL CORPORATION
TERRA CAPITAL, INC.
TERRA CAPITAL HOLDINGS, INC.
TERRA ENVIRONMENTAL TECHNOLOGIES INC.
TERRA HOUSTON AMMONIA, INC.
TERRA INDUSTRIES INC.
TERRA INTERNATIONAL, INC.
TERRA INTERNATIONAL (OKLAHOMA) INC.
TERRA LP HOLDINGS LLC
TERRA METHANOL CORPORATION
TERRA MISSISSIPPI HOLDINGS CORP.
TERRA MISSISSIPPI NITROGEN, INC.
TERRA NITROGEN CORPORATION
TERRA NITROGEN GP HOLDINGS INC.
TERRA REAL ESTATE CORPORATION
TERRA (U.K) HOLDINGS INC.

By:	/s/ Stephen R. Wilson
Name:	Stephen R. Wilson
Title:	Chairman, President and CEO